    As Filed with the Securities and Exchange Commission on February 4, 1997
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10/A

                                (AMENDMENT NO. 1)

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               Pursuant to Section 12(b) or (g) of The Securities
                              Exchange Act of 1934

                                 SLH CORPORATION
                (name of registrant as specified in its charter)
                           Commission File No. 0-21911

                Kansas                                    43-1764632
(State of incorporation or organization)      (IRS Employer Identification No.)

                              2600 Grand Boulevard
                                    Suite 500
                           Kansas City, Missouri 64108
          (Address, including zip code, of principal executive offices)

                                  816-842-7000
              (Registrant's telephone number, including area code)


              Securities to be registered pursuant to Section 12(b)
                                  of the Act:

   Title of each class                             Name of exchange on which
   to be so registered                           each class is to be registered
   -------------------                           ------------------------------

          None                                                None


              Securities to be registered pursuant to Section 12(g)
                                  of the Act:

                          Common Stock, $0.01 par value
                                (Title of Class)

                         Preferred Share Purchase Rights
                                (Title of Class)



===============================================================================

                                 SLH CORPORATION

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


               CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

Item       Item
 No.     Caption                          Location in Information Statement
-----    -------                          ---------------------------------
1.       Business                   "SUMMARY;"  "RISK FACTORS;"  "INTRODUCTION;"
                                    "THE DISTRIBUTION -- Background  and Reasons
                                    for  the    Distribution;"   "BUSINESS   AND
                                    PROPERTIES;"  and  "MANAGEMENT'S  DISCUSSION
                                    AND  ANALYSIS  OF  FINANCIAL  CONDITION  AND
                                    RESULTS OF OPERATIONS."

2.       Financial Information      "SUMMARY;" "RISK FACTORS;"  "SLH  OPERATIONS
                                    SELECTED   HISTORICAL   COMBINED   FINANCIAL
                                    INFORMATION;"  "SLH OPERATIONS UNAUDITED PRO
                                    FORMA   COMBINED    FINANCIAL  INFORMATION;"
                                    "MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF
                                    FINANCIAL    CONDITION   AND    RESULTS   OF
                                    OPERATIONS;" and "FINANCIAL STATEMENTS."

 3.      Properties                 "BUSINESS AND PROPERTIES."

 4.      Security Ownership of
          Certain Owners and
          Management.               "THE DISTRIBUTION -- No  Market for  Company
                                    Common  Stock;" "MANAGEMENT OF THE COMPANY;"
                                    "EXECUTIVE   COMPENSATION"   and   "SECURITY
                                    OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS OF
                                    COMPANY COMMON STOCK."

 5.      Directors and Executive
          Officers "SUMMARY;" "RISK FACTORS;" "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION;" "MANAGEMENT OF THE COMPANY;" and "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."

 6.      Executive Compensation.    "ARRANGEMENTS  BETWEEN  SEAFIELD   AND   THE
                                    COMPANY  RELATING   TO  THE   DISTRIBUTION;"
                                    "MANAGEMENT OF THE COMPANY;" and  "EXECUTIVE
                                    COMPENSATION."

 7.      Certain Relationships and
          Related Transactions      "SUMMARY;" "INTRODUCTION;" "THE DISTRIBUTION
                                    --  Background   and   Reasons    for    the
                                    Distribution;" "RISK FACTORS;" "ARRANGEMENTS
                                    BETWEEN SEAFIELD AND THE COMPANY RELATING TO
                                    THE  DISTRIBUTION;"   "MANAGEMENT   OF   THE
                                    COMPANY; "CERTAIN  RELATIONSHIPS AND RELATED
                                    TRANSACTIONS;" "EXECUTIVE COMPENSATION;" and
                                    "FINANCIAL STATEMENTS."

Item       Item
 No.     Caption                          Location in Information Statement
-----    -------                          ---------------------------------
8.       Legal Proceedings           "BUSINESS AND PROPERTIES -- Legal Matters."

9.       Market Price of and
         Dividends on the
         Registrant's Common
         Equity and Related
         Stockholder Matters         "SUMMARY;"  "THE  DISTRIBUTION -- No Market
                                     for   Company  Common  Stock;"  and   "RISK
                                     FACTORS."

10.       Recent Sales of
          Unregistered Securities.   None

11.      Description of Registrant's
         Securities to be Registered "DESCRIPTION  OF  COMPANY  CAPITAL  STOCK;"
                                     "CERTAIN  ANTITAKEOVER  EFFECTS  OF CERTAIN
                                     PROVISIONS     OF     THE    ARTICLES    OF
                                     INCORPORATION, THE  BYLAWS, THE RIGHTS, AND
                                     KANSAS LAW."
12.      Indemnification of
         Directors and Officers      "LIABILITY AND INDEMNIFICATION OF DIRECTORS
                                     AND OFFICERS."

13.      Financial Statements and
         Supplementary Data          "SUMMARY;"   "SLH    OPERATIONS    SELECTED
                                     COMBINED HISTORICAL FINANCIAL INFORMATION;"
                                     "SLH   OPERATIONS   UNAUDITED   PRO   FORMA
                                     COMBINED       FINANCIAL      INFORMATION;"
                                     "MANAGEMENT'S  DISCUSSION  AND  ANALYSIS OF
                                     FINANCIAL   CONDITION   AND   RESULTS    OF
                                     OPERATIONS;" and "FINANCIAL STATEMENTS."

14.      Disagreements with
         Accountants on
         Accounting and Financial
         Disclosure.                 None

15.      Financial Statements and
         Exhibits.

         (a) Financial Statements
              and Schedules

                  (1)  Financial Statements:   "FINANCIAL STATEMENTS" and "INDEX
                                               TO FINANCIAL STATEMENTS."

                  (2)  Financial Statement Schedules:

                         Auditors' Report on Financial Statement Schedules

                         III. SLH Operations Schedule III Real Estate and Accumulated Depreciation as of December 31, 1995.

                                SLH Operations Schedule III Real Estate and Accumulated - Reconciliation between years.

                         All other  schedules  are omitted  because they are not
                           applicable or the information is contained in the Combined Financial Statements or notes thereto.

         (b) Exhibits:

                  Exhibit
                  Number                Description

                   2(a)    Copy  of Distribution Agreement.

                   2(b) Form of Blanket Assignment, Bill of Sale, Deed and Assumption Agreement [incorporated by reference to Exhibit D to Exhibit 2 (a)].

                   3(a)    Articles   of   Incorporation   of  SLH   Corporation
                           [incorporated by reference to Exhibit 3(a) to the Form 10 of the Company filed December 24, 1996].

                  3(b) Bylaws of SLH Corporation [incorporated by reference to Exhibit 3(b) to the Form 10 of the Company filed December 24, 1996].

                    4 Form of Rights Agreement [incorporated by reference to Exhibit 4 to the Form 10 of the Company filed December 24, 1996].

                    8 Opinion of Lathrop & Gage L.C. with regard to certain tax matters.

                  10(a) Form of Facilities Management and Interim Services Agreement [incorporated by reference to Exhibit A to
                           Exhibit 2(a)].

                  10(b)    Form   of   Tax  Sharing  Agreement  [incorporated by
                           reference to Exhibit C to Exhibit 2 (a)].

                  10(c) Form of SLH Corporation 1997 Stock Incentive Plan [incorporated by reference to Exhibit E to Exhibit 2(a)].

                  10(d)    Form of Employment  Agreements with certain executive
                           officers  of  SLH   [(incorporated  by  reference  to
                           Exhibit B to Exhibit 2(a)].

                  21       Subsidiaries of SLH Corporation

                           Scout Development Corporation (Missouri)
                           Scout Development Corporation of New Mexico
                              (Missouri)
                           BMA Resources, Inc. (Missouri)

                   27      Financial Data Schedule

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this pre effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               SLH CORPORATION


                                               s/James R. Seward
                                            By ___________________________
                                               James R. Seward, President


February 3, 1997

[LOGO]
                          SEAFIELD CAPITAL CORPORATION
                         2600 Grand Boulevard, Suite 500
                                P. O. Box 410949
                           Kansas City, Missouri 64141

                                February __, 1997

Dear Shareholder:

         I am pleased to inform you that the Board of Directors of Seafield Capital Corporation has approved a distribution to our shareholders of all the outstanding shares of common stock of SLH Corporation. The stock distribution will be made to holders of record of Seafield Capital Corporation common stock on February 28, 1997. You will receive one share of SLH Corporation common stock for every four shares of Seafield Capital Corporation common stock you hold on the record date.

         As a result of the distribution you will own shares in two separate and very different companies. Seafield Capital Corporation will be focused on its core businesses -- operating its current laboratory testing business and healthcare businesses consisting of LabOne, Inc., and its subsidiaries and Response Oncology, Inc. SLH Corporation will concentrate on managing, developing and disposing of its Real Estate and Energy Businesses and Miscellaneous Assets.

         The Seafield Board believes that the separation of the Real Estate and Energy Businesses and Miscellaneous Assets from Seafield's other core businesses will provide investors a sharper focus as to the particular merits of each of those investments and thereby provide Seafield shareholders with a better recognition of the value of each of those investments. In addition, the
Distribution  will  permit  SLH to  pursue  strategies  for the  management  and development of its relatively illiquid and developmental assets without conflicting with Seafield's strategies for its laboratory testing and healthcare businesses.

         Following the Distribution, your Board of Directors expects that it will maintain the quarterly cash dividend on Seafield Capital Corporation common stock at current levels. SLH does not intend to pay regular annual or quarterly cash dividends. We have received an opinion from our counsel that the Distribution will be a taxable transaction. After the Distribution we will report to you our determination of the fair market value of the amount of the Distribution received by you for tax purposes on IRS Form 1099-DIV.

         The enclosed Information Statement explains the proposed distribution in detail and provides financial and other important information regarding SLH Corporation. We urge you to read it carefully. Holders of Seafield Capital Corporation common stock are not required to take any action to participate in the distribution. A shareholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

                                        Sincerely,


                                        W. Thomas Grant II
                                        Chairman of the Board

                                 SLH CORPORATION
                              2600 Grand Boulevard
                                    Suite 500
                           Kansas City, Missouri 64108

                                February __, 1997

Dear Stockholder:

         We would like to take this opportunity to welcome you as a stockholder and introduce you to your company.

         SLH Corporation is engaged in the business of managing, developing and disposing of Real Estate and Energy Businesses and Miscellaneous Assets to be received by SLH from Seafield in the Distribution described in Mr. Grant's letter. The real estate assets consist of the remaining inventory from three high end resort condominium developments in Santa Fe, New Mexico and Juno Beach, Florida, a seven story parking garage in Reno, Nevada, a 49.9% interest in a small shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and an aggregate of 1,147 acres of undeveloped land in Houston and Fort Worth, Texas and Olathe, Kansas. Energy assets consist of a significant ownership interest in Syntroleum Corporation, which is the developer and owner of a patented process and several related proprietary technologies for the conversion of natural gas into synthetic liquid fuels and four oil and gas general partnerships which have working interests in producing wells in the Gulf of Mexico. Miscellaneous Assets consist primarily of three venture capital investments. The Company will also be assuming certain Transfer Liabilities which are described in the Information Statement.

         There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, there is no assurance that an active market will develop following the Distribution.

         The Company is engaged in the sale of all of its assets in the ordinary course other than Syntroleum. Following the liquidation of non-Syntroleum assets, the Company plans to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets. Management's objective is to realize the highest value for its various assets and businesses in the most cost effective manner possible.



                                   Sincerely,




             P. Anthony Jacobs                  James R. Seward
             Chairman of the Board              President and Chief
                                                Executive Officer

                                    Subject to Completion Dated February 4, 1997

                              INFORMATION STATEMENT

                                 SLH CORPORATION

                                  Common Stock
                           (Par Value $0.01 Per Share)
                         Preferred Share Purchase Rights

         This Information Statement is being furnished to shareholders of Seafield Capital Corporation ("Seafield") in connection with the distribution (the "Distribution") by Seafield to its shareholders of all of the outstanding shares of common stock of its wholly owned subsidiary, SLH Corporation (the "Company"), along with the associated preferred share purchase rights (the "Rights").

         The Distribution will be effected on February 28, 1997 (the "Distribution Date"), and shares of Company common stock ("Company Common Stock") will be distributed to the holders of record of Seafield common stock as of February 13, 1997 (the "Record Date"), on the basis of one share of common stock of the Company for each four (4) shares of Seafield common stock held. No consideration will be paid by shareholders of Seafield for the shares of common stock of the Company to be received by them in the Distribution, nor will they be required to surrender or exchange shares of Seafield in order to receive common stock of the Company. Seafield has received an opinion from its counsel to the effect that the Distribution will be a taxable distribution for Federal income tax purposes.

         There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, there is no assurance that an active market will develop following the Distribution.

         In reviewing this Information Statement, you should carefully consider the matters described under the caption "RISK FACTORS at page 13."

                      -------------------------------------
    NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION.
             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.
                     --------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                         -------------------------------
     THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
      SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY
             ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT
                     TO AN EFFECTIVE REGISTRATION STATEMENT
                           AND OTHERWISE IN COMPLIANCE
                              WITH APPLICABLE LAW.
                         -------------------------------

                The date of this Information Statement is , 1997.

                                TABLE OF CONTENTS
                                                                        Page
AVAILABLE INFORMATION.................................................... 3

SUMMARY.................................................................. 4
  The Company............................................................ 4
  The Distribution....................................................... 5
  SLH Operations Summary Financial Information.......................... 10

RISK FACTORS............................................................ 13

INTRODUCTION............................................................ 16

THE DISTRIBUTION........................................................ 17
  Background and Reasons for the Distribution........................... 17
  The Appraisal......................................................... 19

  Manner of Effecting the Distribution.................................. 19
  Material Federal Income Tax Consequences of the Distribution.......... 20
  No Market for Company Common Stock.................................... 23
  Company Common Stock Dividend Policy.................................. 24
  Conditions and Termination............................................ 25

ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY
  RELATING TO THE DISTRIBUTION.......................................... 25
  Distribution Agreement................................................ 25
  Interim Services Agreement............................................ 27
  Tax Sharing Agreement................................................. 27

BUSINESS AND PROPERTIES................................................. 28
  Overview    .......................................................... 28
  Strategy    .......................................................... 29
  Management and Disposition of Real Estate Assets...................... 30
  Business and Management of Energy Assets  ............................ 31
  Oil and Gas Properties................................................ 34
  Miscellaneous Assets and Liabilities.................................. 35
  Company Employees..................................................... 35
  Company Properties.................................................... 35
  Regulation - Possible Application of the Investment Company Act
    of 1940............................................................. 35
  Legal Matters......................................................... 37

CAPITALIZATION.......................................................... 39

SLH OPERATIONS UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION ................................................ 40

SLH OPERATIONS SELECTED HISTORICAL COMBINED
  FINANCIAL DATA........................................................ 42

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS............................................. 43
  Results of Operations................................................. 43
  Liquidity and Capital Resources....................................... 46

MANAGEMENT OF THE COMPANY .............................................. 47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................... 48

EXECUTIVE COMPENSATION.................................................. 49
  Compensation of Directors............................................. 49
  Compensation of  Executive Officers................................... 49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
  COMPANY COMMON STOCK.................................................. 52
  By Management......................................................... 52
  By Others   .......................................................... 53

DESCRIPTION OF COMPANY CAPITAL STOCK.................................... 54

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW................. 54
  Classified Board of Directors......................................... 54
  Number of Directors, Filling Vacancies and Removal.................... 55
  Stockholder Action.................................................... 55
  Advance Notice Provisions for Stockholder Nominations and
     Stockholder Proposals.............................................. 56
  Company Preferred Stock............................................... 57
  Business Combinations................................................. 58
  Amendment of Certain Provisions of the Articles of Incorporation
     and Bylaws......................................................... 59
  Rights      .......................................................... 59
  Antitakeover Legislation.............................................. 61
  Comparison with Rights of Holders of Seafield Common Stock............ 62

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS................. 63
  Limitation of Liability of Directors.................................. 63
  Indemnification of Directors and Officers............................. 63

INDEPENDENT AUDITORS.................................................... 65
SLH OPERATIONS AND SLH CORPORATION INDEX TO FINANCIAL STATEMENTS........F-1

Annex A Opinion of George K. Baum & Company, dated February 3, 1997.

                              AVAILABLE INFORMATION

     SLH Corporation (the "Company") has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company Common Stock (as defined and described herein) and the Rights (as defined and described herein). This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of this material should also be available through the internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov/cgi-bin/srch-edgar.

     Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     NO PERSON IS AUTHORIZED BY SEAFIELD OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                     SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety.

                                   THE COMPANY

     The Company is primarily engaged in the business of managing, developing and disposing of Real Estate and Energy Businesses and Miscellaneous assets to be acquired from Seafield immediately prior to the Distribution (the "Transfer Assets"). Real Estate Assets reflect the remaining assets of a discontinued real estate development business that was conducted by Seafield in association with a previously owned life insurance company that was sold in 1990. The Energy and Miscellaneous assets also reflect a variety of insurance company assets that were retained by Seafield following the sale of that insurance business. The Company is engaged in the sale of all of its assets in an orderly manner other than its interest in Syntroleum Corporation. See "BUSINESS AND PROPERTIES -- Management and Disposition of Real Estate Assets;" "BUSINESS AND PROPERTIES -- Business and Management of Energy Assets" and "BUSINESS AND PROPERTIES -- Miscellaneous Assets and Liabilities."


     Real Estate assets, as of September 30, 1996, consist of (a) the remaining inventory from three high end condominium developments located in Santa Fe, New Mexico (comprising 31 completed homes that have been priced for sale between $225,000 and $750,000; "Quail Run") and Juno Beach, Florida (primarily comprising three homes that have been priced for sale between $800,000 and $3.0 million, the "Juno Beach Homes"); (b) a seven story parking garage in Reno, Nevada (the "Reno Parking Garage"); (c) a 49.9% interest in a community shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and (d) approximately 1,147 acres of undeveloped land, with 370 acres in Houston, Texas, approximately 547 acres in the vicinity of the Alliance Airport, in Ft. Worth, Texas, 205 acres in West Ft. Worth, Texas, 9 other acres in Corinth, Texas and 16 acres at the intersection of 119th Street and Interstate 35 in the southern portion of the Kansas City metropolitan area (the "Undeveloped Land"). The Total Real Estate Inventory had an aggregate carrying value as of September 30, 1996, of approximately $ 26.6 million.

     Energy assets consist of a 32.5% interest in Syntroleum Corporation ("Syntroleum") and minority interests in four oil and gas general partnerships which have working interests in producing wells in the Gulf of Mexico (the "Oil & Gas Properties").

      Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naphtha and related non fuel chemical feedstocks and lubricants. Syntroleum is currently engaged in negotiations for the licensing of the Syntroleum(R) Process with major oil companies. Because Syntroleum continues to be in the developmental phase of its operations, no assurances can be given that it will be able to successfully conclude any license or agreement on a favorable basis or that a commercially viable Syntroleum(R) Process plant will be constructed and successfully operated.

     The Company also owns other assets consisting primarily of (a) three investments in privately held venture capital limited partnerships having an aggregate carrying value at September 30, 1996, of $1,364,538, (b) a common stock interest in Oclassen Pharmaceuticals, Inc. (with a carrying value of $2.5 million), a privately owned pharmaceutical manufacturer, which is proposed to be converted into approximately 183,673 shares of the common stock of Watson Pharmaceuticals, a publicly traded company, the shares of which were last traded on January 31, 1997, at $44.81 per share, and (c) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology which had a carrying value of approximately $1.0 million at September 30, 1996, ("Miscellaneous Assets").

     The Company will assume liabilities relating to the Transfer Assets as well as certain contingent Seafield liabilities (the "Transfer Liabilities"), including Seafield's liability for disputed income taxes which the Internal Revenue Service claims to be owed by Seafield for its 1986, 1987, 1988, 1989 and 1990 tax years and which the State of California claims to be owed for the 1987, 1988 and 1989 years (the "Tax Claims"). The Tax Claims amount to approximately $14.6 million, plus interest. Although the Company believes that a combination of defenses against the claims and contested offsetting tax losses generated by a real estate project sold at a loss in 1990, could result in a positive outcome, the Company can not provide any assurance that its defense of such claims will be successful. See "BUSINESS - Legal Matters."

     The Company is engaged in the sale of all of its assets in an orderly manner other than Syntroleum. Following the liquidation of non Syntroleum assets, the Company plans to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets.

     The Company's historical operating results during the past four years reflect the sale or other disposition of a number of real estate assets and other significant Seafield investments, all of which have culminated in net capital loss carryforwards at Seafield in the approximate amount of $ 13.0 million. It is the intent of Seafield to utilize such losses in connection with the Distribution to offset as much as possible any gains that Seafield is required to recognize for Federal income tax purposes as a result of making the distribution. However, none of such losses may be applied against any ordinary income that Seafield shareholders will realize as the result of their receipt of shares of Company Common Stock in the Distribution.

     As a result of the Distribution, Seafield will own no shares of Company Common Stock and the Company will operate as an independent publicly traded company. The Company's principal executive offices are located at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141, and its telephone number is (816) 842- 7000.

                                THE DISTRIBUTION

Distributing  Company............   Seafield  Capital  Corporation,  a  Missouri
                                    corporation ("Seafield"). Immediately  after
                                    the  Distribution,  Seafield  will  own   no
                                    shares of Common Stock of the Company and the Company will operate as an independent, publicly owned corporation.

Shares to be Distributed.........   Approximately  1,620,862  shares  of  common
                                    stock,  par  value $0.01 per share ("Company
                                    Common Stock"), of SLH CORPORATION, a Kansas
                                    corporation   (the  "Company"),   based   on
                                    approximately  6,483,448  shares  of  common
                                    stock,   par   value  $1.00  per  share,  of
                                    Seafield ("Seafield Common Stock") currently outstanding.

Distribution Ratio...............   One share of Company Common Stock  for  each
                                    four (4) shares of Seafield Common Stock. No
                                    consideration  will  be  paid  by Seafield's
                                    shareholders  for  the   shares  of  Company
                                    Common   Stock   to   be   received  in  the
                                    Distribution.   See   "THE   DISTRIBUTION --
                                    Manner of Effecting the Distribution."

No Fractional Shares.............   No fractional shares of Common Stock will be
                                    distributed.  All fractional share interests
                                    will   be   aggregated  and   sold   by  the
                                    Distribution   Agent  and  the cash proceeds
                                    distributed to those
                                    shareholders   otherwise   entitled   to   a
                                    fractional interest.  See  "THE DISTRIBUTION
                                    -- Manner of Effecting the Distribution."

Appraisal  of Company Common Stock. In connection  with  the   decision  of  the
                                    Seafield Board to effect  the  Distribution,
                                    George  K.  Baum  &  Company   ("GKB")   has
                                    appraised  the  fair  market  value  of  the
                                    Company Common Stock on a pro forma basis in
                                    the hands of Seafield Shareholders as if the
                                    distribution had occurred on  September  30,
                                    1996, at a price  of $27.25 per share.   The
                                    appraisal of the Company Common Stock is not
                                    based  on  any  actual  transactions  in the
                                    Company  Common  Stock, is based on a number
                                    of estimates and judgments and is subject to
                                    a number of assumptions,  all  of  which are
                                    generally described  under "THE DISTRIBUTION
                                    - The Appraisal."  In addition the appraisal
                                    does not take into account changes occurring
                                    subsequent to September 30, 1996,  which may
                                    affect the actual value of the Company Stock
                                    on the  Distribution Date.   Accordingly, no
                                    assurance can be given that   the  appraised
                                    value  will  reflect  the  actual  prices at
                                    which the Company Common Stock will trade on
                                    the  date  of  the distribution or following
                                    the development of a market for the  Company
                                    Common  Stock.   See  "THE   DISTRIBUTION --
                                    Listing   and   Trading  of  Company  Common
                                    Stock;" "THE DISTRIBUTION -- The Appraisal," and "RISK FACTORS."

Federal Income Tax  Consequences
   To Seafield Shareholders......   Seafield  has  received  an opinion from its
                                    counsel to the effect  that the Distribution
                                    will   be  a  taxable  event  to  Seafield's
                                    shareholders   for    Federal   income   tax
                                    purposes.  The amount  of  the  Distribution
                                    received  by  each Seafield shareholder will
                                    be  treated as a dividend (i.e., as ordinary
                                    income) to such shareholder to the extent of
                                    such  shareholder's   pro  rata   share   of
                                    Seafield's  current and accumulated earnings
                                    and profits.  The amount of the Distribution
                                    received by each Seafield  shareholder  that
                                    is  not  treated as a dividend will first be
                                    treated as a return of capital to the extent
                                    of  such shareholder's basis in its Seafield
                                    Common Stock, and  then generally as capital
                                    gain.   The   amount   of  the  Distribution
                                    received  by  each  Seafield shareholder for
                                    Federal income tax purposes will be the fair
                                    market   value   of  the  SLH  Common  Stock
                                    received   by   such   shareholder as of the
                                    Distribution   Date.   Seafield  will make a
                                    determination  of  the  fair market value of
                                    the  SLH Common Stock as of the Distribution
                                    Date  after  such  date based on a number of
                                    factors   that   will   include,     without
                                    limitation, the  trading price of SLH Common
                                    Stock  at  or near the Distribution Date and
                                    information  and  advice  to  be received by
                                    Seafield  from  GKB.  Prior  to  January 31,
                                    1998, Seafield will report the amount of the
                                    Distribution received by each shareholder to
                                    such shareholder and to the IRS on  IRS Form
                                    1099-DIV. There is no assurance that the IRS
                                    or  the  courts  will  agree with the amount
                                    determined     by     Seafield.     Seafield
                                    shareholders  are urged to consult their own
                                    tax   advisors  as   to  the  specific   tax
                                    consequences to them of the Distribution.

                                    See  "THE  DISTRIBUTION -- Material  Federal
                                    Income     Tax     Consequences    of    the
                                    Distribution."

Federal Income Tax Consequences
   To Seafield...................   Seafield  has  received  an opinion from its
                                    counsel to the effect  that the Distribution
                                    may  be  a  taxable  event  to  Seafield for
                                    Federal  income tax purposes.  Seafield will
                                    recognize gain upon  the  Distribution equal
                                    to  the  excess, if  any, of the fair market
                                    value  of  the  SLH  Common  Stock  on   the
                                    Distribution Date over  Seafield's tax basis
                                    in  such stock.  Seafield will not recognize
                                    any  loss upon the Distribution, even if its
                                    tax basis in the SLH  Common  Stock  that is
                                    distributed  to its shareholders exceeds the
                                    fair   market   value  of  such stock on the
                                    Distribution Date.  See "THE DISTRIBUTION --
                                    Material Federal Income Tax Consequences of the Distribution."

Purpose and Reasons for the
   Distribution..................   The  Seafield  Board  concluded   that   the
                                    Distribution  was  in  the best interests of
                                    Seafield   Shareholders   since   it   would
                                    separate    the    Company's   assets   from
                                    Seafield's other core businesses and thereby
                                    provide  investors a sharper focus as to the
                                    particular   merits   of   each   of   those
                                    investments and provide greater  recognition
                                    of  the  value of the  Company's assets. The
                                    Seafield Board has also considered a variety
                                    of strategic alternatives for its  remaining
                                    core  businesses, including  the possibility
                                    of  a merger into LabOne, the sale of one or
                                    more of its other core  businesses  and  the
                                    sale  of  Seafield  as a whole.  Although no
                                    such  transactions  have been agreed upon or
                                    are under  negotiation,  it is believed that
                                    the  transfer  of  the  Transfer  Assets and
                                    Transfer  Liabilities  to the  Company  will
                                    better  position  Seafield   for  any   such
                                    alternative   while   at   the   same   time
                                    permitting  the  Company   to  pursue a long
                                    term   strategy    for    the   development,
                                    management and disposition of its relatively
                                    illiquid and developmental assets.  Seafield
                                    believes that the Distribution is a strategy
                                    superior  to  an  immediate  sale  of  those
                                    Businesses  and Assets. The present transfer
                                    of those assets to  the Company will  permit
                                    their sale or other disposition  on  a  more
                                    orderly   basis   thereby   increasing   the
                                    opportunities to maximize their net present value. See "THE DISTRIBUTION -- Background and Reasons for the Distribution."

Relationship with Seafield
   after the Distribution........   As a result of the Distribution, the Company
                                    will   cease   to  be  a  subsidiary  of  or
                                    otherwise  affiliated with Seafield and will
                                    thereafter  operate   as   an   independent,
                                    publicly held company. However, as indicated
                                    under   "Management"    certain    executive
                                    officers  and directors of Seafield  will be
                                    the executive officers  and directors of the
                                    Company,   and   will  continue in such dual
                                    capacities for an indefinite period of time.
                                    The Company and   Seafield have also entered
                                    into certain  agreements  providing  for (a)
                                    the  sharing  of  certain   facilities   and
                                    services, (b) the orderly separation of Seafield and the Company and the making of the Distribution, and (c) the allocation of certain tax and other liabilities. See "TRANSACTIONS BETWEEN THE
                                    COMPANY AND SEAFIELD;" "MANAGEMENT;""CERTAIN
                                    RELATIONSHIPS AND RELATED TRANSACTIONS." and
                                    EXECUTIVE COMPENSATION."

Risk Factors.....................   Stockholders  should  consider  the  factors
                                    discussed under " RISK FACTORS."

No Market For Company Common
   Stock.........................   There  is  no current  public market for the
                                    common stock of the Company.  Although it is
                                    anticipated  that  the SLH Common Stock will
                                    initially  trade  in   the  over-the-counter
                                    market    after   the   Distribution    with
                                    quotations   being   published   in  the OTC
                                    Bulletin  Board  and  the  NQB  Pink Sheets,
                                    there is no assurance  that an active market
                                    will  develop   following  the Distribution.
                                    Although   GKB  has  appraised   the Company
                                    Common  Stock  as  of  September 30, 1996 at
                                    $27.25 per share on a pro forma basis, there
                                    can  be  no  assurance that the Common Stock
                                    will  trade  at  or  near  that price on and
                                    after  the   Distribution   Date.  See  "THE
                                    DISTRIBUTION -- No Market For Company Common
                                    Stock" and RISK FACTORS."

Trading Market Seafield Common
   Stock.........................   Seafield  Common  Stock  will continue to be
                                    listed  and  traded  on  the NASDAQ National
                                    Market System of the National Association of
                                    Securities  Dealers, Inc. ("NMS")  after the
                                    Distribution.

Record Date......................   February 13, 1997 (the "Record Date").

Distribution Date................   February 28, 1997 (the "Distribution Date").
                                    On, or as soon  as  practicable  after,  the
                                    Distribution Date, American Stock Transfer 7
                                    Trust  Company,  as distribution agent, will
                                    commence mailing  certificates  representing
                                    shares of Company Common Stock to holders of
                                    record  as  of  the  Record Date of Seafield
                                    Common Stock. Seafield shareholders will not
                                    be required to make any  payment  or to take
                                    any  other  action  to receive their Company
                                    Common   Stock.  See  "THE   DISTRIBUTION --
                                    Manner of  Effecting the Distribution."

Distribution Agent...............   American Stock Transfer & Trust Company,  40
                                    Wall  Street,  46th  Floor,  New  York, N.Y.
                                    10005.  Telephone (718) 921-8200.

Conditions to the Distribution...   The  Distribution is conditioned upon, among
                                    other things, completion  of the transfer of
                                    the Transfer Assets and assumption   by  the
                                    Company of the Transfer Liabilities, and the
                                    receipt  of  certain   consents.  Any of the
                                    conditions   to   the   Distribution  may be
                                    waived,   at   any   time  prior    to   the
                                    Distribution  Date,  for  any reason, in the
                                    sole discretion of the Board of Directors of
                                    Seafield (the "Seafield Board"). Even if all
                                    conditions are satisfied, the Seafield Board
                                    has reserved the right to abandon,  defer or
                                    modify  the  Distribution  and  the  related
                                    transactions  described  herein  at any time
                                    prior to the Distribution Date for
                                    any   reason.   See   "THE  DISTRIBUTION  --
                                    Conditions and Termination."

Principal Businesses to Be
   Retained by Seafield..........   Following  the  Distribution,  Seafield will
                                    continue to operate its  current  laboratory
                                    testing   business  and  healthcare business
                                    consisting   of   LabOne,   Inc.   and   its
                                    subsidiaries   ("LabOne")    and    Response
                                    Oncology,    Inc.    ("Response").       See
                                    "INTRODUCTION"   and  "ARRANGEMENTS  BETWEEN
                                    Seafield  AND  THE  COMPANY  RELATING TO THE
                                    DISTRIBUTION -- Distribution Agreement."

Interests of Certain Persons
   in the Distribution...........   P.  Anthony  Jacobs,  CFA,  James R. Seward,
                                    CFA, and Steven K. Fitzwater,  who  are  the
                                    President  and  Chief   Operating   Officer,

                                    Executive Vice President and Chief Financial
                                    Officer,   and   Vice   President  and Chief
                                    Accounting      Officer     o f    Seafield,
                                    respectively,   will  also  be the Chairman,
                                    President and Chief Executive   Officer, and
                                    Vice  President  and  Chief   Financial  and
                                    Accounting   Officer    of    the   Company,
                                    respectively.   In   their    capacities  as
                                    officers of the Company  they  have  entered
                                    into certain employment agreements that will
                                    provide    them    effective   as   of   the
                                    Distribution  Date  with  certain options to
                                    purchase  shares  of  the  Company's  Common
                                    Stock and certain other benefits   described
                                    under "EXECUTIVE COMPENSATION -- Employment and Change in Control Arrangements."


Management of the Company........   Effective  as of the Distribution, the Board
                                    of  Directors  of the Company  (the "Company
                                    Board") will consist of W. Thomas  Grant  II
                                    who  is   currently   Chairman   and   Chief
                                    Executive  Officer  of  Seafield, P. Anthony
                                    Jacobs, CFA who is presently a director  and
                                    the  Chief Operating Officer of Seafield and
                                    who will serve  as the Chairman of the Board
                                    of the Company, James R. Seward,  CFA who is
                                    presently a director and the Chief Financial
                                    Officer  of  Seafield  and who will serve as
                                    the President and Chief Executive Officer of
                                    the  Company,   Steven  K. Fitzwater  who is
                                    presently  the  Chief  Accounting Officer of
                                    Seafield and who will be the Chief Financial
                                    and   Accounting   Officer,  Secretary   and
                                    Treasurer   of   the   Company   and   other
                                    individuals  who are  currently directors of
                                    Seafield. See  "MANAGEMENT OF THE   COMPANY"
                                    and  "CERTAIN   RELATIONSHIPS  AND   RELATED
                                    TRANSACTIONS."

Preferred Share Purchase Rights
   of the Company................   The  Company  has  adopted a preferred share
                                    purchase  rights plan,  effective  as of the
                                    Distribution Date.  Certificates  issued  in
                                    the   Distribution  representing  shares  of
                                    Company Common Stock will also represent an equivalent number of associated Rights. See
                                    "CERTAIN  ANTITAKEOVER  EFFECTS  OF  CERTAIN
                                    PROVISIONS OF THE ARTICLES OF INCORPORATION,
                                    THE BYLAWS, THE RIGHTS, AND KANSAS LAW."

Certain Antitakeover Effects of
   Certain Provisions of the
   Articles of Incorporation
   and Bylaws....................   Certain provisions of the Company's Articles
                                    of    Incorporation   (the   "Articles    of
                                    Incorporation")  and  Bylaws, as amended, as
                                    each   will   be   in   effect   as  of  the
                                    Distribution, may have  the effect of making
                                    more difficult an acquisition  of control of
                                    the Company in a transaction not approved by
                                    the Company Board. See "CERTAIN ANTITAKEOVER
                                    EFFECTS  OF  CERTAIN   PROVISIONS   OF   THE
                                    ARTICLES OF INCORPORATION, THE  BYLAWS,  THE
                                    RIGHTS, AND  KANSAS  LAW." The  Articles  of
                                    Incorporation  would, in some circumstances,
                                    eliminate certain liabilities of the Company
                                    directors in connection with the performance
                                    of   their   duties.   See   "LIABILITY  AND
                                    INDEMNIFICATION OF DIRECTORS AND OFFICERS."

Post-Distribution Dividend
   Policy........................   Under the Distribution Agreement the Company
                                    will  be  restricted  from  paying dividends
                                    until   the   second   anniversary   of  the
                                    Distribution Date. However, Seafield expects to continue its current dividend of $0.30 per quarter.

Transfer Agent and Registrar.....   American  Stock Transfer & Trust Company, 40
                                    Wall  Street,  46th  Floor,  New York,  N.Y.
                                    10005.  Telephone (718) 921-8200.

                                 SLH OPERATIONS
                          SUMMARY FINANCIAL INFORMATION

     The following table sets forth a summary of selected historical combined financial data for the Company. The historical financial information presented reflects periods during which the Company did not exist but rather reflects the financial information of Seafield's businesses and assets that will be transferred to the Company in connection with the Distribution as well as related liabilities to be assumed by the Company. References to the "Company" herein for time periods prior to the Distribution mean the Transfer Assets, Transfer Liabilities and related businesses as managed and conducted by Seafield prior to the Distribution ("SLH Operations") and, for time periods following the Distribution, mean the Company as capitalized by Seafield with the Transfer Assets and Transfer Liabilities pursuant to the Distribution Agreement (the "Distribution Agreement") between Seafield and the Company. The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if the Company had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of the Company's future performances as an independent company. The financial information should be read in conjunction with the Company's Combined Financial Statements and the notes thereto found elsewhere in this Information Statement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                       (unaudited)
                                    Nine months ended
                                      September 30,         Years ended December 31,
                                      -------------         ------------------------
                                      1996       1995      1995         1994        1993       1992        1991
                                      ----       ----      ----         ----        ----       ----        ----
                                                  (in thousands)
Statement of Operations Data
   Real estate sales ............   $ 12,801     7,390     10,485      10,932      16,297      33,067      17,689
   Real estate rentals and other         576       723      1,001       1,059       1,173       1,701       1,404
                                    --------    ------   --------    --------    --------    --------    --------
        Total Revenues ..........     13,377     8,113     11,486      11,991      17,470      34,768      19,093
                                    --------    ------   --------    --------    --------    --------    --------
   Cumulative effect of change in
         accounting principle (1)     (1,400)     --         --          --          --          --          --
   Net loss .....................     (4,903)   (2,575)   (11,232)     (6,545)     (4,166)     (5,904)     (3,431)

Balance Sheet Data
   Current assets ...............   $  3,657    N/A         4,432       3,707       6,006       1,538       1,200
   Real estate held for sale ....     24,132    N/A        35,073      40,998      39,047      50,703      75,832
   Investment securities ........      4,879    N/A         5,136       6,161       6,624       6,990       6,279
   Investment in oil and gas
       partnerships and interests      4,102    N/A         5,255       6,703       8,543      11,427      11,668
   Total assets .................     37,937    N/A        51,638      64,627      70,155      84,471     109,074
   Current liabilities ..........        683    N/A           365         239       2,150       1,186       1,977
    Long-term debt ..............      1,194    N/A         1,289       2,689       1,153       1,153         781
   Stockholders' equity .........     35,985    N/A        49,869      61,330      66,621      81,454     105,032
--------

(1)   Adoption   of   statement   of   Financial  Accounting  Standard  No. 121,
"Accounting for the Impairment of Long- Lived Assets and Long-Lived Assets to be Disposed Of."

                                 SLH OPERATIONS
                       SUMMARY OF PRO FORMA FINANCIAL DATA
                                   (Unaudited)

     The following unaudited summary pro forma financial data make adjustments to the historical balance sheet as if the Distribution had occurred on September 30, 1996. See "PRO FORMA FINANCIAL DATA" for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. There are no material adjustments to be made with respect to a presentation of pro forma statements of operations for the nine months ended September 30, 1996, and the year ended December 31, 1995. Accordingly, historical statements of operations presented in the SLH Operations Statements of Operations on page F-4 and the historical "Summary of Operations Data" for those periods shown on the preceding page fairly reflect pro forma results as if the Distribution had occurred on January 1, 1996 and January 1, 1995. Pro forma per share loss before cumulative effect of a change in accounting principle was $(2.16) for the nine months ended September 30, 1996 and $(6.93) for the year ended December 31, 1995 computed on 1,620,862 shares being issued and outstanding for the entire periods. The pro forma financial statements of the Company may not reflect the future results of operations or financial condition of the Company or what the results of operations would have been if the Company had been a separate independent company during such period. See "PRO FORMA COMBINED FINANCIAL INFORMATION."


                                                               (unaudited)
                                                            September 30, 1996
                                                            ------------------
                                                               (in thousands,
                                                             except per share
                                                                   data)

      Balance Sheet Data
         Current assets .......................................   $14,457
         Real estate held for sale ............................    24,132
         Investment securities ................................     4,879
         Investment in oil and gas partnerships and interests .     4,102
         Total assets .........................................    48,737
         Current liabilities ..................................     2,433
         Long-term debt .......................................     1,194
         Stockholders' equity .................................    43,652
         Stockholders' equity per share (1,620,862
            shares outstanding) ...............................     26.93

                                  RISK FACTORS

     Readers should be aware of the following risk factors to which the Company has been subject in the past, is currently and may in the future be subject, and which could materially adversely affect the performance of the Company. The Company also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Information Statement, the words "anticipate," "intend," "plan," "believe," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including, but not limited to, the following factors which could cause the Company's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

     No Prior Market for Company Common Stock . There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, following the Distribution the Company Common Stock will not be listed on a stock exchange and transactions and quotations in the Company Common Stock will not be reported by the National Association of Securities Dealers, Inc. through NASDAQ. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Distribution nor can their be any assurance as to the prices at which the Company Common Stock will trade following the Distribution.

     Potential Volatility of Company Stock Price. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which the Company Common Stock trades may fluctuate significantly. Although GKB has provided the Seafield Board with its opinion as to the market value of Company Common Stock as of September 30, 1996, on a pro forma basis, there can be no assurance that the appraised value will have any relationship to the prices at which Company Common Stock will trade following the Distribution. Prices for the Company Common Stock will be determined in the trading markets, to the extent that one exists, and may be influenced by many factors, including the depth and liquidity of the market for Company Common Stock, investor perceptions of the Company and its plan to liquidate the bulk of its non Syntroleum assets and thereafter possibly engage in a merger or some other transaction that would effectively dispose of all of its assets. In addition, there is no assurance that the combined prices of the Company Common Stock and the Seafield Common Stock following the Distribution will be equal to or greater than the trading price of Seafield Common Stock prior to the Distribution.

     Because Seafield shareholders generally will be obligated to pay Federal income taxes on the distribution it is possible that there may be a larger number of sellers of Company Common Stock than buyers following the Distribution due to the needs of shareholders to generate the cash necessary to make tax payments. This circumstance could also tend to depress the market price of the Company Common Stock.

     A substantial amount of the total value of the Company's assets will also consist of shares of the Common Stock of Syntroleum. Although these securities are not publicly traded, members of the oil and gas industry have shown interest in the development of plants and technology for the conversion of natural gas into liquid fuels and specialty products. Such interest could contribute significantly to the volatility of prices for Company Common Stock following the Distribution. See "RISK FACTORS -- Risks Associated With Syntroleum."

     No Assurance that GKB Appraised Value of Company Common Stock at September 30, 1996, will reflect Market Prices Following the Distribution. The GKB Appraisal of the Company Common Stock that was provided to the Seafield Board in connection with its consideration of the Distribution only reflects GKB's estimate of the fair market value of the Company Common Stock as of September 30, 1996. Except as specified in the Appraisal, the Appraisal does not take into account changes occurring since September 30, 1996. The Appraisal is also based on a number of judgments and assumptions and therefore no assurance can be given that the Appraisal reflects the amounts the Company may realize upon a disposition of the assets or the prices at which the Company Common Stock will be traded on or following the Distribution Date. See "THE DISTRIBUTION -- The Appraisal."

     No Representations or Warranties as to the Transfer Assets or Liabilities. The Distribution Agreement and Assignment generally provides that Seafield is transferring the Transfer Assets and Transfer Liabilities to the Company without representation or warranty "as is, where is." Accordingly, any loss arising out of any imperfection in the Transfer Assets or unanticipated liability inherent in the Transfer Liabilities will be the loss or liability of the Company and not that of Seafield following the Distribution.

     Potential Losses on Real Estate Assets. Seafield has incurred substantial losses in connection with its real estate development activities. Although, the Company does not plan to engage in any further real estate development activities other than those necessary to maximize the value of the existing real estate assets, there can be no assurance that the Company will be able to realize the book values of the real estate assets as reflected in the Financial Statements.

     Minority Ownership of Syntroleum. Although the Company owns approximately 32.5% of Syntroleum, is the largest stockholder of Syntroleum, has substantial representation on the Syntroleum board of directors and key committees of that board of directors and participate actively in the financing, management and development of that business, Syntroleum is not majority owned by the Company and therefore the Company does not have the absolute right to manage, control or veto the taking of certain actions including, without limitation a merger, sale of all or substantial all of the assets of such entity, the declaration of dividends or the issuance of additional capital stock. In addition a stockholders' agreement among the Syntroleum Stockholders restricts the transfer of the Company's holdings of Syntroleum Common Stock. Accordingly, Syntroleum may take actions or omit to take actions that are not deemed by the Company Board to be in the best interests of the Company's stockholders.

     Regulation - Possible Application of the Investment Company Act of 1940

     Although the Company believes that immediately following the Distribution it will not be an investment company under the Investment Company Act of 1940 (the "1940 Act"), certain circumstances could occur that would subject the

Company to investment company regulation. For example, if more than 40% of the Company's assets consist of investment securities and the Company's percentage ownership interest in Syntroleum should drop below 25% or if the amount of the Company's Miscellaneous assets and other securities held by the Company should become greater than 45% of the Company's total assets or if the income derived from such securities exceeds 45% of the Company's net income after taxes, and if such ratio is not corrected within a year, then the Company could become subject to regulation by the SEC under the 1940 Act. Such regulation could significantly and adversely affect the Company's activities. In order to minimize the likelihood of such event, the Company intends to take such action as may be appropriate to maintain its primary control over Syntroleum and to reinvest the proceeds of sales of its Real Estate and Miscellaneous assets to the extent necessary in Government securities and other operating assets pending any merger or other disposition of the Company's assets and businesses.

     No Arms-Length Negotiation of Distribution and Related Agreements. The Company and Seafield have entered into a number of agreements for the purpose of effecting the Distribution and defining the ongoing relationship between them. These agreements consist of the Distribution Agreement, Interim Services Agreement and Tax Sharing Agreement described under "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Seafield in connection with its strategy to create the Company and cause its stock to be distributed to Seafield shareholders in the Distribution. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     Possible Conflicts with Seafield after the Distribution. Following the Distribution certain executive officers and directors of Seafield will be the executive officers and directors of the Company, and will continue in such dual capacities for an indefinite period of time. Because the management of both Seafield and the Company will be essentially identical following the Distribution conflicts may arise with respect to the operation and effect of the Distribution Agreement, the Interim Services Agreement and the Tax Sharing Agreement mentioned above. Conflicts may also occur with respect to the negotiation of any additional agreements which may well arise between Seafield and the Company. Although Seafield and the Company plan to utilize independent directors who have no affiliation with the Company to resolve any material issue that may arise between Seafield and the Company following the Distribution, such resolutions may not reflect the results of arms-length negotiations. Accordingly, conflicts arising out of the management of both Seafield and the Company by the same persons could have an adverse affect on the Company and its stockholders if not properly resolved. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     Impact of Possible Contingent Liabilities and Tax Claims. Under the Distribution and Assignment Agreements the Company will assume all of Seafield's liability for the Tax Claims asserted by the Internal Revenue Service and the State of California discussed elsewhere (which have a possible exposure of up to $14.6 million plus interest) and any other claims made against Seafield or liabilities of Seafield arising out of Seafield's operation and ownership of the Transfer Assets. Although the Company and Seafield believe that the financial statements of the Company reflect proper accruals for such contingent liabilities and Tax Claims, no assurance can be given that the accruals will be adequate or that claims for which no accruals have been established will be asserted that could have a material adverse affect on the financial condition and results of operation of the Company following the Distribution.
See "BUSINESS AND PROPERTIES -- Legal Matters."

     Company Policy to Not Pay Dividends. It is anticipated that the Company will not pay regular annual or quarterly cash dividends following the Distribution. The Company plans to reinvest amounts derived from the sale of Real Estate and Miscellaneous assets and oil and gas properties in Government securities, and in corporate debt and equity securities and money market instruments to the extent that such investments will not subject the Company to regulation as an Investment Company under the 1940 Act. The Company may also make additional investments in Syntroleum or in existing real estate assets. As further assurance for the Company's obligations in connection with the Distribution, the Company has agreed that it will not pay any dividends in cash or property or redeem any of its capital stock for a period of two years following the Distribution Date, without the consent of the Seafield Board.

     Unavailability of Seafield's Financial and Other Resources. Prior to the distribution Seafield provided substantial financial support to Syntroleum. However, following the Distribution the Company will no longer be a wholly owned subsidiary of Seafield and will no longer be able to rely on Seafield for financial support. Nor will the Company be able to benefit from its relationship with Seafield to obtain credit for the purpose of supporting its operations. Although the Company expects to generate excess cash flows from the liquidation of its real estate and Miscellaneous assets, its assumption of the Tax Claims and its assumption of other contingent liabilities may preclude the use of any such resources to promote its Energy business.

     Dependence upon Key Personnel. The Company is dependent upon the ability and experience of its executive officers. The Company currently has employment contracts with three of the Company's executive officers. The loss of the services of any or all of its executive officers or the Company's inability in the future to attract and retain management and other key personnel could have a material adverse effect on the Company. Furthermore, the Company does not carry key man insurance on any of such persons.

     Certain Antitakeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws. Certain provisions of the Company's Articles of Incorporation and Bylaws as will be in effect as of the Distribution, may have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Company Board. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW." The Articles of Incorporation would, in some circumstances, eliminate certain liabilities of the Company directors in connection with the performance of their duties. See "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."

     Risks Associated with Syntroleum. Syntroleum is a small developmental venture having September 30, 1996, unaudited accumulated deficit of $3.3 million and net shareholders' equity of $1.4 million. Unaudited losses from operations for the nine months ended September 30, 1996, were $766,000. The Syntroleum(R) Process developed by Syntroleum is in direct competition with processes developed by a number of major oil companies which have substantially greater financial and technical resources relative to those available to Syntroleum. Furthermore, the Syntroleum(R) Process has not been tested in a plant designed to produce commercially viable quantities and such testing can not occur until a plant has been developed and constructed, which could take up to two years from the commencement of construction. Although, Syntroleum has entered into joint development and license agreements with Texaco, these agreements do not assure that the development process will be completed or that Texaco will use its license rights to build a plant using the Syntroleum(R) Process. Until a plant using the Syntroleum(R) Process is constructed and placed in profitable operation, Syntroleum will not have assurance of the commercial feasibility of its process or whether it will be able to successfully compete with processes developed by companies having much greater financial resources. Accordingly, there can be no assurance that the Company or its stockholders will realize the amount of the appraised value of the Company's interest in Syntroleum.

                                  INTRODUCTION

     On December 24, 1996, Seafield announced that its Board of Directors (the "Seafield Board") had approved a proposal for a strategic restructuring to separate Seafield into two publicly-traded companies by means of a taxable dividend distribution to Seafield's shareholders (the "Distribution"). The Distribution will be effected by contributing Seafield's Real Estate and Energy businesses and Miscellaneous Assets (the "Transfer Assets") together with certain associated liabilities (the "Transfer Liabilities"), to SLH CORPORATION, a newly formed Kansas corporation (the "Company") and a wholly owned subsidiary of Seafield and by thereafter distributing the Company Common Stock and associated Rights pro rata to Seafield shareholders. The date of the Distribution is expected to be February 28, 1997 (the "Distribution Date"). References to the "Company" herein for time periods prior to the Distribution mean the Transfer Assets, Transfer Liabilities and related businesses as managed and conducted by Seafield prior to the Distribution ("SLH Operations") and, for time periods following the Distribution, mean the Company as capitalized by Seafield with the Transfer Assets and Transfer Liabilities pursuant to the Distribution Agreement (the "Distribution Agreement") between Seafield and the Company.

     Seafield has received an opinion from its counsel to the effect that the Distribution will be a taxable event for Federal income tax purposes (the "Tax Opinion"). The amount of the Distribution for Federal income tax purposes will be the fair market value of the SLH Common Stock distributed as of the Distribution Date. The amount of the distribution will be treated as a dividend of ordinary income to the extent of each Seafield shareholder's pro rata share of Seafield's current and accumulated earnings and profits, then as a non taxable return of capital to the extent of the Seafield shareholder's basis in the Seafield Common Stock, with any remaining amount generally being taxed as a capital gain. Special rules may apply to certain shareholders, including corporate shareholders, shareholders who are dealers, shareholders subject to back-up withholding and foreign shareholders. The fair market value of the Company Common Stock will be determined by Seafield after the Distribution as of the Distribution Date based on a number of factors that will include, without limitation, the trading price of Company Common Stock at or near the Distribution Date and information and advice received by Seafield from GKB. GKB has been engaged by the Seafield Board to advise it in connection with the

Distribution and to appraise the value of the Company Common Stock. After this determination is made Seafield will report the amount of the Distribution received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV. Seafield shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution."

     The Distribution is conditioned upon, among other things, completion of the transfer of the Transfer Assets and assumption by the Company of the Transfer Liabilities, and the receipt of certain consents. Any of the conditions to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Seafield Board. See "THE DISTRIBUTION -- Conditions and Termination."

     The Distribution will be effected by distributing to holders of the common stock, par value $1 per share, of Seafield ("Seafield Common Stock"), all of the outstanding common stock, par value $0.01 per share, of the Company

("Company Common Stock"), including the associated preferred share purchase rights (the "Rights") at the rate of one share of Company Common Stock for each four shares of Seafield Common Stock. Prior to the Distribution Date, the Company will deliver certificates for the shares of Company Common Stock to American Stock Transfer & Trust Company as the distribution agent (the "Distribution Agent") for transfer and distribution to the holders of Seafield Common Stock as of the Record Date (as defined herein) for the Distribution. The Distribution will occur on February 28, 1997, unless sooner terminated by the Seafield Board.

     The Company's principal executive offices are located at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141, and its telephone number is (816) 842-7000. Shareholders of Seafield with inquiries relating to the Distribution should contact Ms. Kimberly Schaefer at that address and phone number.

     NO ACTION IS REQUIRED BY SEAFIELD SHAREHOLDERS IN ORDER TO RECEIVE THE COMPANY COMMON STOCK TO WHICH THEY WILL BE ENTITLED IN THE DISTRIBUTION UPON PAYMENT OF THE DIVIDEND.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

      In late 1990 Seafield began a transformation process from an insurance company to a holding company with a new focus. Seafield's principal assets after the sale of its insurance subsidiary consisted of a majority ownership of a publicly traded laboratory testing business ("LabOne") a significant interest in a publicly traded cancer management business ("Response"), the Real Estate
business,   Energy  assets,   including  Syntroleum,   several  venture  capital
investments and a significant amount of cash. The strategy of Seafield was deployment of resources into developing businesses that provide services to the healthcare and insurance industries. The sources of cash for these investments were the proceeds from the sale of the insurance company, gains on securities transactions, real estate sales from real estate operations and the sale of other assets that did not support the strategic focus on the healthcare and insurance industries. By 1995 Seafield had made considerable progress consistent with that focus by increasing its ownership in LabOne to over 80% and its interest in Response to approximately 60% and had sold and disposed of several majority owned investments. In 1996, after also considering a sale of the Transfer Assets, the Seafield Board decided to further pursue its focus on the healthcare and laboratory testing industries by spinning off Seafield's remaining Real Estate and Energy Businesses and Miscellaneous Assets to shareholders in the Distribution.

     The Seafield Board concluded that the Distribution was in the best interests of Seafield Shareholders since it would separate the Company's assets from Seafield's other core businesses and thereby provide investors a sharper focus as to the particular merits of each of those investments and provide greater recognition of the value of the Company's assets. The Seafield Board has also considered a variety of strategic alternatives for its remaining core businesses, including the possibility of a merger into LabOne, the sale of one or more of its other core businesses and the sale of Seafield as a whole. Although no such transactions have been agreed upon or are under negotiation, it is believed that the transfer of the Transfer Assets and Transfer Liabilities to the Company will better position Seafield for any such alternative while at the same time permitting the Company to pursue a long term strategy for the development, management and disposition of its relatively illiquid and developmental assets. Seafield believes that the Distribution is a strategy superior to an immediate sale of those Businesses and Assets. The present transfer of those assets to the Company will permit their sale or other disposition on a more orderly basis thereby increasing the opportunities to maximize their net present value. Seafield believes that realization of Syntroleum's potential will likely take at least two years and if Seafield were to affect a near-term sale of the other Transfer Assets, Seafield would likely receive an unacceptably low value.

     It is believed that the Distribution at this time will further Seafield's commitment to enhancing shareholder values, because it should enable Seafield shareholders to have the market value of their interests in Seafield more closely reflect the true value of the underlying assets. The Seafield Board believes that the market has not fully recognized the value of the Seafield Common Stock due to the fact that the Company's Real Estate and Energy Businesses and Miscellaneous Assets have been combined with Seafield's core healthcare and laboratory testing businesses. A comparison over several years of Seafield's market capitalization with the aggregate of the public trading market values of Seafield's holdings of LabOne and Response indicates that investors have ignored or attributed little value to the Real Estate and Energy Businesses and Miscellaneous Assets in pricing Seafield Common Stock. By separating the Company's assets from Seafield's publicly traded core businesses into Seafield Common Stock and Company Common Stock, it is believed that investors may be better able to ascertain the value of each of those assets. After the Distribution, Seafield will consist of two publicly traded core businesses that already have common stock values that are readily ascertainable. This should enable investors to gain a more accurate perception of the value of the Seafield Common Stock. For a similar reason, the transfer of the Real Estate and Energy Businesses and Miscellaneous Assets into a publicly traded entity that contains no other assets should facilitate the public recognition of the value of those assets. Since the first public announcement of the proposed Distribution, the public trading market values of Seafield's holdings of LabOne and Response have remained in a narrow range. During the same period, Seafield's market capitalization has increased more than ten percent

(10%). However, there is no assurance that the combined prices of the Company Common Stock and the Seafield Common Stock following the Distribution will be equal to or greater than the trading price of Seafield Common Stock prior to the Distribution.

     The Distribution would also permit the Company to pursue strategies for the management and development of a variety of illiquid and developmental assets that would not conflict with Seafield's strategies for the laboratory testing and healthcare businesses. Seafield's business plan for its Real Estate and Energy businesses and Miscellaneous assets has been to realize the value of the real estate assets in an orderly manner and to grow the other businesses and assets to maturity and to then dispose of them in an orderly manner over an indefinite period of time. Although it is contemplated that many of the Real Estate and Miscellaneous assets may be successfully disposed of over the next two to three years, a longer period will likely be required for Syntroleum. Syntroleum is beginning to emerge from 12 years of developing its Syntroleum(R) Process. However, a commercially viable processing plant using the Syntroleum(R) Process has not been constructed or placed in operation and a considerable amount of time and additional capital funding may be necessary to move Syntroleum from a start-up venture to a second stage operating enterprise.

     Following the Distribution the Company plans to sell all of its assets, other than Syntroleum, in an orderly manner and under circumstances that would enable the Company to take advantage of opportunities to maximize the net amounts recoverable from each asset. Concurrent with these activities the Company will continue to assist Syntroleum with its efforts to license the Syntroleum Process, market its catalyst and to ultimately construct and operate plants for the conversion of natural gas into synthetic liquid hydrocarbons. These activities will include assistance with strategic planning and the acquisition of debt and or equity financing for the construction of one or more Syntroleum plants. That assistance may also include further investment by the Company in Syntroleum or directly in one or more Syntroleum plants. Following the liquidation of non Syntroleum assets, the Company expects to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets. The Company's primary source of revenue to support operations will be derived from the operation and sale of non Syntroleum assets and available cash. Excess proceeds may be used to prepare assets for ultimate sale, and, depending on the progress made by Syntroleum, for possible further investment in Syntroleum or in one or more Syntroleum plants. See "BUSINESS AND PROPERTIES -- Strategy."

     The Seafield Board chose to have the Company assume the liability, if any, with respect to the $14.6 million of Tax Claims of the Internal Revenue Service and the State of California for a number of reasons. The liabilities have no relation to Seafield's current core laboratory testing and cancer management businesses while the historical basis for the largest single component of the Tax Claims is an issue relating to a tax loss from the sale of an interest in a real estate partnership. That component derives from the real estate business being transferred to the Company. As a consequence, the personnel familiar with and responsible for the settlement and resolution of the claims consist entirely of personnel of the Company's Real Estate subsidiary and other Company officers. Finally, notwithstanding Seafield's and the Company's belief that adequate accruals have been made for the liability, if any, respecting the Tax Claims, there is necessarily uncertainty as to the ultimate outcome; by having the Company assume such liability, Seafield will be able to pursue various strategic alternatives for its core businesses, including alternatives which involve third parties, without such third parties having a concern for the ultimate outcome of the Tax Claims. For the foregoing reasons, the Seafield Board concluded that the Tax Claims could be more favorably managed in the interests of all Seafield shareholders by the Company.

     The Seafield Board recognized in its planning that the Distribution would result in a transaction taxable both to Seafield and Seafield shareholders. However, due to the nature of the Company's businesses and the amount and duration of Seafield's holdings thereof, Seafield and the Company are not positioned to effect the Distribution on a tax free basis. The Board has considered that Seafield's net capital losses and its tax basis in Company Common Stock (and prior to their transfer to the Company, in the Transfer Assets) will significantly reduce the amount of taxable gains to Seafield that would otherwise be recognized. Accordingly, it concluded that the benefits of the restructuring would more than offset any negative tax consequences of the restructuring. See "THE DISTRIBUTION - Material Federal Income Tax Consequences of the Distribution."

     For the reasons stated above, the Seafield Board believes that the Distribution is in the best interests of Seafield and its shareholders.

The Appraisal

     In connection with its deliberations relating to the Distribution the Seafield Board engaged GKB to appraise the fair market value of the Company Common Stock to be distributed in the Distribution as if the Distribution Date had occurred at the close of business on September 30, 1996 (the "Appraisal"). The Appraisal was commissioned so that the Board would have a basis for estimating the tax impact of the Distribution on Seafield shareholders and on Seafield in order to determine whether the Distribution should be effected. The GKB opinion is appended to this Information Statement as Annex A. The Appraisal concludes that if the Distribution had occurred as of the close of business on September 30, 1996, each share of the 1,620,862 shares to be distributed in the Distribution would have had a fair market value of $27.25 per share. As described in the Appraisal, GKB's opinion is based upon the financial statements of the Company included in this Information Statement, GKB's inspection of the Transfer Assets and Transfer Liabilities, interviews of management of the Company and of Syntroleum, and an examination of documents, books and records relating to the Transfer Assets and Liabilities.

     The Appraisal does not take into account changes occurring since September 30, 1996, other than the matters referred to under "MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Recent Developments." Except as stated in that section, the Company is not aware of any material change in the financial condition or results of operations of the Company since September 30, 1996.

      The Appraisal is also based on a number of judgements and assumptions and therefore no assurance can be given that the Appraisal reflects the amounts the Company may realize upon a disposition of the assets, the prices at which the Company Common Stock will be traded on or following the Distribution Date or the tax consequences of the transaction to any Seafield Shareholder or to Seafield.

Manner of Effecting the Distribution

     It is expected that the Distribution will be consummated on February 28, 1997, the Distribution Date. At the time of the Distribution, share certificates for Company Common Stock will be delivered to American Stock Transfer & Trust Company, as Distribution Agent, for mailing. On or as soon as practicable after the Distribution Date, the Distribution Agent will commence mailing the share certificates to holders of Seafield Common Stock as of the close of business on February 13, 1997 (the "Record Date") on the basis of one share of Company Common Stock and associated Right for each four (4) shares of Seafield Common Stock held on the Record Date. All such shares of Company Common Stock will be validly issued, fully paid, nonassessable and free of preemptive rights. See "DESCRIPTION OF COMPANY CAPITAL STOCK."

     No certificates or scrip representing fractional shares of Company Common Stock will be issued to Seafield shareholders as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of Common Stock of all such sales. Seafield will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Record Date. None of Seafield, the Company or the Distribution Agent will guarantee any minimum sale price for the shares of Company Common Stock, and no interest will be paid on the proceeds.

     No vote of Seafield shareholders is being requested since such vote is not required under the General and Business Corporation Law of Missouri. Although that law does require a shareholder vote in connection with the disposition of all or substantially all of Seafield's assets, a vote is not required in this case because the total amount of assets to be transferred to the Company amount to only a small percentage of Seafield's total assets and do not constitute a Seafield core business. The total amount of the assets to be transferred to the Company in the Distribution, based on the unaudited pro forma combined Balance Sheet as of September 30, 1996, is approximately $48.7 million. At the same date Seafield's total assets were approximately $280 million at September 30, 1996.

     NO HOLDER OF SEAFIELD COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMPANY COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF SEAFIELD COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE COMPANY COMMON STOCK. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING SHARES OF SEAFIELD COMMON STOCK.

Material Federal Income Tax Consequences of the Distribution

     Introduction. The discussion set forth below is a summary of the material tax consequences respecting the Distribution. The discussion does not purport to be a complete analysis of all of the potential tax effects of the Distribution or of ownership of Company Common Stock (including the Rights) following the Distribution. The discussion is limited to United States Federal income tax matters. The discussion is based upon the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial, or administrative action.

     The discussion does not address the tax consequences of receipt of the Distribution to taxpayers which are subject to special rules that do not apply to taxpayers generally, such as life insurance companies, tax-exempt organizations, regulated investment companies, S corporations, financial institutions, broker-dealers in securities, foreign entities, and nonresident alien individuals.

     The discussion insofar as it relates to legal matters is a summary of the Tax Opinion provided by Lathrop & Gage L.C., to the Seafield Board, a copy of which is appended as an exhibit to the Registration Statement. The Tax Opinion is based on certain factual representations and assumptions concerning Seafield and the Company. Seafield is not aware of any present facts or circumstances which would cause such representations and assumptions to be untrue. Seafield has not sought, and it does not intend to seek, a ruling from the IRS as to any of the matters covered by the discussion. Lathrop & Gage L.C. has reviewed this summary and its opinion states the opinion of that firm that this summary is correct in all material respects.

     THE TAX CONSEQUENCES OF RECEIVING THE DISTRIBUTION AND OWNING COMPANY COMMON STOCK (INCLUDING RIGHTS) MAY VARY DEPENDING ON A HOLDER'S PARTICULAR SITUATION. SEAFIELD SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF RECEIPT OF THE DISTRIBUTION

AND OWNERSHIP OF COMPANY COMMON STOCK (INCLUDING RIGHTS), INCLUDING BUT NOT LIMITED TO THE APPLICATION TO THEM OF FEDERAL ESTATE AND GIFT, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

     Receipt of the Distribution by Seafield Shareholders. The Distribution will be a taxable event to Seafield's shareholders for Federal income tax purposes. The amount of the Distribution received by each Seafield shareholder for Federal income tax purposes will be the fair market value of the SLH Common Stock (including the rights) received by such shareholder as of the Distribution Date (including the fair market value of fractional shares). The amount of the Distribution received by each Seafield shareholder will be treated as a dividend (i.e., as ordinary income) to such shareholder to the extent of such shareholder's pro rata share of Seafield's current and accumulated earnings and profits as computed for Federal income tax purposes. The amount of the Distribution received by each Seafield shareholder that is not treated as a dividend will first be treated as a nontaxable return of capital to the extent of such shareholder's basis in its Seafield Common Stock, and then as an amount received by such shareholder from the sale or exchange of property. The amount that is treated as received by a Seafield shareholder from the sale or exchange of property will generally be a capital gain, and the capital gain will be long-term capital gain if the shareholder has held its Seafield stock for more than one year. For purposes of determining the amount of the Distribution received by a Seafield shareholder that constitutes a dividend, the shareholder's pro rata share of Seafield's current and accumulated earnings and profits will be based on the shareholder's percentage ownership of Seafield Common Stock.

     Based on Seafield's current level of accumulated earnings and profits it is believed that all or a substantial amount of the Distribution will result in the recognition by Seafield's shareholders of ordinary income.

     Each Seafield shareholder for Federal income tax purposes will acquire an initial tax basis in such shareholder's Company Common Stock equal to the fair market value of the property, i.e., the value of the Company Common Stock (including the Rights), that is received by such shareholder as of the Distribution Date. Each Seafield shareholder's holding period for Company Common Stock received in the Distribution will begin on the Distribution Date. Also, certain special rules, that permit a deduction for certain dividends received by a corporation, will generally apply in the case of corporations that receive the Distribution, as described below under the caption "Special Rules Applicable to Corporate Shareholders -- Deduction for Dividends Received."

     As mentioned above, the amount of the Distribution received by each Seafield shareholder for Federal income tax purposes will be the fair market value of the property, i.e., the value of the Company Common Stock (including the Rights), that is received by such shareholder as of the Distribution Date (including the fair market value of fractional shares). Seafield will make a determination of the fair market value of the SLH Common Stock as of the Distribution Date after such date based on a number of factors that will include, without limitation, the trading price of SLH Common Stock at or near the Distribution Date and information and advice to be received by Seafield from GKB. Prior to January 31, 1998 Seafield will report the amount of the Distribution received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV.

     There is no assurance that the IRS or the courts will agree that the amount of the Distribution received by a Seafield shareholder is the amount determined by Seafield, and it is possible that the IRS and the courts will ultimately determine that Seafield's shareholders, or some of them, received a larger Distribution for Federal income tax purposes than the amounts reported to them by Seafield. If the IRS were to challenge the amount of the Distribution reportable by any Seafield shareholder on such shareholder's Federal income tax return, then such shareholder would have to bear the expense and effort of defending against or otherwise resolving such challenge.

     Special Rules Applicable to Corporate Shareholders -- Deduction for Dividends Received. A corporate holder of Seafield Common Stock will generally be entitled, in computing its taxable income for the tax year in which the Distribution occurs, to a deduction in an amount equal to 70 percent of the amount of the Distribution received by it that constitutes a dividend. This deduction does not apply to any portion of the Distribution that constitutes a return of capital or taxable gain, and it is subject to several limitations as described in the following paragraphs.

     The dividends received deduction will be available only for dividends received on shares of Seafield Common Stock that the corporate holder has held for at least 46 days, or at least 91 days if the Distribution is deemed to be attributable to a period or periods aggregating more than 366 days. A holder's holding period for these purposes generally will be reduced by periods during which: (i) the holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities; (ii) the holder is the grantor of an option to purchase substantially identical stock or securities; or (iii) the holder's risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property.

     In addition to the foregoing, no dividends received deduction will be allowed to a corporate holder of Seafield Common Stock for a dividend received by such holder with respect to such stock to the extent that the holder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The dividends received deduction allowed to a corporate holder of Seafield Common Stock with respect to all dividends received by such holder during the tax year in which the Distribution occurs, and not simply the amount of the Distribution that is a dividend or other dividends received by such holder from Seafield, will be limited to a specified proportion of the holder's adjusted taxable income for such year. Also, the dividends received deduction allowed to a corporate holder may be reduced or eliminated in accordance with the rules set forth in Section 246A of the Code if the holder has indebtedness that is directly attributable to its investment in portfolio stock, such as the Seafield Common Stock.

     Special rules may apply to a corporate holder of Seafield Common Stock if the amount of the Distribution received by such holder is considered to be an "extraordinary dividend" within the meaning of Section 1059 of the Code. If the amount of the Distribution received by a corporate holder constitutes an extraordinary dividend with respect to such holder's Seafield Common Stock, and if the holder has not held such stock for more than two years before Seafield declared, announced, or agreed to the amount or payment of such dividend, whichever is earliest, then the holder's basis in the stock will be reduced (but not below zero) by any non-taxed portion of the dividend, which generally is the amount of the dividends received deduction. For purposes of determining if Seafield Common Stock has been held for more than two years, rules similar to those that are applicable to determining how long such stock has been held for purposes of the dividends received deduction will apply. Upon the sale or disposition of Seafield Common Stock, any part of the non-taxed portion of an extraordinary dividend that has not been applied to reduce basis because of the limitation on reducing basis below zero will be treated as gain from the sale or exchange of such stock.

     The amount of the Distribution received by a corporate holder of Seafield Common Stock generally will constitute an "extraordinary dividend" if the amount received by such holder: (i) equals or exceeds five percent of the holder's adjusted basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or (ii) exceeds 20 percent of the holder's adjusted basis in the stock (determined without regard to any reduction for the non-taxed portion of other extraordinary dividends), treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock, rather than its adjusted basis, for purposes of applying the five percent and 20 percent limitations, if the holder is able to establish such fair market value to the satisfaction of the IRS.

     In addition to the foregoing rules which limit the dividends received deduction, a corporate holder of Seafield Common Stock in general may, for purposes of computing its alternative minimum tax liability, be required to include in its alternative minimum taxable income the amount of any dividends received deduction allowed in computing regular taxable income.

     Payment of the Distribution by Seafield. Distributions of property made by Seafield to its shareholders with respect to their stock, such as the Distribution, must in certain circumstances be treated as if Seafield sold the property in a taxable sale at its fair market value. This rule will apply to the Distribution if Seafield's tax basis in the distributed property is less than the fair market value of the property at the Distribution Date. Seafield estimates that if the fair market value of the Company Common Stock (including the Rights) distributed in the Distribution exceeds Seafield's tax basis in such property at the Distribution Date, the Distribution will be treated as a taxable sale to Seafield and

Seafield will recognize gain on the Distribution in an amount equal to the excess of the fair market value of the distributed property on the Distribution Date over Seafield's tax basis on such property. If, however, Seafield's tax basis in the Company Common Stock (including the Rights) exceeds the fair market value of such property on the Distribution Date, then no gain or loss will be recognized by Seafield on the Distribution. As described above, the amount of the Distribution (i.e., the fair market value of the property that is distributed) will be determined by Seafield after the Distribution based on a number of factors that will include, without limitation, the trading price of Company Common Stock at or near the Distribution Date and information and advice to be received by Seafield from GKB.

      Seafield's estimated tax basis in the assets to be distributed in the Distribution would be approximately $70.0 million, on a pro forma basis if the Distribution were to have occurred on September 30, 1996. Accordingly, if the amount of the Distribution is ultimately determined to be equal to the approximate $44.2 million September 30, 1996, appraised value of all of the Company Common Stock and if Seafield's tax basis remains the same, then, under such circumstances, no gain or loss should be recognized by Seafield on the Distribution. However, no assurance can be given that the actual values and actual tax basis will be consistent with those values at September 30, 1996, and therefore no assurance can be given as to the actual impact of the Distribution on Seafield until after the Distribution.

     Tax Consequences of Distribution to the Company. The Distribution by Seafield to its shareholders, although consisting of Company Common Stock and the Rights, will have no tax consequences to the Company. Immediately preceding the Distribution, however, Seafield will transfer the Transfer Assets and Transfer Liabilities to the Company and, in exchange, the Company will issue to Seafield the Company Common Stock (including the Rights) to Seafield that will be distributed by Seafield in the Distribution. In that transaction the Company will acquire a tax basis in the Transfer Assets that, in general, is equal to Seafield's tax basis in such assets increased by any gain recognized by Seafield on such transaction. It is anticipated that Seafield will not recognize any gain on the transfer of the Transfer Assets and Transfer Liabilities to the Company, and therefore it is anticipated that the Company's tax basis in the Transfer Assets will be the same as Seafield's tax basis in such assets.

     Tax Reporting. As indicated above, the amount of the Distribution received by each Seafield shareholder will be determined by Seafield after the Distribution is made based on a number of factors that will include, without
limitation,   the  trading  price  of  Company  Common  Stock  at  or  near  the
Distribution Date and information and advice received by Seafield from GKB. After this determination is made (and not later than January 31, 1998) Seafield will report the amount of the dividend received by each shareholder to such shareholder and to the IRS on IRS Form 1099- DIV.

     Backup Withholding. Under Section 3406 of the Code and applicable regulations thereunder, a holder of Seafield Common Stock may be subject to backup withholding at the rate of 31 percent with respect to the amount of the Distribution paid to such holder on such stock. If: (i) the shareholder ("payee") fails to furnish or certify a taxpayer identification number to the payor; (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect; (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code; or (iv) there has been a "payee certification failure" described in Section 3406(d) of the Code, then Seafield generally will be required to withhold an amount equal to 31 percent of the amount of the Distribution paid to such shareholder with respect to such Shareholder's Seafield Common Stock. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's Federal income tax liability or as a refund.

No Market for Company Common Stock

     There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, following the Distribution the Company Common Stock will not be listed on a stock exchange and transactions and quotations in the Company Common Stock will not be reported by the National Association of Securities Dealers, Inc. through NASDAQ. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Distribution nor can their be any assurance as to the prices at which the Company Common Stock will trade following the Distribution. Prices at which Company Common Stock may trade prior to the Distribution on a "when-issued" basis (see the following paragraph) or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Company Common Stock will trade will be determined by the marketplace, and may be influenced by many factors, including, among others, the proportional value of the Company's asset base, cash flows, profits or other measure of value in relation to the prices of the Seafield Common Stock prior to the Distribution, the depth and liquidity of the market for such shares, investors' perceptions of the Company and the economic sectors in which it participates, the Company's policy to not pay dividends, and general economic and market conditions. Such prices may also be affected by certain provisions of the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws, as amended (the
"Bylaws"), as each will be in effect following the Distribution, that are substantially similar to existing provisions of Seafield's Articles of Incorporation and Bylaws, as well as the Rights, which may make the acquisition of control of the Company without the approval of the Board of Directors of the

Company (the "Company Board") more difficult than would be the case in the absence of such provisions. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW."

     In "when-issued" trading, contracts for the purchase and sale of shares of stock are made prior to the issuance of such shares in the same manner as currently issued shares, except that when-issued contracts are settled by delivery of and payment for the shares on a date chosen by the particular exchange on which such shares are to be listed. Ordinarily, in connection with a distribution of stock such as described in this Information Statement, the date fixed for settlement of when-issued contracts relating to such stock is the fourth business day after distribution of such stock. Shareholders who may wish to effect a when-issued trade in Company Common Stock should consult their brokers for additional details.

     Based on the number of record holders of Seafield Common Stock as of November 30, 1996, the Company will initially have approximately 1,792 shareholders of record. Approximately 1.6 million shares of Company Common Stock will be outstanding based on the number of shares of Seafield Common Stock outstanding as of November 30, 1996. The transfer agent and registrar for the Company Common Stock will be American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, N.Y. 10005. Telephone (718) 921-8200. For certain information regarding options to purchase Company Common Stock that are expected to be outstanding after the Distribution, see "EXECUTIVE COMPENSATION."

     Shares of Company Common Stock and associated Rights distributed to Seafield shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company, if any. Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as an exemption afforded by Rule 144 thereunder.

Company Common Stock Dividend Policy

     It is anticipated that the Company will not pay regular annual or quarterly cash dividends following the Distribution. The Company plans to reinvest amounts derived from the sale of Real Estate and Miscellaneous assets in Government securities, and in corporate debt and equity securities and money market instruments to the extent that such investments will not subject the Company to regulation as an Investment Company under the 1940 Act. The Company may also make additional investments in Syntroleum or in existing real estate assets. As further assurance for the Company's obligations in connection with the Distribution, the Company has agreed that it will not pay any dividends in cash or property or redeem any of its capital stock for a period of two years following the Distribution Date, without the consent of the Seafield Board. That covenant will also limit the extent to which the Company may pay dividends or otherwise effect a complete liquidation prior to such date.

     It is anticipated that, following the Distribution, Seafield will initially pay quarterly cash dividends at the current quarterly rate of $0.30 per share of Seafield Common Stock.

Conditions and Termination

     The Distribution is conditioned upon (1) certain transactions (including transfers of certain assets and liabilities to the Company contemplated by the Distribution Agreement) having been consummated in all material respects (see "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION -- Distribution Agreement"); (2) the Registration Statement on Form 10 (the "Registration Statement") having been filed with the Securities and Exchange Commission (the "Commission") and having become effective and no stop order being in effect with respect thereto; (3) all authorizations, consents, approvals and clearances of all federal, state, local and foreign governmental agencies required to permit the valid consummation of the transactions contemplated by the Distribution Agreement having been obtained, without any conditions being imposed that would have a material adverse effect, and all statutory requirements for such valid consummation having been fulfilled; (4) Seafield having provided the NMS with prior written notice of the Record Date as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the NMS; (5) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the payment of the Distribution; and (6) the Distribution being payable in accordance with applicable law. To the knowledge of the Company, the only material governmental authorizations required to permit the valid consummation of the transactions contemplated by the Distribution Agreement is the effectiveness of the
Registration Statement. Even if all the above conditions are satisfied, the Distribution Agreement may be amended or terminated, and the Distribution may be abandoned, at any time prior to the Distribution Date for any reason, in the sole discretion of the Seafield Board.

   ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION

     For the purpose of structuring the Distribution and certain of the relationships between Seafield and the Company after the Distribution, Seafield and the Company have entered into the Distribution Agreement, a Facilities Sharing and Interim Services Agreement (the "Interim Services Agreement")," and a Tax Sharing Agreement (the "Tax Sharing Agreement") and will enter into a Blanket Assignment, Bill of Sale, Deed and Assumption Agreement (the "Assignment"). All of these are described below and are included as exhibits to the Registration Statement filed with the Commission, of which this Information Statement is a part. The following summaries are qualified in their entirety by reference to the agreements as filed. None of these agreements are the result of arms-length negotiation. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Distribution Agreement and Assignment

     The Distribution Agreement and Assignment provide for, among other things, the principal corporate transactions required to effect the Distribution and certain other matters governing the relationship between Seafield and the Company with respect to or in consequence of the Distribution.

     Transfer Assets and Liabilities. Subject to certain exceptions described below, the Distribution Agreement contains provisions designed principally to place with the Company (1) the Transfer Assets and the personnel currently involved in the management of those assets and (2) and the Transfer Liabilities, which include Seafield's financial responsibility for known and contingent or unknown liabilities which relate directly to the Real Estate, Energy and Miscellaneous businesses and assets as conducted on the Distribution Date and certain other liabilities of Seafield described in the Distribution Agreement, including Seafield's obligations under the Tax Claims described under "BUSINESS
- Legal Matters."

     As security for the Company's obligations in connection with the Distribution, the Company has agreed in the Distribution Agreement that it will not pay any dividends in cash or property or redeem any of its capital stock for a period of two years following the Distribution Date, without the consent of the Seafield Board. That covenant will also limit the extent to which the Company may pay dividends or otherwise effect a complete liquidation prior to such date.

     Contingent Claims and Insurance. There is pending litigation which will be the responsibility of the Company following the Distribution. See "BUSINESS AND PROPERTIES -- Legal Matters." Under the Distribution Agreement, the Company will be entitled to the benefit of insurance coverage under Seafield policies, to the extent such insurance coverage existed and is available, for claims relating to the ownership or operation of the Transfer Assets by Seafield prior to the Distribution Date subject to, among other things, the obligation to reimburse Seafield for increases in insurance premiums as a result of payments for such claims.

     Employee Benefits. The Distribution Agreement and Assignment contain a number of provisions relating to current and former employees. The provisions generally contemplate that the Company will assume no obligations or liabilities with respect to employee plans or benefits prior to the Distribution Date and that after the Distribution Date, the Company will be responsible for providing employee benefits for certain Seafield personnel, primarily consisting of employees of Scout Development Corporation, that become employees of the Company through its acquisition of Scout. The agreements also contemplate that the Company will contract with Seafield for executive and administrative services as described under the Interim Services Agreement described below.

     The Distribution Agreement provides that the following actions will be taken with respect to Seafield employee benefit plans: (a) as soon as practicable after the Distribution Date, Seafield and the Company will cause the Seafield Pension and 401(k) Plans to distribute to Company employees their interests in those plans; (b) The Seafield Stock Purchase Plan will continue in effect and will remain a retained liability of Seafield; (c ) obligations under the Seafield Stock Option Plans will remain a liability of Seafield; (d) obligations of Seafield under Seafield Supplemental Retirement Agreements, Seafield Severance Agreements, Seafield Termination Compensation Agreements and Seafield Indemnification Agreements (as defined in the Distribution Agreement") shall continue to be a retained liability of Seafield; and (e) the Company shall assume and be responsible for the obligations of Seafield to any Company employee with respect to accident and health insurance and similar benefits.

     No adjustments will be made under the Seafield Stock Option Plans with respect to the Distribution. Accordingly, the holders of options to purchase Seafield Common Stock under the Seafield Stock Option Plans may wish to consider the desirability of exercising those options at least 5 business days prior to the Record Date for the Distribution. However, persons intending to exercise options should understand that the Seafield Board may terminate the Distribution at any time prior to the Distribution Date and therefore there can be no assurance that a timely exercise of any option under the Seafield Stock Option Plans will entitle the holder of purchased shares to receive shares of the Company Common Stock.

     The Distribution Agreement provides that Seafield and the Company will take all action necessary to cause the Company to provide to each officer of the Company employment agreements and participation in a new Company Stock Incentive Plan, as defined and described in "EXECUTIVE COMPENSATION."

     No Representations or Warranties. The Distribution Agreement and Assignment provide that Seafield is transferring the Transfer Assets and Transfer Liabilities to the Company without representation or warranty "as is, where is," except as otherwise expressly provided.

     Conditions. The Distribution Agreement provides that the Distribution is subject to a number of conditions which are described under "THE DISTRIBUTION -- Conditions and Termination." The Distribution Agreement may be amended or terminated, and the Distribution may be abandoned, or conditions thereto may be waived, at any time prior to the Distribution Date for any reason, in the sole discretion of the Seafield Board.

Interim Services Agreement

     At present all of Seafield's operations are conducted by 17 employees from 13,674 square feet of leased offices at 2600 Grand Boulevard, Kansas City, Missouri (the "Lease"). Under the Distribution and Assignment Agreements Seafield will transfer the Lease to the Company and all Seafield employees will remain employees of Seafield (the "Seafield Personnel") except 15 employees of Scout Development Corporation and its subsidiaries (the "Company Personnel"). In particular, Messrs. Jacobs, Seward, and Fitzwater and other administrative personnel will remain officers and employees of Seafield while also serving the Company under the Interim Services Agreement.

     On or prior to the Distribution Date Seafield and the Company will enter into the Interim Services Agreement for the purpose of permitting Seafield and the Company to continue to jointly use their respective personnel and facilities until either party elects to terminate the arrangement. Under the arrangement, Seafield agrees to provide to the Company during the term of the arrangement all services required by the Company for the operation of the offices of the Company's Chairman, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer together with clerical and administrative services, but not including services required exclusively by Scout Development Corporation and its subsidiaries. In exchange for those services, the Company agrees to provide the retained Seafield Personnel with office facilities and equipment sufficient for the conduct of Seafield's activities. Following the Distribution, Seafield and the Company will review the amount of personnel and facilities used under the arrangement and each will reimburse the other to the extent that the exchange of facilities for services is not equivalent.

Tax Sharing Agreement

     Generally. In connection with the Distribution the Company and Seafield will enter into a Tax Sharing Agreement which provides, among other things, for the allocation among the parties thereto of Federal, state, local, and foreign tax liabilities for all periods through the Distribution Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the joint and several liability of Seafield and its subsidiaries to the IRS for all Federal taxes owed to the IRS by such corporations.

     Prior Tax Agreement. Seafield and all of its subsidiaries are currently members of a consolidated group of corporations that files consolidated Federal income tax returns, and all of these corporations are parties to a tax sharing agreement dated August 1, 1990 that governs their relationship as members of this consolidated group (the "Prior Tax Agreement"). The Tax Sharing Agreement modifies and amplifies the Prior Tax Agreement in certain respects and expressly provides that the Prior Tax Agreement, as so modified and amplified, will continue in full force and effect with respect to all tax returns for periods beginning prior to the Distribution Date that are otherwise covered by such Prior Tax Agreement.

     Under the Prior Tax Agreement each member of the Seafield consolidated group is essentially liable for the amount of Federal income tax that it would pay if it filed a separate Federal income tax return. As a result of the continuation of the Prior Tax Agreement, among other things, Seafield will be responsible and liable for all Federal income tax liability attributable to it as the payor of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution -- Payment of the Distribution by Seafield." Also under the Prior Tax Agreement as continued in effect by the Tax Sharing Agreement, each subsidiary of the Company will be liable to Seafield and will pay to Seafield after the Distribution Date an amount equal to any Federal income tax liability attributable to income generated by the subsidiary prior to such date and Seafield will be liable to the Company and will pay to the Company after the Distribution Date an amount equal to any Federal income tax savings attributable to losses generated by the subsidiary prior to such date..

     Other Matters. The Tax Sharing Agreement generally provides that the parties will cooperate with each other in the preparation and filing of tax returns and with regard to handling post-filing audits and similar proceedings. The Tax Sharing Agreement expressly provides that it does not deal with the liability of the parties with respect to the Tax Claims or any tax liabilities that arise out of or are related to the Tax Claims, since such liability is the subject of the Distribution Agreement and the Assignment.

                             BUSINESS AND PROPERTIES
Overview

     The Company is primarily engaged in the business of managing, developing and disposing of Real Estate and Energy businesses and Miscellaneous assets to be acquired from Seafield immediately prior to the Distribution (the "Transfer Assets"). Real Estate Assets reflect the remaining assets of a discontinued real estate development business that was conducted by Seafield in association with a previously owned life insurance company that was sold in 1990. The Energy and Miscellaneous assets also reflect a variety of insurance company assets that were retained by Seafield following the sale of that insurance business. The Company is engaged in the sale of all of its assets in an orderly manner other than its interest in Syntroleum Corporation. See "BUSINESS AND PROPERTIES -- Management and Disposition of Real Estate Assets;" "BUSINESS AND PROPERTIES -- Business and Management of Energy Assets" and "BUSINESS AND PROPERTIES -- Miscellaneous Assets and Liabilities."

     Real Estate assets, as of September 30, 1996, consist of (a) the remaining inventory from three high end condominium developments located in Santa Fe, New Mexico (comprising 31 completed homes that have been priced for sale between $225,000 and $750,000; "Quail Run") and Juno Beach, Florida (primarily comprising three homes that have been priced for sale between $800,000 and $3.0 million, the "Juno Beach Homes"); (b) a seven story parking garage in Reno, Nevada (the "Reno Parking Garage"); (c) a 49.9% interest in a community shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and (d) approximately 1,147 acres of undeveloped land, with 370 acres in Houston, Texas, approximately 547 acres in the vicinity of the Alliance Airport, in Ft. Worth, Texas, 205 acres in West Ft. Worth, Texas, 9 other acres in Corinth, Texas and 16 acres at the intersection of 119th Street and Interstate 35 in the southern portion of the Kansas City metropolitan area (the "Undeveloped Land"). The Total Real Estate Inventory had an aggregate carrying value as of September 30, 1996, of approximately $ 26.6 million.

     Energy assets consist of a 32.5% interest in Syntroleum Corporation ("Syntroleum") and minority interests in four oil and gas general partnerships which have working interests in producing wells in the Gulf of Mexico (the "Oil & Gas Properties").

      Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naphtha and related non fuel chemical feedstocks and lubricants. Syntroleum is currently engaged in negotiations for the licensing of the Syntroleum(R) Process with major oil companies. Because Syntroleum continues to be in the developmental phase of its operations, no assurances can be given that it will be able to successfully conclude any license or agreement on a favorable basis or that a commercially viable Syntroleum(R) Process plant will be constructed and successfully operated.

     The Company also owns other assets consisting primarily of (a) three investments in privately held venture capital limited partnerships having an aggregate book value at September 30, 1996, of $1,364,538, (b) a common stock interest in Oclassen Pharmaceuticals, Inc. a privately owned pharmaceutical manufacturer, which is proposed to be converted into approximately 183,673 shares of the common stock of Watson Pharmaceuticals, a publicly traded company, the shares of which were last traded on January 31, 1997, at $44.81 per share, and (c) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology which had a carrying value of approximately $1.0 million at September 30, 1996, ("Miscellaneous Assets").

     The Company will assume liabilities relating to the Transfer Assets as well as certain contingent Seafield liabilities ("Transfer Liabilities"), including Seafield's liability for disputed income taxes which the Internal Revenue Service claims to be owed by Seafield for its 1986, 1987, 1988, 1989 and 1990 tax years and which the State of California claims to be owed for the 1987, 1988 and 1989 years (the "Tax Claims"). The Tax Claims amount to approximately $14.6 million, plus interest. Although the Company believes that a combination of defenses against the claims and contested offsetting tax losses generated by a real estate project sold at a loss in 1990, could result in a positive outcome, the Company can not provide any assurance that its defense of such claims will be successful. See "BUSINESS - Legal Matters."

     The Company is engaged in the sale of all of its assets in an orderly manner other than Syntroleum. Following the liquidation of non Syntroleum assets, the Company plans to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets.

     The Company's historical operating results during the past four years reflect the sale or other disposition of a number of real estate assets and other significant Seafield investments, all of which have culminated in net capital loss carryforwards at Seafield in the approximate amount of $ 13.0 million. It is the intent of Seafield to utilize such losses in connection with the Distribution to offset as much as possible any gains that Seafield is required to recognize for Federal income tax purposes as a result of making the distribution. However, none of such losses may be applied against any ordinary income that Seafield shareholders will realize as the result of their receipt of shares of Company Common Stock in the Distribution.

     As a result of the Distribution, Seafield will own no shares of Company Common Stock and the Company will operate as an independent publicly traded company. The Company's principal executive offices are located at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141, and its telephone number is (816) 842- 7000.

Strategy

     Following the Distribution the Company plans to sell all of its assets, other than Syntroleum, in an orderly manner and under circumstances that would enable the Company to take advantage of opportunities to maximize the net amounts to be derived from each asset. Although the Company does not expect to engage in further Real Estate development activities, it may utilize available cash to further improve undeveloped real estate on hand if the improvement would be expected to enhance its ultimate marketablity on a profitable basis. Concurrent with these activities the Company will continue to assist Syntroleum with its efforts to license the Syntroleum Process, market its catalyst and to ultimately construct and operate plants for the conversion of natural gas into synthetic liquid hydrocarbons. These activities will include assistance with strategic planning and the acquisition of debt and or equity financing for the construction of one or more Syntroleum plants. That assistance may also include further investment by the Company in Syntroleum or directly in one or more Syntroleum plants. Following the liquidation of non Syntroleum assets, the Company expects to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets.


     The Company's primary source of revenue to support operations will be derived from the operation and sale of non Syntroleum assets and available cash. In addition to the support of current operations, those proceeds are expected to be used to prepare assets for ultimate sale, as is possible with respect to the

Company's undeveloped real estate. Depending on the progress made by Syntroleum it is expected that such proceeds may also be used for possible further investment in Syntroleum or in one or more Syntroleum plants, none of which are presently under development. Pending any such use, the proceeds of sale and available cash will be invested in government securities or possibly in other marketable debt or equity securities or money market instruments to the extent that any such investments would not cause the Company to become an investment company under the Investment Company Act of 1940.

Management and Disposition of Real Estate Assets.

     Real Estate assets are owned and operated by Scout Development Corporation and its wholly owned subsidiary Scout Development Corporation of New Mexico (collectively, "Scout"). Scout and its assets will be a wholly owned subsidiary of the Company in connection with the Distribution. Scout was initially formed in 19__ to acquire, develop and manage improved and unimproved real estate as a means of investing assets of Seafield's insurance business, which was then Seafield's primary business. However, in 1992 following the 1990 disposition by Seafield of the insurance business, the real estate development operations were discontinued. Since then Scout has concentrated on bringing to completion all of its development projects and on the disposition of all of its real estate assets in an orderly manner that would maximize the value of each asset. By the end of 1995 substantially all real estate development activities had been concluded and Scout was engaged primarily in the disposition of its assets.

     Real Estate assets at September 30, 1996 primarily consists of (a) the remaining inventory of three high end condominium developments comprising 34 homes in the Quail Run and Juno Beach Developments (the "Homes"); (b) the Reno Parking Garage; (c) the Shopping Center Interest in Gillette, Wyoming and (d) the approximately 1,147 acres of undeveloped real estate consisting of the Houston, Fort Worth and Kansas City Tracts (the "Undeveloped Land").

     The following table shows the carrying value of the inventory of the Company's Real Estate Assets as of September 30, 1996:

                              REAL ESTATE INVENTORY

                                                            Carrying value as of
         Asset                              Location        September 30, 1996

The 34 Residential Condominiums .....  Santa Fe New Mexico
                                       and Juno Beach, Fla   $ 16,503,000
The Reno Parking Garage .............  Reno, Nevada             3,008,000
The Houston Tract ...................  Houston, Texas           2,017,000
The Fort Worth Tracts ...............  Ft Worth, Texas          2,956,000
The Kansas City Tract ...............  Olathe, Kansas           2,381,000
                                                             ------------

                                                               26,865,000
The Shopping Center Interest ........  Gillette, Wyoming         (280,000)
                                                             ------------
    Total ...........................                        $ 26,585,000

     The Quail Run and Juno Beach residential condominium developments consist of inventory remaining from real estate development projects commenced by Scout.

The Juno Beach homes consists of two exclusive ocean front homes, each of which are listed for sale at $3.0 million, a third home within another project in the same area listed for sale at $800,000 and three marina boat slips. The Quail Run properties consist of 31 homes ranging in listing prices from $225,000 to $750,000. The company is actively involved in the marketing of these properties and anticipates that approximately two years will be required to complete all home sales. Following the disposition of these newly constructed homes, the Company will continue to have warranty obligations. None of the home properties are subject to any mortgage or material encumbrance.

     The Reno Parking Garage is a seven story 850-space parking garage located in downtown Reno, Nevada. Scout owns the building unencumbered except for a ground lease which expires on February 28, 2023 and which calls for annual lease payments in the amount of $294,000. The building contains a total of 144,500 square feet of leasable parking space. Parking revenue totaled approximately $744,000 or $875 per space or $5.15 per square foot in 1995. In addition, 8,258 square feet located on the ground floor of the garage is leased to a retail tenant under a 15-year lease. Revenue from the retail lease during 1995 was $133,800 or $16.20 per square foot. In addition to basic rent, the retail tenant is responsible for its pro rata share of real estate taxes and insurance. During 1995, $5,200 was collected from the retail tenant for taxes and insurance. Scout is presently actively marketing the property for sale.

     The Shopping Center Interest consists of a 49.9% joint venture interest in a retail shopping center containing approximately 163,000 square feet of net leasable area and 14 acres of undeveloped land in Gillette, Wyoming. At the end of 1995, the center was 75% occupied. Rental revenue totaled $686,000 for 1995. The average annual gross rental per occupied square foot was $6.10. In addition to rental revenue, tenants are responsible for their share of common area maintenance (CAM). During 1995, CAM collections from tenants totaled $77,000. The property is subject to industrial revenue refunding bonds pursuant to a refinancing in 1996 in the amount of $6.17 million that are secured by a bank letter of credit and guaranteed by Scout. The letter of credit is secured by a $3.15 million Treasury Note pledged by Seafield to the issuer of the letter of credit; the Treasury Note is included in the Transfer Assets and will be owned by the Company following the Distribution.

     The Undeveloped Land consists of an aggregate of approximately 1,147 acres of undeveloped land, with 370 acres in Houston, Texas, approximately 547 acres in the vicinity of the Alliance Airport, in Ft. Worth, Texas, 205 acres in West Ft. Worth, Texas, 9 other acres in Corinth, Texas, and 16 acres at the intersection of 119th street and Interstate 35 in the southern portion of the Kansas City metropolitan area. The zoning for the tracts other than the Kansas City Tract varies from residential to light commercial, with the Kansas City Tract being zoned for commercial use. None of the property is developed, none is encumbered with any mortgages, except for a $1.2 million non recourse mortgage on the Kansas City Tract, and all is being actively marketed as is.

     The Company does not plan to engage in further development of any of the Real Estate Assets except to the extent necessary to maximize the value of the properties on hand. Following the disposition of all properties it intends to terminate its real estate operations.

     The Company also owns an interest in certain contingent accounts receivable of Tenenbaum & Associates, Inc. ("TAI"), a real estate tax consulting firm, the business of which was sold in 1995. The carrying value of the receivables at September 30, 1996, was $800,000. The Company also has and is actively marketing a leasehold interest in approximately 14,985 square feet of space located on the second floor of an office building in Kansas City, Missouri that was formerly occupied by TAI and that was vacant as of November 30, 1996. The lease, which expires on May 31, 2000, calls for rents of approximately $19,318 per month, subject to yearly increases of approximately $850.

     Environmental.   Scout  is  subject   to  the   following   United   States
environmental laws: Clean Air Act, Comprehensive Environmental Response, Compensation, and Liability Act, Emergency Planning and Community Right-to-Know Act, Federal Water Pollution Control Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act, all as amended. Scout is also subject to the United States environmental regulations promulgated under these acts, and also is subject to state and local environmental regulations which have their foundation in the foregoing United States environmental laws.

     As is the case with many companies, Scout faces exposure to actual or potential claims and lawsuits involving environmental matters. However, no such claims are presently pending and Scout has not suffered, and does not anticipate that it will suffer, a material adverse effect as a result of any past action by any governmental agency or other party, or as a result of compliance with such environmental laws and regulations.

Business and Management of Energy Assets

     General.

     The Company's Energy assets consist of Syntroleum and interests in four oil and gas partnerships that have working interests in producing wells in the Gulf of Mexico. These assets are owned by BMA Resources, Inc., a wholly owned subsidiary of Seafield that will become a wholly owned subsidiary of the Company in connection with the Distribution ("BMA Resources"). BMA Resources was formed by Seafield to acquire, hold and develop properties in connection with its insurance business that was sold in 1990. Since that sale BMA Resources has disposed of all of its assets other than Syntroleum and the Oil and Gas Interests. Following the Distribution the Company intends to promote the continued development of Syntroleum. The Company does not intend to acquire additional oil and gas interests with the exception of additional capital expenditures in existing partnerships for the purpose of further developing proven reserves.

     Syntroleum

     Syntroleum Background. The Company owns 5,950,000 shares which constitutes approximately 32.5% of outstanding Syntroleum Common Stock. The shares were acquired by the Company over a number of years for an aggregate of approximately $2.1 million. Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naphtha and related non fuel chemical feedstocks and lubricants.

     Syntroleum is a privately owned corporation that was founded in 1984 by Kenneth Agee. Mr. Agee is a chemical engineer who is the inventor of most of Syntroleum's proprietary technology, the Chairman and Chief Executive Officer and a principal stockholder of Syntroleum. Syntroleum built an initial two barrel per day pilot plant in 1990- 1991 with the proceeds of the Company's first significant investment in 1988. In 1995 Syntroleum substantially up graded the pilot plant to conduct additional tests. Recently, Syntroleum entered into a joint development agreement and master license agreement with Texaco. Under the joint development agreement Texaco and Syntroleum have agreed to pool resources for the refinement of certain aspects of the Syntroleum(R) Process. Under the master license agreement Syntroleum has granted Texaco a nonexclusive license to use the Syntroleum(R) Process outside North America (United States, Canada and Mexico), China and India for the construction of processing plants and the production of liquid fuels.

     Syntroleum's strategy is to license the Syntroleum(R) Process on a non exclusive basis to producers of natural gas and oil and gas processors in exchange for license fees and royalties, to market the principal catalyst used in the Syntroleum(R) Process to plant operators (the " Catalyst") and to construct and operate its own plants in the United States and other parts of the world for the production of chemical feedstocks and lubricants.

     The Syntroleum(R) Process. Syntroleum's Syntroleum(R) Process essentially involves two catalytic reactions - the first reaction converts natural gas into synthesis gas ("syngas"). In the syngas reaction, natural gas consisting primarily of methane, is combined at high temperature with air, consisting primarily of oxygen and nitrogen, in a proprietary reactor utilizing a commercially available catalyst to form syngas. The resulting syngas consists primarily of carbon monoxide and hydrogen that is "diluted" with nitrogen. The second reaction converts the syngas into hydrocarbons which are primarily liquid at room temperature through a catalytic reaction commonly referred to as the Fischer- Tropsch reaction. In the Fischer-Tropsch reaction, the syngas flows into a reactor containing a proprietary catalyst developed by Syntroleum. As the syngas passes over the catalyst, it is converted into hydrocarbons of various molecular weights, with by-product water and carbon dioxide also being produced. The hydrocarbons and water drain from the reactor vessel and are subsequently separated. Both reactions generate considerable amounts of heat. The nitrogen helps to remove a portion of the heat from the reactor and is ultimately vented into the atmosphere. The Syntroleum(R) Process contemplates that a portion of the excess heat energy will be used in the compression energy necessary for the syngas and Fischer-Tropsch reactions, with any remaining surplus heat energy being converted for commercial sale if circumstances permit. Energy integration is a key component of the capital efficiency of the Syntroleum(R) Process and is the subject of several patent applications that Syntroleum has in process.

     The Syntroleum(R) Process involves a number of unique characteristics that differentiate it from competing processes developed or under development by a number of large companies. The Syntroleum(R) Process utilizes oxygen directly from the atmosphere for the syngas reaction while others utilize pure oxygen to create a syngas that is free of nitrogen. This difference significantly reduces costs and equipment to produce syngas in the Syntroleum(R) Process. The Syntroleum(R) Process also utilizes a unique catalyst under development by Syntroleum for use in the Fischer-
                                     32
Tropsch conversion reaction. The Catalyst produces hydrocarbon molecules that are primarily in the liquid fuels range. This reduces subsequent processing where the desired product is a liquid fuel. Syntroleum has also developed a catalyst which produces a very waxy synthetic crude oil which requires further processing in order to produce a liquid fuel. A third major difference relates to the use of nitrogen in the Syntroleum(R) Process rather than eliminating it prior to the initial syngas reaction as with competing processes. The combination of these and other features have led Syntroleum to believe that plants using its proprietary Syntroleum(R) Process may be constructed at a capital cost significantly less than those based on competing processes of comparable size. In addition, Syntroleum believes that the Syntroleum(R) Process will permit the construction of relatively small cost effective processing plants that may be used on ships, barges and offshore platforms for the conversion of gas production from small fields in remote locations.

     Patents and Properties. Syntroleum holds the following patents relating to the Syntroleum(R) Process: United States patent no 4,833,170 issued May 23, 1989 and no. 4,973,453 issued November 27, 1990. These patents were granted for a term of seventeen years from the date of issuance. Patent applications were subsequently filed in Argentina, Australia, Canada, China, India, Malaysia, Mexico, Netherlands, Nigeria, Norway, Pakistan, United Kingdom and Venezuela. Subsequent patents have been granted in Australia, Canada, China, India, Malaysia, Mexico, Nigeria, Norway, Pakistan and the United Kingdom. The applications in Argentina, Netherlands and Venezuela are still pending.

     Syntroleum also has several additional patent applications filed and others in progress.

     Syntroleum owns a prototype two barrel per day pilot plant located on 2 acres in Tulsa, Oklahoma and leases 2,500 square feet of laboratory and office space and 4,500 square feet of executive office space in Tulsa.

     Available Natural Gas and Demand for the Syntroleum(R) Process. Syntroleum believes that a significant demand exists for cost effective gas to liquids plants due to the availability of large quantities of natural gas in remote regions of the world that are not currently marketable because the distance to a market makes them uneconomical to transport as natural gas. When crude oil is associated with unmarketable natural gas, it is frequently flared or re-injected in order to produce the associated oil. However, in many countries flaring is not allowed by law and re-injection is frequently not an economical option. Natural gas may also be unmarketable due to the nature or quantity of impurities in the gas, such as excessive quantities of carbon dioxide, nitrogen or hydrogen sulfide. A cost effective Syntroleum plant may be a viable option in many of these cases.

     In the Syntroleum(R) Process certain impurities such as nitrogen and carbon dioxide do not have to be removed in order for the gas to be used as a viable feedstock. The liquid hydrocarbon or "Syncrude" that results from the Syntroleum(R) Process is free from sulfur, metals, aromatics, nitrogen, salt and other impurities that may be found in crude oil. These and other characteristic make the Syncrude a valuable blending stock for upgrading natural crude oil products.

     Products. Depending on the catalyst used and the design of the plant the Syntroleum(R) Process will produce short chain liquid hydrocarbons that can be upgraded into liquid fuels such as diesel, kerosene (for jet fuel) and naphtha (for use in gasoline production). These may be differentiated from existing commodity fuels because they are free of sulfur, metals, particulates and aromatics and may therefore be marketed at premium prices as a blending agent in US and European markets and as a substitute for LNG (liquefied natural gas). Other proprietary catalysts may be used to produce longer chain hydrocarbons that can be further processed to produce synthetic lubricants, waxes and petrochemical feedstocks.

     Competition-Early Stage Development. The Syntroleum(R) Process is in direct competition with processes developed by or under development by a number of major oil companies which have substantially greater financial and technical resources relative to those available to Syntroleum. Furthermore, the Syntroleum(R) Process has not been tested in a plant designed to produce commercial quantities and such testing can not occur until a plant has been developed, which could take up to two years from the commencement of construction. Although, Syntroleum has entered into a joint development agreement with Texaco, that agreement does not assure that the development process will be completed or that Texaco will use its license rights to build a plant using the Syntroleum(R) Process. Accordingly,

                                       33

until a plant is constructed and placed in profitable operation, Syntroleum will not have assurance of the commercial feasibility of its process or whether it will be able to successfully compete with processes developed by companies having much greater financial resources.

     No Market for Syntroleum Common Stock. Syntroleum's capital stock consists of a single class of Common Stock, 18,311,057 shares of which were outstanding at September 30, 1996. There is no public market for the Syntroleum Common Stock. It is privately held by approximately 114 stockholders under agreements which restrict the transfer of the stock. Transfers are not permitted except to certain affiliates and in connection with sales to other third parties after the stock has first been offered to Syntroleum and then to the other Syntroleum stockholders. During 1996 Syntroleum has sold shares in two private transactions at $7.42 per share, the largest of which transactions involved a catalyst supplier who purchased a portion of the shares for $1.0 million in cash and agreed to purchase the balance at $7.42 per share through the delivery of $7.0 million of catalyst and other non cash consideration.

     Syntroleum Financial Condition and Results of Operations. As of September 30, 1996, Syntroleum had unaudited accumulated deficit of $3.3 million and net shareholders' equity of $1.4 million. Unaudited losses from operations for the nine months ended September 30, 1996, were $766,000.

     Syntroleum Management and Employees.   Syntroleum's officers consist of :

         Mr Kenneth Agee, age 39, who has been Chairman and Chief Executive Officer since inception and who is a licensed professional engineer and the inventor of most of Syntroleum's proprietary technology.

         Mr. Mark A. Agee, age 43, who has been the President and Chief Operating Officer of Syntroleum since January 1996, Vice President and Chief Financial Officer from January 1994 until December, 1996 and who is the brother of Kenneth Agee. From 1989 to 1993 Mr. Agee was the President and Chief Executive Officer of Convergent Communications, Inc., a private telecommunications company that was sold in 1993.

         Mr. Peter Snyder, age 51 has been Vice President of Marketing since January 1996. From 1990 to 1995 he was the President of C& C Petroleum and Chemicals Group , a wax and lubricants marketing company.

         Mr. Larry J. Weick, age 48 has been employed as Vice President of Project Development since January 1996. From 1993 to 1996 he was a consultant for natural gas and electric utilities. Previously he was employed for twelve years in finance, planning and business development for ARCO.

         Mr. Randall M. Thompson, age 38, has been the Vice President and Chief Financial Officer since December 1996. From 1994 to December 1996 he was a Vice President of Tenneco Energy and from 1983 to 1994 was Planning and Evaluation Manager for Atlantic Richfield Company.

     The Syntroleum Board consists of eight directors, two of which are officers of the Company, being Mr. Seward and Mr. Jacobs, Mr. Frank. M. Bumstead, a Director of a Seafield Subsidiary, Mr. Kenneth Agee and Mr. Mark Agee, who are Syntroleum officers, and three other non employee directors, consisting of Mr. Alvin Albe, Mr. Robert Rosene, Jr., and Mr. Ted Sheridan.

     At November 30, 1996, Syntroleum had 8 full time and 8 part time employees.

     Oil and Gas Properties.

     BMA Resources owns minority general partnership interests in four oil and gas general partnerships, which were formed from 1987 to 1989, with the purpose of engaging in the business of acquiring, exploring and developing oil and gas prospects. The partnerships have working interests in producing wells in the Gulf of Mexico and have a combined carrying value of $4,102,122 as of September 30, 1996.


                                       34

Miscellaneous Assets and Liabilities

     The Company also owns other assets consisting primarily of (a) three investments in privately held venture capital limited partnerships having an aggregate book value at September 30, 1996, of $1,364,538, (b) a common stock interest in Oclassen Pharmaceuticals, Inc. a privately owned pharmaceutical manufacturer, which is proposed to be converted into approximately 183,673 shares of the common stock of Watson Pharmaceuticals, a publicly traded company , the shares of which were last traded on January 31, 1997 at $44.81 per share, and (c ) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology, which had a carrying value of approximately $1.0 million at September 30, 1996. These assets were acquired by Seafield in connection with its Insurance Business that was sold in 1990. Following the Distribution the Company plans to liquidate all of these investments in an orderly manner with the view to maximizing their value to stockholders.

     The Company will assume certain contingent Seafield liabilities, including Seafield's liability for disputed income taxes which the Internal Revenue Service and the State of California claims to be owed by Seafield for its 1986, 1987, 1988, 1989 and 1990 tax years (the "Tax Claims"). The Tax Claims amount to approximately $ 14.6 million, plus interest. Although the Company believes that a combination of defenses against the claims and contested offsetting tax losses generated by a real estate project sold at a loss in 1990, could result in a positive outcome, the Company can not provide any assurance that its defense of such claims will be successful. See "BUSINESS - Legal Matters."

Company Employees

     As of the Distribution Date it is anticipated that the Company and Scout, but not including Syntroleum will employ approximately 15 individuals, none of of whom will be covered by collective bargaining agreements. All of its employees other than 12 property management employees of Scout provide management, financial, accounting, tax, administrative and other services with respect to its assets.

     The Company believes that relations with its employees are good.

Company Properties.

      The Company's headquarters occupy approximately 13,700 square feet of leased space in a building at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141. The term of this lease expires on April 1, 2002, subject to an option to cancel the lease on April 1, 1999. Owned real estate is described under "Management and Disposition of Real Estate Assets."

Regulation - Possible Application of the Investment Company Act of 1940

     Generally, and subject to certain exceptions, an issuer of securities is an "investment company" under the Investment Company Act of 1940 (the "1940 Act") if, among other criteria, it is engaged in or proposes to engage in the business of investing, owning, holding or trading of securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer's total assets (exclusive of government securities and cash items) on an unconsolidated basis. "Investment securities" for purposes of this definition, includes stock of non-majority owned companies, so the Company's holding of Syntroleum would be part of its investment securities. Although the value of the Company's investment securities as of September 30, 1996, based in part on appraisals furnished by GKB, do not exceed 40% of the value of its total assets (exclusive of government securities and cash), the Company could meet this definition of an investment company in the future as its real estate assets are sold and if the value of Syntroleum increases.

     However, under a rule adopted under the 1940 Act by the Securities and Exchange Commission (the "SEC"), an issuer generally will not be deemed to be an investment company under the 1940 Act if (a) no more than 45% of the value of the issuer's total assets (exclusive of government securities and cash items) consists of, and no more than 45% of the issuer's net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than

                                       35

(a) government securities, (b) securities issued by certain employees' securities companies, (c) securities issued by majority owned subsidiaries of the issuer and (d) securities issued by companies other than investment companies which are controlled primarily by the issuer and through which the issuer engages in a business other than that of investing, reinvesting, owning, holding or trading in securities (the "45% Rule"). Under the 1940 Act an issuer is presumed to be in control of another company if it holds more than 25% of the voting stock of the company. The Company believes that Syntroleum is "primarily controlled" by the Company based on the amount of actual control exercised by the Company over Syntroleum's business and the amount of its ownership of voting stock in Syntroleum. Accordingly, the Company believes that its only assets that are securities for purposes of the 45% test are its Miscellaneous Assets. Based in part on appraisals furnished by GKB, the Company's Board believes that the value of those assets as of September 30, 1996, would be less than 15% of the Company's total assets as of that date, exclusive of government securities and cash items, that the income from such assets in the future will be less than 45% of the Company's anticipated net income in the future and that the Company should therefore be well within the parameters of the 45% test and not subject to regulation under the 1940 Act.

     Nevertheless, if the Company's percentage ownership interest in Syntroleum should drop below 25% or if the amount of the Company's Miscellaneous Assets and other securities that do not fall within the exclusion should become greater than 45% of the Company's total assets (other than government securities and cash) or if the income derived from such securities exceeds 45% of the Company's net income after taxes, and if the Company can not meet the 40% test, then the Company could become subject to regulation by the SEC under the 1940 Act, which regulation could significantly and adversely affect the Company's activities. In order to minimize the likelihood of such event and to stay within the requirements of the 45% Rule, the Company intends to take such action as may be reasonable and appropriate in order to maintain its primary control over
Syntroleum and to reinvest the proceeds of sales of its Real Estate, Miscellaneous Assets and Oil and Gas properties in government securities and other operating assets pending any merger or other disposition of the Company's assets and businesses.

     If the Company does fail to meet the requirements of the 40% or 45% Rules, it may nevertheless avoid regulation under the 1940 Act if it meets the requirements of another SEC rule applicable to "transient" investment companies. Under this rule, a company will not, for a period of one year, be deemed an investment company, even though it fails the test under the 45% Rule, if it has a bona fide intent to be engaged primarily, and as soon as reasonably possible (and in any event by the end of the one-year period), in a non-investment company business or, under an SEC statement respecting the rule, a bona fide intent to liquidate within such period of time. The transient investment company rule is frequently relied on by companies which have received a substantial amount of cash through a sale of significant assets or through a securities offering; they typically need time to expand their business or to start up or acquire a new operating business.

     Under the transient investment company rule, a company's intent to engage primarily in a non-investment company business must be evidenced by appropriate resolutions of its board of directors and by its business activities. The Company's board of directors has adopted a resolution evidencing its intent to engage primarily in a non-investment company business, and the Company presently believes that its business activities will demonstrate the intent required for it to fall within the rule.

     If, in the future, the Company meets the definition of an investment company under the 1940 Act and does not fit within any exceptions to regulation under such Act, the Company may be able to elect to become a business development company ("BDC") rather than register as an investment company. Generally, to be eligible to elect BDC status, a company must be operated for the purpose of making investments in, and make available significant managerial assistance to companies, which do not have a liquid public market for their securities. Such portfolio companies are termed "eligible portfolio companies." An eligible portfolio company generally is a U.S. company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) meets such other criteria as may be established by the Commission.

     Under the 1940 Act, BDCs, are subject to certain of the rules relating to registered investment companies and to certain complex rules relating only to BDCs but they generally have greater flexibility than registered investment companies do in such areas as capital structure, portfolio diversification, transactions with affiliates and employee compensation matters (such as stock options or profit sharing plans). On the other hand, BDCs are more limited than registered investment companies in the types of investments they may make. BDCs may acquire only certain prescribed qualifying assets and certain assets necessary for their operations (such as interests in real estate and leasehold improvements, office furniture, equipment and facilities) unless, at the time of acquisition, at least 70% of the value of the BDC's assets consists of "qualifying securities." "Qualifying securities" include privately acquired securities of companies that were eligible portfolio companies at the time the BDC acquired such securities; securities of eligible portfolio companies controlled by the BDC; and cash items, U.S. government securities and high quality short-term debt. BDCs are also subject to restrictions on the nature of the transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered qualifying securities.

     The Company currently expects that if it would be required to register as an investment company, it would consider whether to elect BDC status. No assurance can be given that BDC status will be, or will continue to be, available to the Company. In addition, even if the Company were able to maintain such status, the restrictions applicable to BDCs could significantly and adversely affect the Company's activities.

Legal Matters.

     Under the Distribution Agreement and Assignment and Assumption Agreement, the Company will assume the rights and obligations of Seafield with respect to the legal matters described below.

     Internal Revenue Service Audits. Seafield has received notices of proposed adjustments (Revenue Agent's Reports) from the Internal Revenue Service (IRS) with respect to 1986-90 federal income taxes. These notices claim total federal income taxes due for the entire five year period in the approximate net amount of $13,867,000, exclusive of interest thereon.

     The substantive issues raised in these notices for the years 1986-1990 are primarily composed of the former television subsidiaries' amortization of film rights, the sale of the stock of a former television station, certain insurance company tax issues and a $27 million loss on the sale of a real estate partnership interest.

     The IRS' denial of film right amortization equates to approximately $10.5 million of the $13.9 million in additional taxes; provided that if the IRS were to prevail on the amortization issues, the tax basis in the television stations would be increased. This would have the effect of reducing income taxes in connection with the sale of the television stations.

     With respect to the loss on the sale of the real estate partnership interest, the IRS has claimed that the sale did not occur during 1990, but rather occurred after 1990. If the sale did not occur in 1990, then 1990 losses could not be carried back to 1987, to reduce Seafield's significant taxable income in 1987.

     Seafield has filed protests regarding the 1986-90 notices of proposed adjustments. Seafield is currently pursuing a compromise with the Appeals

Division of the IRS for the 1986-89 years. The 1990 issues have not yet been formally addressed at the Appeals Division but Seafield is advised by IRS representatives that tax issues in all years under audit will be addressed together. Resolution of these tax disputes may reasonably be expected during 1997, but is not certain.

     The Company is assuming from Seafield all contingent tax liabilities and is acquiring all rights to refunds as well as any interest thereon related to these tax years (the "Tax Claims") and liabilities and refunds related to any issues raised by the IRS for years 1986-1990 whose resolution may extend to tax years beyond the 1990 tax year. Based upon the advice of counsel, the Company believes that it will prevail on the 1990 loss carryback issue. In addition,

                                       37

there are meritorious defenses or pending favorable compromises for many of the other substantive issues. The Company believes that adequate accruals for these income tax liabilities have been made. These accruals will be transferred from Seafield to the Company as part of the Distribution.

     California Tax Issues. In December 1996, the California state auditor sent Seafield an audit report covering the 1987-1989 taxable years. The State of California has determined to include, as a "unitary taxpayer," all majority owned non-life insurance subsidiaries and joint ventures of Seafield. The auditor's report has been forwarded to the California Franchise Tax Board for action. A billing is expected to be made to Seafield within six months from the submission of the report by the auditor. The total amount of California state income taxes due for the 1987-1989 years is expected to be approximately $750,000, exclusive of interest. The Company is assuming all potential tax liabilities and interest thereon regarding the California audit for the 1987-1989. The Company believes that it has established on the pro forma balance sheet herein appropriate accruals for the California state income tax liability.

      The Company believes that final resolution of the above Tax Claims after taking into account offsetting claims for refunds and amounts accrued, should not have a material adverse effect on the Company's financial position.

     Claim Against Skidmore, Owings & Merrill, et al. In 1986, a lawsuit was initiated in the Circuit Court of Jackson County, Missouri by Seafield's former insurance subsidiary (i.e., Business Men's Assurance Company of America) against Skidmore, Owings & Merrill ("SOM") which is an architectural and engineering firm, and a construction firm to recover costs incurred to remove and replace the facade on the former home office building. Because the removal and replacement costs had been incurred prior to the sale of the insurance subsidiary, Seafield negotiated with the buyer for an assignment of the cause of action from the insurance subsidiary. Under the Distribution Agreement Seafield has assigned to the Company all of its rights to any recoveries and the Company has assumed any costs relating to the prosecution of any of the above described claims. Thus any recovery will be for the benefit of the Company and all costs incurred in connection with the litigation will be paid by the Company. Any ultimate recovery will be recognized as income when received and would be subject to income taxes. In September 1993, the Missouri Court of Appeals reversed a $5.7 million judgment granted in 1992 in favor of Seafield; the Court of Appeals remanded the case to the trial court for a jury trial limited to the question of whether or not the applicable statute of limitations barred the claim. The Appeals Court also set aside $1.7 million of the judgment originally granted in 1992. In July 1996, the case was retried to a judge. On January 21,

1997, the judge entered a judgment in favor of Seafield. The amount of that judgment, together with interest is approximately $5.8 million. Although the Company believes the judgment will be appealed, counsel for the Company expects that it will be difficult for the defendants to cause the judgment to be reversed. If appealed, the final outcome would not be expected for at least another year.

     CLAIM AGAINST SCOUT. On January 30, 1997, Scout Development Corporation was served with a complaint filed in the District Court of Tarrant County, Texas by the parents of a 36 week old fetus who did not survive an automobile accident at an intersection in Fort Worth, Texas, the view of which is alleged to have been obstructed by weeds growing on property that is alleged to have been owned by Scout. The Company expects to deny liability, has turned the matter over to its insurance carrier and believes that if it has any liability, it is adequately covered by an existing policy of insurance.



                                       38

                                 CAPITALIZATION

     The following table sets forth the unaudited historical and pro forma capitalization of the Company as of September 30, 1996. The unaudited pro forma capitalization reflects the transfer to the Company of the Transfer Assets and Transfer Liabilities including; (i) the assumption by the Company of certain federal and state tax and related interest claims of Seafield; (ii) the assumption by the Company of the estimated assets and liabilities of Tenenbaum; and (iii) the distribution of the shares to Seafield's stockholders. The accounting for this transfer of assets and liabilities represents a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying value.

     The table should be read in conjunction with the Company's financial statements and the notes thereto and the unaudited pro forma combined financial information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not necessarily reflect the capitalization of the Company in the future or as it would have been had the capitalization occurred on September 30, 1996.

                                                        September 30, 1996
                                                        ------------------
                                               Historical  Adjustments Pro Forma
                                               ----------  ----------- ---------
                                                         (in thousands)
Stockholders' Equity:
Preferred Stock of $0.01 par value with $100
     liquidation preference. Authorized
      1,000,000 shares; none issued ...........   $  --        --         --
Common Stock of $0.01 par value. Authorized
     30,000,000 shares; issued 1,620,862 shares      --          16         16
Paid-in Capital ...............................      --      43,636     43,636
Total Combined Equity .........................    35,985   (35,985)      --
                                                  -------   -------    -------
     Total Stockholders' Equity ...............    35,985     7,667     43,652
                                                  -------   -------    -------
     Total Capitalization .....................   $35,985     7,667     43,652
                                                  =======   =======    =======

                                 SLH OPERATIONS
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Balance Sheet of the Company as of September 30, 1996 has been prepared pursuant to the Distribution Agreement to reflect the transfer to the Company of the Transfer Assets and Transfer Liabilities including; (i) the assumption by the Company of certain federal and state tax and related interest claims of Seafield; (ii) the assumption by the Company of the estimated assets and liabilities of Tenenbaum; and (iii) the distribution of the shares to Seafield's stockholders. The accounting for this transfer of assets and liabilities represents a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying value.

     The unaudited Pro Forma Combined Balance Sheet has been prepared as if the transactions had occurred on September 30, 1996. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of September 30, 1996 or results which may be obtained in the future.

     The pro forma adjustments, as described in the Notes to the Pro Forma Combined Balance Sheet, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited Pro Forma Combined Financial Information should be read in conjunction with the Company's financial statements and the notes thereto, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the other financial information included elsewhere herein.

     There are no material adjustments to be made with respect to a presentation of pro forma statements of operations for the nine months ended September 30, 1996, and the year ended December 31, 1995. Accordingly, historical statements of operations presented in the SLH Operations Statements of Operations presented at page F-4 fairly reflect pro forma results as if the Distribution had occurred on January 1, 1996 and January 1, 1995. For this reason separate pro forma statements of operations are not included in this Information Statement.

                                       39

     Pro forma per share loss before cumulative effect of a change in accounting principle was $(2.16) for the nine months ended September 30, 1996 and based $(6.93) for the year ended December 31, 1995 computed on 1,620,862 shares being issued and outstanding for the entire periods.

                                 SLH OPERATIONS
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                       September 30, 1996
                                                           Historical       Adjustments      Pro Forma
                                                           ----------  ------------------    ---------
ASSETS                                                                   (in thousands)
     Current assets:
         Cash and cash equivalents .....................   $     --       6,860    (a)         6,860
         Short-term investments ........................         --       3,140    (a)         3,140
         Accounts and notes receivable .................        582         582
         Real estate under contract ....................      2,733       2,733
         Other current assets ..........................        342         800    (d)         1,142
                                                            -------      ------               ------
              Total current assets .....................      3,657      10,800               14,457
     Real estate held for sale .........................     24,132      24,132
     Investment securities .............................      4,879       4,879
     Investment in affiliates:
         Oil and gas partnerships and interests ........      4,102       4,102
         Other .........................................       (180)       (180)
     Property, plant and equipment, net ................        488         488
     Intangible assets, net ............................        769         769
     Deferred income taxes .............................         47                               47
     Other assets ......................................         43                               43
                                                             ------      ------               ------
                                                           $ 37,937      10,800               48,737
                                                             ======      ======               ======
LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Accounts payable ..............................   $    160         160
         Income tax payable ............................         --         750    (b)           750
         Other current liabilities .....................        523       1,000    (b)         1,523
                                                                         ------    ------     ------
              Total current liabilities ................        683       1,750                2,433
     Notes payable .....................................      1,194       1,194
     Income taxes payable ..............................         --         183    (e)           183
     Other liabilities .................................         75       1,200    (c)(d)      1,275
                                                                         ------    ------     ------
              Total liabilities ........................      1,952       3,133                5,085
     Stockholders' equity:                                   ------      ------               ------
         Preferred stock of $0.01 par value with $100
           liquidation preference.  Authorized 1,000,000
           shares;  none issued ........................         --          --                   --
         Common stock of $0.01 par value.  Authorized
           30,000,000 shares; issued 1,620,862 shares ..         --          16    (f)            16
         Paid-in capital ...............................         --      35,969    (f)        43,636
                                                                         10,000    (a)
                                                                         (1,750)   (b)
                                                                           (700)   (c)
                                                                            300    (d)
                                                                           (183)   (e)
         Combined equity ...............................     35,985     (35,985)   (f)          --
                                                             ------      ------               ------
              Total stockholders' equity ...............     35,985       7,667               43,652
                                                             ------      ------               ------
                                                           $ 37,937      10,800               48,737
                                    40                       ======      ======               ======

Notes to Pro Forma Combined Financial Information:

(a) Represents the cash and short-term investments, consisting of U. S. Treasury obligations, to be transferred to the Company on the date of distribution.
(b) Represents the estimated state tax liability and accrued interest assumed by the Company.
(c) Represents contractual lease obligation for the Seafield office space (approximately $700,000 through April 1999). The lease to be assumed from Seafield expires in April 2002 with a right to cancel in April 1999. The lease has been accounted for as an operating lease.
(d) Represents estimated Tenenbaum assets ($800,000) and liabilities ($500,000) assumed by the Company.
(e) Represents estimated tax liability arising out of Internal Revenue Service Audits for the years 1987-1990. See "BUSINESS AND PROPERTIES -- Legal Matters -- Internal Revenue Service Audits.
(f) Represents the issuance of 1,620,862 shares of $.01 par value stock to Seafield's stockholders and the reclassification of the combined equity in excess of par value to the paid-in capital account.

                                 SLH OPERATIONS
                          SELECTED HISTORICAL COMBINED
                              FINANCIAL INFORMATION

     The following table sets forth selected historical combined financial data for the Company. The historical financial information presented reflects periods during which the Company did not exist but rather reflects the financial information of Seafield's businesses and assets that will be transferred to the Company in connection with the Distribution as well as related liabilities to be assumed by the Company. The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if the Company had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of the Company's future performances as an independent company. The financial information should be read in conjunction with the Company's Combined Financial Statements and the notes thereto found elsewhere in this Information Statement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA."

                                      (unaudited)
                                    Nine months ended
                                      September 30,                  Years ended December 31,
                                      -------------                  ------------------------
                                       1996       1995       1995       1994         1993        1992        1991
                                       ----       ----       ----       ----         ----        ----        ----
                                                     (in thousands)
Statement of Operations Data
   Real estate sales .............   $ 12,801     7,390     10,485      10,932      16,297      33,067      17,689
   Real estate rentals and other .        576       723      1,001       1,059       1,173       1,701       1,404
                                     --------    ------   --------    --------    --------    --------    --------
   Total Revenues ................     13,377     8,113     11,486      11,991      17,470      34,768      19,093
                                     --------    ------   --------    --------    --------    --------    --------
    Cumulative effect of change in
      accounting principle (1) ...     (1,400)     --         --          --          --          --          --

   Net loss ......................     (4,903)   (2,575)   (11,232)     (6,545)     (4,166)     (5,904)     (3,431)

Balance Sheet Data
   Current assets ................   $  3,657    N/A         4,432       3,707       6,006       1,538       1,200
   Real estate held for sale .....     24,132    N/A        35,073      40,998      39,047      50,703      75,832
   Investment securities .........      4,879    N/A         5,136       6,161       6,624       6,990       6,279
   Investment in oil and gas
       partnerships and interests       4,102    N/A         5,255       6,703       8,543      11,427      11,668
   Total assets ..................     37,937    N/A        51,638      64,627      70,155      84,471     109,074
   Current liabilities ...........        683    N/A           365         239       2,150       1,186       1,977
    Long-term debt ...............      1,194    N/A         1,289       2,689       1,153       1,153         781
   Stockholders' equity ..........     35,985    N/A        49,869      61,330      66,621      81,454     105,032
--------

(1) Adoption of statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This  Management's  Discussion  and  Analysis of  Financial  Condition  and
Results of Operations covers periods when Company's assets were owned by Seafield and operated as part of Seafield. It should be read in conjunction with the Company's Historical Combined Financial Statements and Notes thereto included elsewhere herein. It covers the years ended December 31, 1995, 1994 and 1993, and the nine months ended September 30, 1996 and 1995. The Company is engaged in the sale of all of its assets in an orderly manner other than Syntroleum.

Results of Operations

                      Summary of Combined Financial Results

                             (unaudited)
                          Nine months ended
                             September 30,            Year ended December 31,
                          1996        1995        1995        1994        1993
                          ----        ----        ----        ----        ----
                                        (in thousands)

Total revenues .....   $ 13,377       8,113      11,486      11,991      17,470
Loss from operations     (3,968)     (2,913)    (12,180)     (8,903)     (3,681)
Net loss ...........     (4,903)     (2,575)    (11,232)     (6,545)     (4,166)


     Nine Months 1996 Compared to Nine Months 1995. Real estate revenues were $13.4 million in 1996's first nine months compared with $8.1 million in 1995's first nine months. The real estate sales revenues in 1996 include the sale of 34 residential units in Florida and New Mexico ($11.9 million); 20 acres of land in Oklahoma ($275,000) and 1.5 acres of land in Kansas ($580,000). In 1995's first nine months, real estate sales revenue included the sale of 18 residential units or lots in Florida, Missouri and New Mexico ($5.5 million) and 125 acres of land in Kansas and Texas ($1.8 million). Real estate rental and other revenues decreased from $723,000 in 1995's first nine months to $576,000 in 1996 primarily relating to Reno parking garage rentals.

     At September 30, 1996, real estate holdings include residential land, undeveloped land, single-family housing and commercial structures located in the following states: Florida, Kansas, Nevada, New Mexico, Texas and Wyoming, all of which are listed for sale. The total acreage consisted of approximately 1,150 acres and approximately 71 lots or units for sale. Real estate operations are influenced from period to period by several factors including seasonal sales cycles for projects in Florida and New Mexico.

     Cost of the real estate sales in 1996 totaled $12.7 million, compared with a cost of approximately $7.5 million in 1995, reflecting the mix of real estate sold during each period as discussed above in the revenue analysis. Real estate operating expenses totaled $1.9 million in 1996, compared with $2.4 million in 1995. The decrease is attributable to a reduction in expenses associated with the substantial completion of the residential projects and a reduction of depreciation in 1996 as real estate available for sale is not depreciated under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which was implemented effective January 1, 1996.

     Adoption of SFAS No. 121 on January 1, 1996 resulted in an impairment loss on real estate held for sale of $1.4 million which is included in the accompanying unaudited statement of operations for the nine months ended September 30, 1996 as the cumulative effect of a change in accounting principle. This impairment loss resulted primarily from discounting expected future cash flows in estimating fair values less cost to sell of certain real estate properties.

     An additional impairment loss on real estate held for sale of $1.5 million was recorded as of September 30, 1996. This impairment loss resulted from changes in estimated expected future cash flows based primarily on lower expected sales prices on certain properties based on appraisals and other current market conditions.
                                       43
     General and administrative expenses have been included in the statements of operations based on management's estimate of what expenses would have been incurred had the Company operated on a stand alone basis. Such amounts are not materially different than what are expected for future periods.

     The above factors produced a loss from operations of $4 million in 1996, compared with $2.9 million in 1995.

     Investment income in 1996 increased to $399,000 from $302,000 in 1995. The 1996 income primarily reflects cash received in excess of basis from two venture capital funds while 1995's income consists of interest on notes receivable from the sale of real estate.

     Equity in affiliates' operations produced a loss of $572,000 in 1996, compared with a loss of $106,000 in 1995. During 1996, the oil and gas operations recorded affiliated losses of $440,000, compared to a $59,000 loss in 1995, reflecting variances in operating results of the oil and gas general partnership interests and increased costs recorded by Syntroleum. Syntroleum is a developmental venture which is expected to incur losses throughout its development stage. See "Business and Management of Syntroleum".

     Gain on sale of affiliates in 1995 consists of the Company's net gain of $111,000 on the sale of a partnership interest in a commercial real estate property in Colorado.

     Interest expense decreased to $81,000 in 1996 from $156,000 in 1995 reflecting retirement of a real estate note payable in 1995.

     Equity in earnings of venture capital investment funds totaled $790,000 in 1996 while 1995 produced a loss of $291,000. These funds invested in development stage companies which may cause earnings to be subject to significant variations.

     Tax expense of $71,000 was recorded in 1996 compared with tax benefits of $478,000 in 1995. Because the Company is a party to a tax sharing agreement with other Seafield entities, benefits were recorded in 1995 for utilization of the Company's losses by Seafield. In 1996, valuation allowances were provided on the tax benefits because utilization within the Seafield group was not expected.

     The net loss in 1996 of $4.9 million and $2.6 million in 1995 reflect the above results of operations.

     1995 Compared to 1994. Real estate revenues in 1995 were $11.5 million compared with $12 million in 1994. The real estate sales revenues in 1995 include the sale of 29 residential units or lots in Florida, Missouri, New

Mexico and Texas ($7.9 million); and 302 acres of land in Kansas and Texas ($2.6 million). The 1994 real estate sales revenue included the sale of 47 residential units or lots in Florida, New Mexico and Texas ($10.4 million) and land in California ($500,000). Real estate rental and other revenues decreased $58,000 to $1 million in 1995 reflecting the sale of a rental property in 1994.

     At the end of 1995, real estate holdings include residential land, undeveloped land, single family housing and commercial structures. The total acreage consisted of approximately 1,165 acres and 99 lots or units for sale.

     Cost of the real estate sales totaled approximately $10.9 million in both 1995 and 1994. Real estate operating expenses totaled $3.2 million in 1995, compared with $4 million in 1994. The decrease primarily reflects termination costs in 1994 associated with a real estate project.

     During 1995, a $7.9 million net realizable value provision on real estate was recorded. The loss reflected decreases in sales prices during 1995. Management believed the decline was other than temporary and therefore recorded a loss provision on the affected sales inventory. Likewise, in 1994, a $4.4 million loss was recorded on Texas land held for sale when conditions indicated that a decline was occurring in the market for this type of sale inventory. Management regularly analyzes market trends and adjusts the carrying values when an impairment condition is indicated.

     General and administrative expenses include a $1.5 million estimate in both 1995 and 1994 of Seafield's actual costs. Management estimates that the Company will incur approximately $1.5 million of expenses annually when the Company operates on a stand alone basis.

     The above factors produced a loss from operations of $12.2 million in 1995, compared with $8.9 million in 1994.

     Investment income in 1995 was $278,000 compared to $1,127,000 in 1994. The 1994 increase included the recognition of deferred interest income on a real estate note receivable.

     Equity in affiliates' operation produced a loss of $267,000 in 1995, compared with earnings of $254,000 in 1994. During 1995, the oil and gas operations recorded affiliated losses of $209,000, compared to earnings of $373,000 in 1994, reflecting variances in operating results of the oil and gas general partnership interests and increased costs recorded by Syntroleum. See Notes to Consolidated Financial Statements for additional information regarding operations accounted for on the equity method.

     Gain on sale of affiliates in 1995 reflects the Company's net gain of $111,000 on the sale of a partnership interest in a commercial property in Colorado.

     Interest expense, all associated with real estate, decreased slightly to $189,000 in 1995 from $222,000 in 1994 reflecting decreases in notes payable.

     Equity in losses of venture capital investments were approximately the same in 1995 and 1994. Variance in results are expected as these funds have investment in development stage companies.

     Tax benefits of approximately $1.3 million were recorded in 1995 and $1.4 million in 1994. Because the Company is a party to a tax sharing agreement with other Seafield entities, benefits were recorded for utilization of the Company's losses by Seafield. In 1995, valuation allowances were provided on some tax benefits because it was not expected Seafield could realize utilization of the Company's losses.

     The net loss in 1995 of $11.2 million and $6.5 million in 1994 reflect the above results of operations.

     1994 Compared to 1993. Real estate revenues in 1994 were $12 million, compared with $17.5 million in 1993. In 1994, the sale of real estate assets included the sale of 47 residential units or lots in Florida, New Mexico and Texas ($10.4 million), and land in California ($500,000). In 1993, the real estate sales included the sale of 84 residential units or lots in Florida, New Mexico and Texas ($15.9 million) and land in Tennessee ($360,000). Real estate rental and other revenues decreased $114,000 in 1994 to approximately $1.1 million reflecting utilization variances at the Reno parking garage and decreased rentals of other rental property.

     Cost of the real estate sales in 1994 totaled $10.9 million, compared with a cost of approximately $16.1 million in 1993, reflecting the mix of real estate sold during each year. Real estate operating expenses totaled $4 million in 1994, compared with $3.5 million in 1993. The increase primarily reflects termination costs in 1994 associated with a real estate project.

     During 1994, management's periodic review of real estate indicated a market decline that was other than a temporary decline. Therefore, management recorded a net realized loss provision of $4.4 million on Texas land inventory.

     General and administrative expenses include management's estimation of costs totaling $1.5 million in both 1994 and 1993.

     The above factors produced a loss from operations in 1994 of $8.9 million, compared to $3.7 million in 1993.

     Investment income totaled $1.1 million in 1994, compared with $151,000 in 1993. During 1994, income was recorded representing recognition of deferred interest income on a real estate note receivable.

     Equity in affiliates' operations produced earnings of $254,000 in 1994, compared with a loss of $1.3 million in 1993. During 1994, the oil and gas operations recorded affiliated earnings of $373,000, compared to a loss of $926,000 in 1994, primarily reflecting variances in operating results of the oil and gas general partnership interests. See Notes to Consolidated Financial Statements for additional information regarding operations accounted for on the equity method.

     The Company sold a partnership interest in an apartment complex in Georgia comprising the loss of $372,000 on sale of affiliates in 1993.

     Interest expense in 1994 of $222,000 reflects the consolidation of real estate debt previously accounted for by the equity method.

     Other expense in 1993 consisted of a $1.5 million provision for expected litigation costs related to termination of a real estate partnership.

     Equity in results of venture capital investment were a loss of $233,000 in 1994 and earnings of $19,000 in 1993 reflecting these funds investment in development stage operations.

     Tax benefits of approximately $1.4 million were recorded in 1994 compared with $2.5 million in 1993. Because the Company is a party to a tax sharing agreement with other Seafield entities, benefits were recorded for utilization of the Company's losses by Seafield.

     The net loss in 1994 of $6.5 million and $4.2 million in 1993 reflect the above results of operations.

Liquidity and Capital Resources

      The Company has no liquidity at September 30, 1996. However, as discussed in the "Pro Forma Financial Data" section, Seafield will transfer $6.9 million to the Company on the Distribution Date. Also, approximately $3.1 million of short-term investments (consisting of a U.S. Treasury Note which is pledged to a bank for a real estate letter of credit), will be transferred to the Company on the Distribution Date. Additionally, any cash generated from the sale of the Company's assets prior to the Distribution Date will be transferred to the Company on the Distribution Date.

     The residential condominiums projects were substantially complete by the end of 1995. The $7.2 million cash provided from operations in 1996's first nine months reflects decreased real estate expenditures totaling $1.4 million which compares to 1995's first nine months of $10.1 million. The cash provided by real estate sales increased from $6.7 million in 1995's first nine months to $10.6 million in 1996.

     Management anticipates that cash received as capitalization will be adequate to fund Seafield liabilities that the Company is assuming. The capitalization would increase the Company's combined historical equity from approximately $36 million at September 30, 1996 to approximately $43.7 million.

     Debt associated with real estate totaled $1.2 million at September 30, 1996 and is due in December 1997. This consolidated debt is non-recourse. The Company is obligated under recourse debt (with an unpaid balance of $6.2 million) of an affiliate accounted for on the equity method. The Company's obligation on this recourse debt is secured by a $3.1 million U.S. Treasury Note to be transferred to the Company at the Distribution Date . See Notes to Combined Financial Statements for additional information.

     Management anticipates that future additions to property, plant and equipment will be minimal. During 1997, Management estimates that construction and disposal costs to complete real estate projects in development will be approximately $2 million. The Company's financing requirements through date of distribution have been met by Seafield. The Company may seek its own credit facilities but management expects cash flow from operations and the sale of assets will be sufficient to fund cash needs.

Recent Developments.

     On January 21, 1997, the Circuit Court of Jackson County, Missouri entered a judgment favorable to the Company in the claim against Skidmore, Owings & Merrill that is described under "Legal Matters." The amount of the judgment, together with accrued interest at December 31, 1996, is approximately $5.8 million. Although the Company expects the judgment to be appealed, the Company has been advised by its Counsel that it will be difficult for the defendants to cause the judgment to be reversed. If appealed, the final outcome would not be expected for at least another year.

     Since September 30, 1996, the Company generated approximately $2.4 million from sales of residential real estate and $2.0 million from the sale of the 547 acre Fort Worth, Texas tract of undeveloped real estate, $1.5 million of which the Company financed with a three year secured note. Approximately $1.0 million was also received with respect to the Tenenbaum accounts receivable that are described under "BUSINESS AND PROPERTIES -- Management and Disposition of Real Estate Assets."

     Except as outlined above and elsewhere herein, the Company is not aware of any material change in the financial condition or results of operations of the Company since September 30, 1996.

                            MANAGEMENT OF THE COMPANY

Directors and Officers

      The following persons will serve the Company in the capacities indicated, effective on or before the date of the Distribution:

Name                          Age     Position
----                          ---     --------
James R. Seward, CFA          44      President,  Chief  Executive  Officer  and
                                      Class A Director
P. Anthony Jacobs, CFA        55      Chairman   of   the   Board  and  Class  A
                                      Director.
Steven K. Fitzwater           50      Vice  President,   Chief   Accounting  and
                                      Financial Officer, Treasurer and Secretary and Class C Director

Lan C. Bentsen                49      Class C Director
W. D. Grant                   80      Class B Director
W.T. Grant II                 46      Class B Director
Michael E. Herman             55      Class A Director
David W. Kemper               46      Class B Director

     Mr. Seward has been a director of Seafield since 1990, the Executive Vice President of Seafield since May 1993; Senior Vice President of Seafield from August 1990 to May 1993 and Chief Financial Officer of Seafield since 1990. Mr. Seward also is a director of Syntroleum, LabOne and Response.

     Mr. Jacobs has been a director of Seafield since 1987, the President of Seafield since May 1993 and Chief Operating Officer of Seafield since 1990. He is also a director of Response, Syntroleum, Inc., LabOne, and Trenwick Group, Inc..

     Mr. Fitzwater has been the Vice President, Chief Accounting Officer and Secretary of Seafield since 1990.

     Mr. Bentsen has been a Seafield director since 1986 and has been Managing Partner of Remington Partners (Investments) since 1995; prior to its sale in 1994, Mr. Bentsen was Chairman and Chief Executive Officer of Sovereign National Management, Inc. (property management).

     Mr. W. D. Grant has been a consultant to Seafield since August 1990; he was Chairman of the Board of Seafield until May 1993. Mr. W.D. Grant also is a director of LabOne, Inc. and Boatmen's First National Bank of Kansas City.

     Mr. W. T. Grant II has been a director of Seafield since 1980, the Chairman and Chief Executive Officer of Seafield since May 1993; and President of Seafield prior to May 1993. Since November 1995, Mr. Grant has also served as President, Chairman of the Board and Chief Executive Officer of LabOne, Inc. Mr. Grant also is a director of AMC Entertainment, Inc., Commerce Bancshares, Inc., Kansas City Power & Light Company, and Response Oncology, Inc.

     Michael E. Herman has been a Seafield director since 1991 and has been engaged in private investments since 1990 (partner Herman Family Trading Company); he has been President of Kansas City Royals Baseball Team (major league baseball) since 1993; and Chairman of the Finance Committee of Ewing
Marion Kauffman Foundation since 1990. Mr. Herman also is a director of Boatmen's First National Bank of Kansas City, Cerner Corporation, Janus Capital Corporation and Agouron Pharmaceuticals, Inc.

     Mr. Kemper has been Chairman of the Board, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) and Chairman and Chief Executive Officer and a director of Commerce Bank, N.A. (St. Louis) for more than the past five years. Mr. Kemper also is a director of Ralcorp Holdings, Inc., Wave Technologies International, Inc. and Tower Properties Company.

     The Articles of Incorporation and Bylaws provide that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and that, of the initial directors of the Company following the Distribution as identified above, the Class A directors will continue to serve until the 2000 Annual Meeting of Stockholders, the Class B Directors will continue to serve until the 1998 Annual Meeting of Stockholders and the Class C Directors will continue to serve until the 1999 Annual Meeting of Stockholders. Starting with the 1997 Annual Meeting of Stockholders, which was held in January 1997, one class of directors will be elected each year for a three-year term. The Bylaws provide that beginning in 1998 annual meetings of stockholders shall be held on the second Wednesday in May or such other date as may be fixed by resolution of the Company Board. The first annual meeting for which proxies will be solicited from stockholders is expected to be held on May 13, 1998. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW -- Classified Board of Directors."

Certain Board Committees

     The Company Board has established an Executive Committee consisting of Messrs Seward, Jacobs, Fitzwater and Grant II, an Audit Committee consisting of Messrs. Kemper, Bentsen and W.D. Grant, and a Nominating Committee and Compensation Committee consisting of Messrs. Bentsen, Kemper and Herman. The specific duties of such committees will be established at a meeting of the Company Board following the Distribution.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Seafield have entered into a number of agreements for the purpose of effecting the Distribution and defining the ongoing relationship between them. These agreements consist of the Distribution Agreement, Interim Services Agreement and Tax Sharing Agreement described under "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Seafield in connection with its strategy to create the Company and cause its stock to be distributed to Seafield shareholders in the Distribution. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties.

     P. Anthony Jacobs, CFA, James R. Seward, CFA, and Steven K. Fitzwater, who are the President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Vice President and Chief Accounting Officer of Seafield, respectively, are the Chairman, President and Chief Executive Officer, and Vice President and Chief Financial and Accounting Officer of the Company, respectively. All but one of the directors of the Company are also directors of Seafield. Following the Distribution these officers and directors of the Company will continue in such dual capacities with Seafield and the Company for an indefinite period of time. Because the management of both Seafield and the Company will be essentially identical following the Distribution, conflicts may arise with respect to the operation and effect of the agreements and arrangements described above and also with respect to the negotiation of any additional agreements which may well arise between Seafield and the Company. Although Seafield and the Company plan to utilize independent directors who have no affiliation with the Company to resolve any material issue that may arise between Seafield and the Company following the Distribution, such resolutions may not reflect the results of actual arms-length negotiations. Accordingly, conflicts arising out of the management of both Seafield and the Company by the same persons could have an adverse affect on the Company and its stockholders if not properly resolved.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     Nonemployee directors of the Company will receive compensation consisting of annual cash retainers, meeting fees and stock option awards.

     Cash Compensation. It is expected that directors who are not employees of the Company will initially be paid an annual retainer for Company Board service of $1,000 per quarter, a fee of $500 for each Company Board meeting attended. Directors who are employees of the Company and Messrs Seward, Jacobs and Fitzwater will not be paid any fee or additional remuneration for services as members of the Company Board or any committee thereof.

     Directors' Stock Options. Pursuant to the SLH CORPORATION 1997 Stock Incentive Plan (the " SLH Stock Option Plan"), all of the above named directors of the Company other than Messrs. Seward, Jacobs and Fitzwater will, upon the date of the Distribution receive options to purchase 16,200 shares of the Company's Common Stock at the fair market value of such stock as of the close of business on such date.

Compensation of  Executive Officers

     The following table summarizes compensation paid to all of the Company's Executive Officers for services rendered to Seafield during 1996 . Under the

Interim Services Agreement, all of the Company's Executive Officers will remain full time employees of Seafield after the Distribution Date, until the earlier of the termination of that agreement and the cessation of their full time employment with Seafield. Pursuant to that agreement, Seafield will make their services and the services of certain other Seafield employees available to the Company on an as needed basis in exchange for Seafield's use of the Company's offices , equipment and other facilities. See "THE DISTRIBUTION Interim Services Agreement." Upon any termination of the arrangement during 1997 it is expected that each of Messrs. Seward, Jacobs and Fitzwater will receive a base salary from the Company in the amount of $75,000, $75,000 and $60,000, respectively , auto allowances and usual health insurance, vacation and other benefits customarily provided to all salaried employees. Each of Messrs. Jacobs, Seward and Fitzwater will also participate in the 1997 SLH Stock Incentive Plan to the extent indicated in Note 2 to the table. The principal positions listed in the footnotes to the table are those which will be held by the Named Executive Officers with the Company as of the Distribution Date.

                           SUMMARY COMPENSATION TABLE

                                                              Long-Term
                                                             Compensation
                                                                Awards
                                                             ------------
                                                              Securities
     Name and                       Annual Compensation       Underlying         All Other
Principal Position         Year    Salary($)(1)   Bonus($)   Options(#)(2)   Compensation($)(3)
------------------         ----    ------------   --------   -------------   ------------------
James R. Seward, CFA...... 1996     $147,290       $ --         --           $ 21,105
President and Chief
Executive Officer

P. Anthony Jacobs, CFA.....1996      249,590         --         --           $ 42,220
Chairman of the Board

Steven K. Fitzwater........1996       94,266         --         --           $  9,936
Vice President - Chief
Financial Officer, Chief
Accounting Officer, and
Secretary
----------------


(1) Consists of cash compensation paid by Seafield for all services rendered to Seafield during 1996. At the Distribution Date, it is anticipated that each Executive Officer's annual rate of salary will by the same as the 1996 amount shown in the Summary Compensation Table; however, under the Interim Services agreement, that part of it which is attributable to services rendered to Seafield will be allocated to Seafield and the remaining part for services to the Company. Following termination of the Interim Services Agreement, the Executive Officers will be compensated by the Company at the following annual rates: James
        R. Seward: $75,000; P. Anthony Jacobs: $75,000 and Steven  K. Fitzwater:
        $60,000.

(2) As of the Distribution Date, Messrs. Seward, Jacobs and Fitzwater will be granted options to purchase 65,000, 65,000 and 40,500 shares, respectively, of the Company Common Stock. All such options will be nonqualified stock options with exercise prices equal to the fair market value of the Company Common Stock on the Distribution Date; all options will have ten year terms and will become exerciseable in equal installments as follows: one fourth on the Distribution Date and one-fourth on each of the first, second and third anniversary dates of the Distribution Date. See "EXECUTIVE COMPENSATION - SLH Stock Incentive Plan."

(3) Information is not available for 1996. The amounts shown in the table under "all other compensation" are for 1995 and are expected to approximate amounts for 1996. The amounts include contributions paid or accrued to the named executive officers' accounts in Seafield's 401(k) Plan ("401(k)" and Money Purchase Pension Plan ("MPP"), pursuant to a Supplemental Retirement Agreement ("SERP") with the executive and for term life insurance for the executive.

Employment Agreements

         Each of the Executive Officers named in the Summary Compensation Table is a party to an Employment Agreement with the Company. Each Employment Agreement provides for employment of the Executive Officer for an initial term commencing on the date the Executive Officer ceases to be employed by Seafield under the Interim Services Agreement on behalf of the Company and ending on the third anniversary of the Distribution Date. The term of the Employment Agreements is automatically extended for successive one year periods unless a notice of non- extension is given by either party at least twelve months prior to the end of the then current term.

         Compensation does not commence under the Employment Agreement until the date the Executive Officer ceases to be employed by Seafield under the Interim Services Agreement. Base compensation, which is initially at the rates per annum set forth above under "Compensation of Executive Officers," is subject to adjustment annually by the Company Board, provided that base salary may not be decreased by more than five percent year to year. The Employment Agreements provide that an Executive Officer's full time is not required and such Executive Officer is entitled to pursue other employment or business opportunities simultaneously with his duties to the Company.

         The employment of each of the Company's Executive Officers is subject to termination for cause, which is defined as including willful misconduct with respect to an Executive Officer's duties, or the perpetration of a fraud, embezzlement, or other act of dishonesty, or a breach of trust or fiduciary duty which materially adversely affects the Company or its stockholders or the other employment or business activities of such Executive Officer conflicting with the Company's business. The Employment Agreements provide that the Executive Officers will not compete with the Company during the term of the Employment Agreements and, if an Executive Officer is terminated with cause or voluntarily terminates his employment, for a period of one year thereafter.

SLH Stock Incentive Plan

         The Company has adopted a stock incentive plan, which provides for the granting of stock options respecting Company Common Stock to officers, employees and non-employee directors of the Company. Pursuant to the stock option plan, the initial non-employee directors of the Company will be granted options respecting 16,200 shares of Company common stock, effective on the Distribution Date. Non-employee directors who first become directors of the Company after the distribution date would be granted stock options respecting 16,200 shares of Company common stock effective on the date such a non-employee director first assumes office as a director of the Company. Each option granted to a non-employee director pursuant to the terms of the stock incentive plan will have a term of ten years, will provide for an exercise price equal to 100% of the fair market value of the Company Common Stock on the Distribution Date and will become exercisable in four installments as follows: one-fourth on the date of grant and one fourth on each of the first, second and third anniversaries of the date of grant. Non-employee directors are entitled to receive additional grants of stock options under the stock option plan, but only subject to approval of such subsequent grants by Company stockholders. The Company does not presently expect that non-employee directors will be granted options other than those described above.

         Except for grants of stock options to non-employee directors as discussed above (which grants are provided for in the stock option plan itself), stock option grants will be administered by the Nominating and Compensation Committee of the Company Board ("Committee"). The Committee shall consist of two or more non-employee directors. The Committee has authority to issue stock options to officers and employees, with such terms and provisions as the Committee shall determine. The stock incentive plan limits the number of shares of Company Common Stock with respect to which stock options may be granted to 260,000 in the aggregate and further limits the number of shares of Company Common Stock which may be subject to stock options granted to any one individual to 65,000. Stock options granted to officers or employees may be either incentive stock options (ISO's) or non-qualified stock options (NQSO's), at the discretion of the Committee. Except in the case of officers or employees who are beneficial owners of more than ten percent of the voting power of Company Common Stock (which is not expected to be the case with any of the Company's officers or employees), options, including both NQSO's and ISO's, may be granted with an exercise price not less than 100% of the fair market value of the underlying shares on the date of grant. Options granted to officers and employees may not expire later than the tenth anniversary of the date of grant and no options may be granted after December 31, 2001. Options granted to officers and employees may contain such vesting schedule as is deemed appropriate by the Committee. The options initially granted to officers and employees and referred to in the Summary Compensation Table above all provide for vesting in four equal installments as follows: one-fourth on the date of grant and one-fourth on each of the first, second and third anniversaries of the date of grant.

         All options held by officers and employees expire six months after an option holder's employment with the Company terminates; provided, however, that except in the case of an ISO, the period is extended to twelve months in the case of a holder's death or disability and is extended to three years in the case of a holder's retirement. A non-employee director's options terminate ninety days after his term as a director terminates, except that said period is extended to twelve months if the non-employee director dies while in office or during the ninety days thereafter. Generally, options which are exercisable following termination of an option holder's employment or the expiration of a non-employee director's term as a director may be exercised only to the extent exercisable on the date employment terminates or the term as a non-employee director expires. However, vesting shall be accelerated in the event of an option holder's death, or in the case of options granted other than to non-employee directors, disability or retirement.

         All unvested options shall become immediately exercisable in the event of one or more of the following: (i) acquisition of beneficial ownership of 25% or more of the voting power of Company common stock by any person other than descendants of W. D. Grant's father; (ii) a change in the composition of the Company Board such that a majority of the Board is comprised of persons other than the initial directors and future directors nominated by the initial directors or persons who have been nominated by the initial directors; (iii) consummation of a merger or consolidation involving the Company; or (iv) adoption of a plan of complete liquidation and dissolution by the Company Board and the Company's stockholders.

         Except in the case of ISOs, payment of the exercise price for options may, at the holder's election, be made either in cash, in the form of shares of Company Common Stock previously owned by the option holder, or by way of the Company withholding shares otherwise issuable upon the exercise of an option with a fair market value at the time of exercise equal to the exercise price.

                          SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS OF COMPANY COMMON STOCK

By Management

         The following table sets forth the number of shares of Company Common Stock expected to be beneficially owned following the Distribution, directly or indirectly, by each director, each Named Executive Officer and all directors and executive officers as a group, based upon the beneficial ownership by such persons of Seafield Common Stock as of November 30, 1996. A list of the individuals who are expected to be executive officers of the Company immediately following the Distribution is set forth under "MANAGEMENT OF THE COMPANY." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.

                                Amount and Nature of
        Name               Beneficial Ownership (1)(2)(11)      Percentage(12)
        ----               -------------------------------      -------------

James R. Seward (9) ............       25,197                        1.5%
P. Anthony Jacobs (8) ..........       28,716                        1.8%
Steven K. Fitzwater ............       13,584                         --
Lan C. Bentsen (3) .............        5,969                         --
W. D. Grant (4) ................      314,511                       19.4%
W.T. Grant II (5) ..............       41,485                        2.6%
Michael E. Herman (6) ..........        5,819                         --
David W. Kemper (7) ............        4,654                         --
All Directors and Officers
  as a group of eight (10) .....      431,230                       25.6%
----------

 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.

 (2) Shares of Company Common Stock shown as beneficially owned include shares issuable upon the exercise of stock options that will be exercisable on the Distribution Date or that become exercisable within 60 days thereafter, as follows: Lan C. Bentsen, 4,050 shares, W. D. Grant, 4,050 shares; W. T. Grant II, 4,050 shares; Michael E. Herman, 4,050 shares; David W. Kemper, 4,050 shares; P. Anthony Jacobs, 16,250 shares, James R. Seward, 16,250 shares; Steven K. Fitzwater, 10,125 shares, and all directors and executive officers as a group, 62,875 shares.

 (3) Includes 355 shares held by a family trust for the benefit of Mr. Bentsen's children, as to which he disclaims beneficial ownership. An unaffiliated person is trustee with sole voting and investment powers.

 (4) Includes 59,490 shares held by a family trust for which W. D. Grant serves as a co-trustee and in that capacity shares voting and investment powers with UMB Bank, Kansas City, N.A.; also including 6,712 shares owned by W. D. Grant's wife, as to which he disclaims beneficial ownership.

 (5) Includes 7,593 shares held by W. T. Grant II as custodian for his children; includes 11,250 shares held in a family trust for which
         W. T. Grant II serves as a co-trustee with Laura Gamble and in that capacity shares voting and investment powers; also includes 2,896 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership. Assumes W.T. Grant II acquires all shares of Seafield Common Stock subject to exercisable options (5,000) before the Record Date for the Distribution.

(6) Includes 50 shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner.

(7) Includes 489 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.

(8)      Includes 250 shares owned by the wife and 50 shares owned by the son of
         P. Anthony Jacobs as to which he disclaims beneficial ownership.

(9) Includes 375 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment powers.

(10) Includes (i) 62,875 shares of Company Common Stock issuable upon the exercise of stock options granted under the SLH 1997 Stock Incentive Plan that will be exercisable on the Distribution Date or that become exercisable within 60 days thereafter.

(11) Includes as to each of the following individuals, the following numbers of shares held in their respective accounts under the Seafield Capital Corporation 401(k) Plan and Trust, as to which shares the individual shares investment power, but does not have voting power: James R. Seward, 160 shares; P. Anthony Jacobs, 446 shares; Steven K. Fitzwater, 131 shares; and W.T. Grant II, 265 shares (plus, in the case of both Messrs. Fitzwater and Seward, the balance of the shares in the Seafield 401(K) Plan as to which each shares voting power as a member of the Seafield 401(K) Plan Administrative Committee; the Seafield 401(K) Plan own an aggregate of 5,858 shares).

(12) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Seafield Common Stock as of November 30, 1996, divided by the Distribution Ratio of one share of Company Common Stock for each four shares of Seafield Common Stock ( 1,620,862 shares), plus, in each instance, all shares of Common Stock issuable to the person or group named upon the exercise of stock options granted under the SLH Corporation Stock Option Plan for 1997 that will be exercisable on the Distribution Date or that became exercisable within 60 days thereafter. Percentages of less than one percent are omitted.

 By Others

         The following table sets forth each person or entity (other than persons set forth in the preceding table) that is expected to beneficially own more than 5% of the Company Common Stock outstanding immediately following the Distribution, based upon the ownership of Seafield Common Stock as known to the Company as of November 30, 1996:

                                             Amount and Nature of
     Name                                    Beneficial Ownership  Percentage(1)
     ----                                    --------------------  ------------
     Twentieth Century Companies, Inc.(2).....      97,325             6.0%
     4500 Main Street
     P.O. Box 418210
     Kansas City, Missouri 64141-9210
-------------------

(1) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Seafield Common Stock as of November 30, 1996, divided by the Distribution Ratio of one share of Company Common Stock for each four shares of Seafield Common Stock ( 1,620,862 shares).

(2)      As reported in a Schedule 13G filing as of December 31, 1995.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     Under the Articles of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 31,000,000 consisting of 1,000,000 shares of Company Preferred Stock, and 30,000,000 shares of Company Common Stock. No shares of Company Preferred Stock are being issued in connection with the Distribution. An aggregate of up to approximately 1,620,862 shares of Company Common Stock is expected to be distributed in the Distribution, based on the number of shares of Seafield Common Stock outstanding on November 30, 1996 (the actual number will depend upon the number of shares of Seafield Common Stock outstanding as of the Record Date). The Company plans to have authorized and reserved for issuance 50,000 shares of Company Junior Participating Preferred Stock (as defined herein) in connection with the Rights to be issued by the Company in connection with the Distribution.

     The holders of Company Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the elections of directors, and, except as otherwise required by law or provided in any resolution (a "Preferred Stock Designation") adopted by the Company Board with respect to any series of Company Preferred Stock, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Company Preferred Stock, the holders of Company Common Stock are entitled to such dividends as may be declared from time to time by the Company Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Company Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not have any preemptive rights. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW."

      The Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW -- Company Preferred Stock."

       CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES
            OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW

     The Articles of Incorporation, the Bylaws and the Rights contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary of the material terms of such provisions and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws, and the Rights Agreement, which are filed as exhibits to the Registration Statement.

Classified Board of Directors

     The Articles of Incorporation and Bylaws provide that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Company Board consists of the persons referred to under "MANAGEMENT OF THE COMPANY." The Articles of Incorporation and the Bylaws provide that one-third of the initial directors will serve until the 1998 Annual Meeting of Stockholders (Class B), approximately one-third will continue to serve until the 1999 Annual Meeting of Stockholders (Class C) and approximately one-third will continue to serve until the 2000 Annual Meeting of Stockholders (Class A). At each Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. The initial Class B directors, Messrs. Gamble, Grant II and Robinson will serve until the 1998 Annual Meeting of Stockholders; the initial Class C directors, Messrs. Fitzwater and Bentsen will serve until the 1999 Annual Meeting of Stockholders and the Class A directors,

Messrs. Seward, Jacobs and Herman, who were elected at the January 1997 Annual Meeting, will serve until the 2000 Annual Meeting of Stockholders.

     The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Company Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Company Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Company Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Company Board, the classification of the Company Board could tend to reduce the likelihood of fluctuations in the market price of Company Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

Number of Directors, Filling Vacancies and Removal

     The Articles of Incorporation provide that, subject to any rights of holders of Company Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Bylaws provide that, subject to any rights of holders of Company Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Company Board (the "Whole Board"), but must consist of not more than eleven nor less than three directors. In addition, the Articles of Incorporation and Bylaws provide that, subject to any rights of holders of Company Preferred Stock, and unless the Company Board otherwise determines, any vacancies or newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the Articles of Incorporation and Bylaws, the Company Board could prevent any stockholder from enlarging the Company Board and filling the new directorships with such stockholder's own nominees.

     Under the Kansas General Corporation Code (the "KGCC"), unless otherwise provided in the Articles of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, the Articles of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

Stockholder Action

      The Articles of Incorporation and the Bylaws provide that, subject to the rights of any holders of Company Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent of all stockholders. The Bylaws provide that, subject to the rights of holders of any series of Company Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Company Board or by the Company Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the Company Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Articles of Incorporation and the Bylaws may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or at the request of a majority of the Whole Board. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman and the Company Board by calling a special meeting of stockholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

      The Stockholder Notice Procedure provides that only individuals who are nominated by, or at the direction of, the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than seventy days nor more than ninety days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, not earlier than the ninetieth day prior to such meeting and not later than the later of (1) the seventieth day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made) provided that, with respect to the annual meeting to be held in 1998 the anniversary date shall be deemed to be May 13, 1998. Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Company Board made by the Company at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the tenth day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the ninetieth day before such meeting and not later than the later of (1) the seventieth day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Company Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Company Board, will provide the Company Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Company Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Bylaws do not give the Company Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Company Preferred Stock

     The Articles of Incorporation authorizes the Company Board to establish one or more series of Company Preferred Stock and to determine, with respect to any series of Company Preferred Stock, the terms and rights of such series, including (1) the designation of the series, (2) the number of shares of the series, which number the Company Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (3) whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series, (4) the dates at which dividends, if any, will be payable, (5) the redemption rights and price or prices, if any, for shares of the series, (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (8) whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (9) restrictions on the issuance of shares of the same series or of any other class or series, and (10) the voting rights, if any, of the holders of such series.

     Seafield and the Company believe that the ability of the Company Board to issue one or more series of Company Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Company Preferred Stock, as well as shares of the Company Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. However, the Company's Common Stock is not expected to be initially listed with any stock exchange or automated quotation system. Accordingly, until any such listing, such listing rules will not apply to the Company Preferred Stock. If the approval of the Company's stockholders is not required for the issuance of shares of Company Preferred Stock or the Company Common Stock, the Company Board may determine not to seek stockholder approval.

     Although the Company Board has no intention at the present time of doing so, it could issue a series of Company Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Company Board, in so acting, could issue Company Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company Board, including a tender offer or other transaction that some, or a majority of, the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Business Combinations

     The Articles of Incorporation provide that certain "business combinations" (as defined in the Articles of Incorporation) must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by an "interested shareholder" (as defined in the Articles of Incorporation, the beneficial owner of 10% or more of the outstanding Voting Stock), unless the business combinations are approved by certain continuing directors who were directors before an acquiror became an Interested Stockholder or meet certain requirements regarding price and procedure.

      Generally, a "business combination" is defined in the Articles of Incorporation as (i) any merger or consolidation of the Company (which includes subsidiaries) with any Interested Stockholder (which includes an affiliate of an Interested Stockholder); or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder of any assets of the Company having an aggregate Fair Market Value (as defined) of $10,000,000 or more; or (iii) the issuance or transfer by the Company of any securities of the Company to any Interested Stockholder, in exchange for property having an aggregate Fair Market Value of $10,000,000 or more; or (iv)the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder; or (v) any reclassification of securities, or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which are directly or indirectly owned by any Interested Stockholder.

     An Interested Stockholder is generally defined as any Person (other than the Company) who or which: (i) itself, or along with its Affiliates, is the Beneficial Owner, directly or indirectly, of more than 10% of the then outstanding voting stock of the Company; or (ii) is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was itself, or along with its affiliates, the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting stock of the Company; or (iii) is an assignee of or has otherwise succeeded to any voting stock of the Company which was at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     To satisfy the price and procedure requirements, the following criteria must be satisfied: (i) the aggregate amount of the cash and the fair market value of consideration other than cash, to be received per share by holders of the Company's capital stock shall be at least equal to the highest of certain amounts paid by the Interested Stockholder in certain transactions preceding the announcement of the transaction; (ii) generally, the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of voting stock; (iii) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of the business combination certain actions or omissions shall not have occurred with respect to dividends and the Interested Stockholder shall not have become the beneficial owner of any additional Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; (iv) after the Interested Stockholder has become an Interested

Stockholder, the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and (v) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Company at least thirty
(30) days prior to the
consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Amendment of Certain Provisions of the Articles of Incorporation and Bylaws

     Under the KGCC, the stockholders have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the articles of incorporation of a corporation. In addition, if the articles of incorporation so provide, the bylaws may be adopted, amended or repealed by the board of directors. The Articles of Incorporation provide that, in addition to approval by the Company Board, the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Articles of Incorporation relating to the number, election and term of the Company's directors; the filling of vacancies on the Company Board; the removal of directors and the amendment of the Bylaws. Approval by the Company Board, together with the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of the Articles of Incorporation. The Articles of Incorporation further provides that the Bylaws may be amended by the Company Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. The Articles of Incorporation also provides that, in addition to approval by the Company Board, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock, including the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock not owned directly or indirectly by an interested stockholder or any affiliate thereof, is required to amend provisions of the Articles of Incorporation regarding certain business combinations. These super majority voting requirements will have the effect of making more difficult any amendment by stockholders of the Bylaws or of any of the provisions of the Articles of Incorporation described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interests.

Rights

     The Company Board has declared a dividend of one preferred share purchase right (each a "Right" and, collectively, the "Rights"), effective as of the Distribution Date, to be paid on the Distribution Date in respect of each share of the Company Common Stock to the holder of record thereof as of the close of business on the Distribution Date. Each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of junior participating preferred stock, par value $0.01 per share ("Company Junior Preferred Stock") of the Company at a price of $125.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company (the "Rights Agent").

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 25% or more of the then outstanding shares of the Company Common Stock or (2) ten business days (or such later date as may be determined by action of Company Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of the outstanding shares of Company Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Company Common Stock.

     The Rights Agreement will provide that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Company Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), certificates representing shares of Company Common Stock will contain a notation incorporating the terms of the Rights by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates representing shares of Company Common Stock will also constitute the transfer of the Rights associated with the shares of Company Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Company Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 15, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Company Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Company Junior Preferred Stock, (2) upon the grant to holders of the shares of Company Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Company Junior Preferred Stock at a price, or securities convertible into shares of Company Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of Company Junior Preferred Stock or (3) upon the distribution to holders of the shares of Company Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Company Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Company Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Company Common Stock or a stock dividend on Company Common Stock payable in Company Common Stock or subdivisions, consolidations or combinations of Company Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of Company Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Company Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Company Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of Company Common Stock. Each share of Company Junior Preferred Stock will have 100 votes, together with Company Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Company Common Stock is exchanged, each share of Company Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Company Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of Company Junior Preferred Stock, the value of the one one-hundredth interest in a share of Company Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Company Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of Company Common Stock having a market value of two times the exercise price of the Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Company Common Stock, the Company Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Company Common Stock, or one one-hundredth of a share of Company Junior Preferred Stock, per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Company Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Company Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Company Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 25% or more of the outstanding shares of Company Common Stock, the Company Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Company Board without the consent of the holders of the Rights, including an amendment to lower (1) the threshold at which a person becomes an Acquiring Person and (2) the percentage of Company Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding Company Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Company Board on terms not approved by the Company Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Company Board since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement. The Rights are being registered under the Exchange Act, together with Company Common Stock, pursuant to the Registration Statement in which this Information Statement is included. In the event that the Rights become exercisable, the Company will register the shares of the Company Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

Antitakeover Legislation

     Section 17-12,101 of the KGCC provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(3) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 17-12,100 of the KGCC, an interested stockholder is defined to include any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation, or (b) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of any such person.

     In addition, Section 1286 through Section 1298 of the KGCC (the "Control Share Act") contain provisions which provide that "control shares" of an issuing public corporation acquired in a control share acquisition have (a) voting rights only to the extent approved by the stockholders under certain specified circumstances, (b) may be redeemed by the issuing public corporation under certain circumstances and (c ) provides, under certain specified circumstances, shareholders who dissent from an action granting control shares voting rights the right to have the dissenting holder's shares purchased by the Corporation at a "fair value" which may not be less than the highest price paid per share by the acquiring person in the control share acquisition. A control share acquisition is the acquisition of voting power of an issuing public corporation within the following ranges of voting power: (a) one -fifth or more but less than one third of all voting power, (b) one-third or more but less than a majority of all the voting power, or (c ) a majority or more of all voting power. An issuing public corporation is one having one hundred shareholders or more, its principal place of business, its principal office or substantial assets within Kansas; and either more than 10% of its shareholders resident in Kansas, 2,500 shareholders resident in Kansas or more than 10% of its shares owned by Kansas residents. The Company intends to locate its principal place of business in Kansas at such time as it is able to terminate, assign or sublease the lease of office space in Missouri that it presently occupies as its executive offices. Upon such relocation the Company believes that it will be an issuing public corporation immediately following the Distribution.

     Under certain circumstances, Section 17-12,101 of the KGCC makes it more difficult for a person who would be an "interested stockholder" or an acquiring person to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. In addition the Control Share Act may make it more difficult for a person to acquire a controlling interest in the Company. The Articles of Incorporation do not exclude the Company from the restrictions imposed under Section 17- 12,101 of the KGCC or under the Control Share Act. It is anticipated that the provisions of Section 17-12,101 and the Control Share Act of the KGCC may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Comparison with Rights of Holders of Seafield Common Stock

     Seafield's charter documents are substantially similar to the Articles of Incorporation and Bylaws of the Company with respect to (1) classification of the board of directors; (2) inability of stockholders to call special meetings;
(3) advance notice requirements for stockholder nominations and proposals; (4) the super majority voting requirement to amend provisions of the Articles of Incorporation relating to the prohibition of stockholder action without a meeting, the number, election and term of the Company's directors, or the removal of directors; (5) the super majority voting requirement for stockholders to amend the Bylaws related to classification of the Company Board or establishing the size of the Company Board; (6) the elimination of director liability in certain circumstances; and (7) the application of Section 17-12,101 and the Control Share Act of the KGCC.

             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability of Directors.

     The Articles of Incorporation provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 17-6424 of the KGCC, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

     While the Articles of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Articles of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Articles of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

     The Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Bylaws, to the fullest extent permitted from time to time by the KGCC, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Articles of Incorporation or otherwise by the Company. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Articles of Incorporation.

      The  Bylaws  provide  that  each  person  who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the KGCC as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company Board.

     Pursuant to the Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Company Board by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Company Board, or if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Company Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change of Control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Company Board.

      Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the KGCC for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KGCC, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Bylaws.

     The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the KGCC. The Company intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Company, to the extent authorized from time to time by the Company Board, to grant rights to indemnification and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the KGCC requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

                              INDEPENDENT AUDITORS

     The Company Board has appointed KPMG Peat Marwick LLP as the Company's independent auditors to audit the Company's financial statements for the fiscal year 1996. KPMG Peat Marwick LLP has served as Seafield's auditors throughout the periods covered by the financial statements included in this Information Statement.

                                 SLH OPERATIONS
                                       AND
                                 SLH CORPORATION
                          INDEX TO FINANCIAL STATEMENTS


 Report of Independent Auditors with Respect to SLH Operations...........  F-2

 SLH Operations Combined Balance Sheets as of September 30, 1996 and
     December 31, 1995 and 1994..........................................  F-3

 SLH Operations Combined Statements of Operations for the nine months ended September 30, 1996 and 1995 and the years ended
     December 31, 1995, 1994 and 1993....................................  F-4

 SLH Operations Statements of Combined Equity............................  F-5

 SLH Operations Combined Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 and the years ended
     December 31, 1995, 1994 and 1993....................................  F-6

 Notes to SLH Operations Combined Financial Statements...................  F-7

 Report of Independent Auditors with Respect to SLH Corporation.......... F-22

 SLH Corporation Balance Sheet as of December 20, 1996................... F-23

 Notes to SLH Corporation Balance Sheet.................................. F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Seafield Capital Corporation:

     We have audited the combined balance sheets of SLH Operations as of December 31, 1995 and 1994 and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SLH Operations at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                         s/KPMG Peat Marwick LLP


                                         KPMG Peat Marwick LLP

Kansas City, Missouri
December 20, 1996


                                 SLH OPERATIONS
                             COMBINED BALANCE SHEETS

                                                 (unaudited)
                                                September 30,       December 31,
                                                     1996         1995       1994
                                                     ----         ----       ----
                                                             (in thousands)
ASSETS
     Current assets:
         Accounts and notes receivable ........   $    582          69        633
         Real estate under contract ...........      2,733       3,868      2,516
         Other current assets .................        342         495        558
                                                  --------    --------   --------
              Total current assets ............      3,657       4,432      3,707
     Real estate held for sale ................     24,132      35,073     40,998
     Investment securities ....................      4,879       5,136      6,161
     Investment in affiliates:
         Oil and gas partnerships and interests      4,102       5,255      6,703
         Other ................................       (180)        123       (185)
     Property, plant and equipment ............        488         630        881
     Notes receivable .........................       --            22      3,978
     Intangible assets ........................        769         839        322
     Deferred income taxes ....................         47         118         79
     Other assets .............................         43          10      1,983
                                                  --------    --------   --------
                                                  $ 37,937      51,638     64,627
                                                  ========    ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Accounts payable .....................   $    160         115        107
         Other current liabilities ............        523         250        132
                                                  --------    --------   --------
              Total current liabilities .......        683         365        239
     Notes payable ............................      1,194       1,289      2,689
     Other liabilities ........................         75         115        369
                                                  --------    --------   --------
              Total liabilities ...............      1,952       1,769      3,297
                                                  --------    --------   --------

     Total combined equity ....................     35,985      49,869     61,330
                                                  --------    --------   --------

                                                  $ 37,937      51,638     64,627
                                                  ========    ========   ========

     See accompanying notes to combined financial statements.


                                 SLH OPERATIONS
                        COMBINED STATEMENTS OF OPERATIONS

                                               (unaudited)
                                             Nine Months Ended
                                              September 30,             Years Ended December 31,
                                              -------------             ------------------------
                                              1996        1995       1995         1994        1993
                                              ----        ----       ----         ----        ----
REVENUES                                                   (in thousands)
   Real estate sales ...................   $ 12,801       7,390      10,485      10,932      16,297
   Real estate rentals and other .......        576         723       1,001       1,059       1,173
                                           --------    --------    --------    --------    --------
       Total revenues ..................     13,377       8,113      11,486      11,991      17,470

COSTS AND EXPENSES
   Real Estate:
       Cost of sales ...................     12,720       7,461      10,984      10,897      16,133
       Operating expense ...............      1,930       2,400       3,217       4,048       3,470
       Provision for loss on real estate
            held for sale ..............      1,500        --         7,901       4,400        --
   General and administrative ..........      1,195       1,165       1,564       1,554       1,548
                                           --------    --------    --------    --------    --------
       Loss from operations ............     (3,968)     (2,913)    (12,180)     (8,908)     (3,681)

Investment income--net .................        399         302         278       1,127         151
Equity in net earnings (loss)
  of affiliates ........................       (572)       (106)       (267)        254      (1,260)
Gain (loss) on sale of affiliates ......       --           111         111        --          (372)
Interest expense .......................        (81)       (156)       (189)       (222)       --
Provision for litigation costs .........       --          --          --          --        (1,500)
Equity in net earnings (loss) of
   venture capital investment funds ....        790        (291)       (249)       (233)         19
                                           --------    --------    --------    --------    --------
       Loss before income taxes
          and cumulative effect ........     (3,432)     (3,053)    (12,496)     (7,982)     (6,643)
                                           --------    --------    --------    --------    --------
Taxes on income (benefits):
   Current .............................       --          (435)     (1,225)     (1,638)     (2,272)
   Deferred ............................         71         (43)        (39)        201        (205)
                                                       --------    --------    --------    --------
       Total ...........................         71        (478)     (1,264)     (1,437)     (2,477)
                                           --------    --------    --------    --------    --------
Loss before cumulative effect of
   change in accounting principle ......     (3,503)     (2,575)    (11,232)     (6,545)     (4,166)
Cumulative effect of change in
   accounting principle ................     (1,400)       --          --          --          --
                                           --------    --------    --------    --------    --------
NET LOSS ...............................   $ (4,903)     (2,575)    (11,232)     (6,545)     (4,166)
                                           ========    ========    ========    ========    ========

See accompanying notes to combined financial statements.

                                       F-4

                                 SLH OPERATIONS
                          STATEMENT OF COMBINED EQUITY
                                                                  (in thousands)

Balance, December 31, 1992.......................................     $81,454
   Net loss......................................................      (4,166)
   Distributions to Seafield Capital Corporation.................     (10,667)
                                                                       ------
Balance, December 31, 1993.......................................      66,621
   Net loss......................................................      (6,545)
   Capital contributions from Seafield Capital Corporation.......       1,254
                                                                       ------
Balance, December 31, 1994.......................................      61,330
   Net loss......................................................     (11,232)
   Capital contributions from Seafield Capital Corporation.......        (229)
                                                                       ------
Balance, December 31, 1995.......................................      49,869
   Net loss (unaudited)..........................................      (4,903)
   Distributions to Seafield Capital Corporation.................      (8,981)
                                                                       ------
Balance, September 30, 1996 (unaudited)..........................     $35,985
                                                                       ======

   See accompanying notes to combined financial statements.

                                 SLH OPERATIONS
                        COMBINED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                       Nine Months Ended September 30,    Years Ended December 31,
                                       ------------------------------     -----------------------
                                               1996        1995        1995         1994        1993
                                               ----        ----        ----         ----        ----
                                                              (in thousands)
OPERATING ACTIVITIES
Net loss .................................... (4,903)     (2,575)    (11,232)     (6,545)     (4,166)
Adjustments to reconcile net loss
   to net cash provided (used) by operations
       Cumulative effect of change in
           accounting principle .............  1,400        --          --          --          --
       Depreciation and amortization ........    297         429         582         641         784
       Equity in net (earnings)
           loss of affiliates ...............    572         106         267        (254)      1,260
       Equity in net (earnings) loss of
         venture capital investment
         funds ...............................  (790)        291         249         233         (19)
       (Gain) loss on sale of affiliates .....  --          (111)       (111)       --           372
       Provision for loss on sale of
           real estate ....................... 1,500        --         7,901       4,400        --
       Sales of real estate ..................10,612       6,669       9,890       9,400      14,239
       Collections of notes receivable from
           sales of real estate, .............    14         205       4,132         658       1,612
       Increase of notes receivable from
           sales of real estate ..............  --          --          --          (138)       (236)
       Additions to real estate held
           for sale ..........................(1,436)    (10,145)    (12,637)    (10,991)     (6,551)
       Provision for litigation costs ........  --          --          --          --         1,500
       Change in accounts receivable .........  (527)       (776)        352        (122)       (387)
       Change in accounts payable ............    45         131           8        (419)       (407)
       Increase in deposits ..................   225        --          --          --          --
       Income taxes and other ................   195          53         566      (1,032)       (606)
                                              ------      ------      ------      ------      ------
   Net cash provided (used)by
         operations .......................... 7,204      (5,723)        (33)     (4,169)      7,395
                                              ------      ------      ------      ------      ------

INVESTING ACTIVITIES
Investments in affiliates ....................   (44)     (1,000)     (1,000)       (114)       (250)
Distributions from affiliates ................   872       1,147       1,447       2,314       1,941
Additions to property, plant and
   equipment, net ............................   (25)        (13)        (21)       (112)        (63)
Collections of other notes receivable ........    22          29          35         159         209
Proceeds from sale of affiliates .............  --           425         425        --           850
Proceeds from sales of leased land ...........  --          --          --           438         200
Investments in venture capital investment funds --          --          --          (120)       (280)
Distributions from venture capital
   investment funds .......................... 1,047         219         776         350         665
                                              ------      ------      ------      ------      ------
   Net cash provided by investing
       activities ............................ 1,872         807       1,662       2,915       3,272
                                              ------      ------      ------      ------      ------



FINANCING ACTIVITIES
Payments of principal on long-term debt ......   (95)       (247)     (1,400)       --          --
Net transactions with Seafield
   Capital Corporation .......................(8,981)      5,163        (229)      1,254     (10,667)
                                              ------      ------      ------      ------      ------
   Net cash provided (used) by
       financing activities ..................(9,076)      4,916      (1,629)      1,254     (10,667)
                                              ------      ------      ------      ------      ------
   Net change in cash and
       cash equivalents ......................  --          --          --          --          --
Cash and cash equivalents -
   beginning of period .......................  --          --          --          --          --
                                              ------      ------      ------      ------
Cash and cash equivalents - end of period $ ..  --          --          --          --          --
                                              ======      ======      ======      ======

Supplemental  disclosures of cash flow information:  Cash paid (received) during the year for:
   Interest .................................$    81         156         189         222        --
                                              ======     =======     =======      ======      ======
    Income taxes, net .......................$   --         (435)     (1,224)     (1,638)     (2,272)
                                              ======     =======     =======      ======      ======
Supplemental disclosure of non-cash transactions:
   Acquired in purchase of partnership interest
       Real Estate ..........................$   --          --          --          --        3,292
                                              ======      ======     =======      ======      ======
       Notes Payable ........................$   --          --          --          --        1,536
                                              ======      ======     =======      ======      ======


See accompanying notes to combined financial statements.



                                 SLH OPERATIONS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

        December 31, 1995, 1994 and 1993 and September 30, 1996 and 1995

Note 1 - Summary of Significant Accounting Policies

     Principles of Combination and Basis of Presentation

     Pursuant to a Distribution Agreement between Seafield Capital Corporation (Seafield) and SLH Corporation, Seafield will transfer certain assets (the Transfer Assets) and liabilities (the Transfer Liabilities), including two wholly-owned subsidiaries, Scout Development Corporation (Scout) and BMA Resources, Inc. (Resources), to SLH Corporation (SLH). The Transfer Assets and Transfer Liabilities will be reflected in SLH Corporation's financial statements at Seafield's historical cost. Stock of SLH Corporation will then be distributed to the shareholders of Seafield (the Distribution).

     The accompanying combined financial statements present the financial position, results of operations and cash flows of the business, assets and liabilities comprising the Transfer Assets and Transfer Liabilities which relate directly to the businesses transferred (SLH Operations or the Company). Other Transfer Assets and Transfer Liabilities are discussed in Note 11. The Company is primarily engaged in the business of managing, developing and disposing of real estate and energy businesses and other assets consisting of stock investments of privately-held corporations and limited partnership interests in privately-held venture capital funds.

     Scout's assets consist of partially developed and undeveloped land, residential development projects and commercial property. Resources has investments in oil and gas partnerships and Syntroleum Corporation (Syntroleum), a development-stage company with a process for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels, such as diesel, kerosene and naphtha. All significant intercompany transactions have been eliminated in combination.

     The financial information included herein may not necessarily reflect the financial position and results of operations of the Company in the future or what these amounts would have been if it had been a separate, stand-alone entity during the periods presented.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant assumptions include estimates of fair value less cost to sell assets to be disposed of, principally real estate properties. Management utilizes a variety of sources in estimating fair values including recent sales of comparable assets, internal appraisals based on current market conditions, discounted cash flows, and, to a lesser extent, independent appraisals.
Significant assumptions used in discounting cash flows include the amount and timing of expected cash flows and the discount rate. Management estimates the amount and timing of cash flows as described above. Discount rates estimated to be commensurate with the risk involved for individual properties are selected based on current economic conditions and industry practices. The amounts the Company will ultimately realize could materially differ from the carrying amounts in the accompanying combined balance sheets.

         General and administrative expenses have been included in the statements of operations based on management's estimate of what expenses would have been incurred had the Company operated on a stand alone basis for all periods presented. Such amounts are not materially different than what are expected for future periods. The estimated expense is approximately $1.1 million for the nine months ended September 30, 1996 and 1995 and approximately $1.5 million for 1995, 1994 and 1993.

     Cash and Cash Equivalents

     All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

     Real Estate and Other Long-lived Assets

     Real estate sales are recognized when consummated. Profit is recognized using the full accrual method when the down payment, continuing investment, and transfer of risk criteria have been satisfied. Payments received from buyers prior to recording of a sale are recorded as deposits. Real estate rentals and other revenues are accrued in the period when earned.

     Prior to January 1, 1996, real estate held for sale was valued at the lower of cost, including development costs less allowances for depreciation, or market. Development costs which are incurred during the period of development or construction are capitalized. Capitalized costs are charged to operations as properties or units are sold or, in the case of income producing properties, are amortized as part of the depreciation charges.

     During 1994 and 1995, the Company made provisions for loss on real estate held for sale of $4.4 million and $7.9 million, respectively. The provisions resulted from changes in net realizable value based upon management's analysis of recent sales transactions and other current market conditions.

     With the adoption of SFAS 121, long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Any impairment loss is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset less cost to sell. The best evidence of fair value is quoted market prices. When quoted market prices are not available, the estimate of fair value is based on the best information available including prices for similar assets or discounted cash flows of estimated expected future cash flows. Assets to be held and used in operations are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) of the asset is less than the carrying amount of the asset, an impairment would be recognized as the difference between the carrying amount and estimated fair value.

     Adoption of SFAS 121 on January 1, 1996 resulted in an impairment loss on real estate held for sale of $1.4 million which is included in the accompanying unaudited statement of operations for the nine months ended September 30, 1996 as the cumulative effect of a change in accounting principle. This impairment loss resulted primarily from discounting expected future cash flows in estimating fair values less cost to sell of certain real estate properties.

     An additional impairment loss on real estate held for sale of $1.5 million was recorded as of September 30, 1996. This impairment loss resulted from changes in estimated expected future cash flows based primarily on lower expected sales prices on certain properties based on appraisals and other current market conditions.

     Investment Securities

     Investment securities consisting of stock investments of two privately-held corporations (representing 4.8% and 1.9% ownership) are accounted for at cost. Investment in limited partnership interests in privately-held venture capital funds (representing 3.7%, 7.6% and 9.3% ownership) are accounted for using the equity method. Fair Values are not readily determinable; however, management believes the estimated fair value of each investment exceeds its carrying value.

     Property, Plant and Equipment

     Property, plant and equipment is recorded at cost with depreciation provided over the useful lives. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are included in the results of operations.

     Oil and Gas Investments

     Investments in oil and gas partnerships are accounted for using the equity method as they are less than 50% owned and the Company is a noncontrolling investor. The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs incurred in acquisition and development are capitalized. Depletion is computed on the units of production method based on all proven reserves. All general operating costs are expensed as incurred.

     Intangible Assets

     Goodwill is recorded at acquisition as the excess of cost over fair value of net assets acquired and is being amortized on a straight-line basis over periods up to twenty years. Goodwill is presented net of accumulated amortization of $266,000, $195,000 and $135,000 at September 30, 1996, December 31, 1995 and 1994, respectively. On a periodic basis, the Company estimates the fair value of the business to which goodwill relates in order to ensure that the carrying value of goodwill has not been impaired.

     Income Taxes

     Income taxes are accounted for as if the Company filed separate tax returns pursuant to tax sharing agreements among Seafield and its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Unaudited Interim Period Financial Statements

     The accompanying combined financial statements and related footnote information as of and for the nine months ended September 30, 1996 and 1995 is unaudited. In the opinion of management, the unaudited combined financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1996 and 1995. Interim results are not necessarily indicative of operating results for the entire year.

     Recently Issued Accounting Standards

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" is required to be implemented for fiscal years beginning after December 15, 1995. The Company does not plan to adopt an optional accounting treatment based on the estimated fair value of employee stock options allowed by Statement No. 123. However, presentation of pro forma disclosures of net earnings and earnings per share as if the optional accounting method had been utilized will be required.

                                       F-9
Note 2 - Real Estate Held for Sale

A summary of real estate held for sale follows:
                                                      (unaudited)
                                                      September 30, December 31,
                                                       1996      1995      1994
                                                       ----      ----      ----
                                                            (in thousands)
Land investments/developments ......................   $26,522   27,831   32,572
Commercial building
 Gross amount ......................................     5,296    5,296    5,296
 Less accumulated depreciation .....................     1,293    1,293    1,081
                                                       -------   ------   ------
                                                         4,003    4,003    4,215
                                                       -------   ------   ------
Residential developments
 Gross amount: Land ................................     2,088    2,697    2,927
                         Buildings/improvements ....    26,237   34,074   28,058
                                                       -------   ------   ------
                                                        28,325   36,771   30,985
                                                       -------   ------   ------
                                                        58,850   68,605   67,772
Less valuation allowance for write-downs ...........    29,085   29,664   24,258
Less valuation allowance for impairments ...........     2,900     --       --
                                                       -------   ------   ------
                                                        26,865   38,941   43,514
Less real estate under contract ....................     2,733    3,868    2,516
                                                       -------   ------   ------
Net real estate ....................................   $24,132   35,073   40,998
                                                       =======   ======   ======

A summary of real estate revenues follows (dollars in thousands):



                                          (unaudited)
                                       Nine Months Ended
                                         September 30,                    Years Ended December 31,
                                ----------------------------------   -------------------------------------------
                                      1996              1995             1995           1994          1993
                                -----------------   --------------   -------------- ------------   -------------
                                           Units/            Units/           Units/       Units/          Units/
                                 Amount     Acres   Amount   Acres   Amount   Acres Amount  Acres  Amounts  Acres
Real estate sales:
Condominiums
   and homes .................   $11,946      34    5,416       15    7,348    24   9,165    29   15,646    61
Improved lots ................      --      --        136        3      546     5   1,267    18      291    23
Undeveloped
   land ......................       855      21.5  1,838      125    2,591   302
Leased land
   investments ...............      --      --       --       --       --             500      1     360     6
                                  ------           ------            ------        ------         ------
   Total real
   estate sales ..............    12,801            7,390            10,485        10,932         16,297

Real estate rentals and other:
Lease revenue ................       100              100               134           169            201
Commercial parking
   operations ................       462              580               744           793            818
Other ........................        14               43               123            97            154
                                  ------           ------            ------        ------         ------
   Total real estate
   rentals and other .........       576              723             1,001         1,059          1,173

   Total real estate
   revenues ..................   $13,377            8,113            11,486        11,991         17,470
                                  ======           ======            ======       =======         ======


                                      F-10

Note 3 - Investment in Oil and Gas Partnerships and Interests

The Company's investment in oil and gas consists principally of four oil and gas general partnership interests and prior to 1996, oil and gas working interests. The oil and gas partnerships represent 36% and 40% interests in general partnerships. These partnerships are accounted for on the equity method as they are less than 50% owned and the Company is a noncontrolling investor.

  Equity in operations of oil and gas partnerships are generally recorded based on periods ended within one month of the Company's accounting period. Shown below is unaudited combined financial information for the oil and gas investments:

                                    Nine Months
                                 Ended September 30,    Years Ended December 31,
                                 ------------------     -----------------------
Results of Operations               1996     1995      1995     1994      1993
                                    ----     ----      ----     ----      ----
                                                 (in thousands)

Oil and gas revenue ..........   $ 4,920     4,074     6,344    8,989    13,990
Net income (loss) ............      (524)     (438)     (647)   1,386    (1,011)
The Company's equity in net
     earnings (loss) .........      (226)       24       (70)     464      (851)

     Cash distributions received from the partnerships were $871,000 and $1,048,000 during the nine months ended September 30, 1996 and 1995 and $1,348,000, $2,264,000 and $1,860,000 in 1995, 1994 and 1993, respectively.


                                            September 30,  December 31,
                                                1996       1995    1994
                                                ----       ----    ----
Financial Position                                  (in thousands)

Current Assets ............................   $ 7,158    5,146    4,198
Oil and gas ...............................     5,429   10,359   15,494
                                               ------   ------   ------
     Total assets .........................    12,587   15,505   19,692
                                               ------   ------   ------
Current liabilities .......................        28       27       25
Other liabilities .........................     1,283    1,297    1,297
                                               ------   ------   ------
     Total liabilities ....................     1,311    1,324    1,322
                                               ------   ------   ------

The Company's investment in oil and
     gas partnerships and interests .......     4,102    5,255    6,703

     The Company's proportional interest in oil and gas reserves of partnerships accounted for by the equity method (in equivalent barrels) is 440,000 and 507,000 as of December 31, 1995 and 1994. The Company's proportional share of standardized measure of discounted future net cash flows from these reserves is $3,593,000 and $4,276,000 at December 31, 1995 and 1994, respectively.

     The Company's proportional share of net capitalized costs relating to oil and gas producing activities of partnerships accounted for by the equity method is $4,028,000 and $6,081,000 at December 31, 1995 and 1994, respectively. The Company's proportional share of costs capitalized was $368,000, $417,000 and $492,000 in 1995, 1994 and 1993, respectively.

Note 4 - Investment in Other Affiliates

     The Company's 32.5% (at September 30, 1996) investment in Syntroleum (a development stage enterprise) is accounted for on the equity method. Equity in operations of Syntroleum is generally recorded based on periods with a one to two month delay of the Company's accounting period, depending upon the availability of financial information.

     Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naptha and related non fuel chemical feedstocks and lubricants. Sale of the Company's common shares of Syntroleum is subject to certain restrictions pursuant to shareholder agreements which require that a selling shareholder first offer the shares to be sold to Syntroleum and if Syntroleum does not accept the offer, then to the other Syntroleum shareholders.

      Summarized unaudited financial information for Syntroleum is shown below.

                        Cumulative
                       Amounts From     Nine Months
                        Inception*  Ended September 30, Years Ended December 31,
                        ---------   ------------------  -----------------------
Results of Operations              1996    1995    1995    1994    1993
                                   ----    ----    ----    ----    ----
                                       (in thousands)

Revenue ................$   297     188      41      41      68    --
Net income (loss) ...... (3,365)   (829)   (261)   (426)   (307)   (251)
The Company's
   equity in net
   earnings (loss) ..... (1,465)   (214)    (83)   (139)    (91)    (75)
----------------
   * November 15, 1984 to September 30, 1996.

                                                     September 30,  December 31,
                                                         1996      1995     1994
                                                         ----      ----     ----
                                                            (in thousands)
Financial Position

Current assets ...................................      $1,398      500       21
Other assets .....................................       1,129      431       98
                                                        ------      ---      ---
     Total assets ................................       2,527      931      119
                                                        ------      ---      ---
Current liabilities ..............................         153        4       11
Long-term borrowings .............................       1,000      --       --
                                                        ------      ---      ---
     Total liabilities ...........................       1,153        4       11
                                                        ------      ---      ---
     The Company's investment in Syntroleum ......         100      313       30

     Total investment in Syntroleum is presented on the combined balance sheet as follows:
                                                     September 30,  December 31,
                                                         1996      1995     1994
                                                         ----      ----     ----
                                                            (in thousands)

Investment in affiliate                                 $  100      313       30
Intangible asset - goodwill, net                           769      839      322
                                                       -------   ------   ------
       Total                                            $  869    1,152      352
                                                       =======   ======   ======
                                      F-12

     The Company is a 49.9% partner in a general partnership which owns a shopping center. Prior to September 1995, the Company was also a 49.9% partner in a general partnership which owned a commercial building. Prior to September 1994, the Company was a 50% partner in a general partnership which owned land. In December 1993, the Company sold its 99% partnership interest in an apartment complex. All of these partnerships are accounted for on the equity method. Summarized unaudited financial information for these partnerships is shown below.

                                       Nine Months
                                    Ended September 30, Years Ended December 31,
                                    ------------------  -----------------------
Results of Operations                  1996    1995      1995    1994     1993
                                       ----    ----      ----    ----     ----
                                                 (in thousands)

Revenue ............................  $ 586     557      764      956     1,184
Net loss ...........................   (240)   (137)    (160)    (255)     (542)
The Company's equity in net
   loss of affiliates ..............   (132)    (47)     (58)    (119)     (334)


                                     September 30,        December 31,
                                         1996         1995            1994
                                         ----         ----            ----
Financial Position
                                                  (in thousands)
Current assets.................. $       233           514             641
Real estate   ..................       5,259         5,466           7,032
Other assets  ..................         209           229             283
                                      ------        ------          ------
     Total assets...............       5,701         6,209           7,956
                                      ------        ------          ------
Short-term borrowings...........         --            130             120
Other current liabilities.......          94           292             293
Long-term borrowings............       6,170         6,170           7,102
Other long-term liabilities.....         --            --                8
                                      ------        ------          ------
     Total liabilities..........       6,264         6,592           7,523
                                      ------        ------          ------

The Company's investment in
     real estate affiliates.....        (280)         (190)           (215)

Note 5 - Property, Plant and Equipment and Accounts and Notes Receivable

A summary of property, plant and equipment follows:

                                                   (unaudited)
                                    Rate of       September 30,    December 31,
                                 Depreciation         1996       1995      1994
                                 -------------        ----       ----      ----
                                                 (in thousands)

Property, plant and equipment......  5%-33%        $   2,579    2,554     2,533
Less accumulated depreciation......                    2,091    1,924     1,652
                                                     -------   ------    ------

                                                   $     488      630       881
                                                     =======   ======    ======
A summary of accounts and notes receivable follows:

                                               (unaudited)
                                              September 30,      December 31,
                                                  1996        1995        1994
                                                  ----        ----        ----
                                                        (in thousands)

Accounts receivable.........................  $     582        55           408
Notes receivable............................        --         36         4,203
                                                -------    ------        ------
                                                    582        91         4,611
Less current portion........................        582        69           633
                                                -------    ------        ------
                                              $     --         22         3,978
                                                =======    ======        ======

     Interest rates on notes receivable were 6% to 10% in 1995 and 1994.

Note 6 - Notes Payable

Notes payable are as follows:
                                               (unaudited)
                                              September 30,      December 31,
                                                  1996        1995        1994
                                                  ----        ----        ----
                                                         (in thousands)

8.625% loan, secured by  real estate,
     final maturity in December 1997........   $  1,194     1,289         1,536
6.25% note, unsecured.......................        --        --          1,153
                                                -------    ------        ------
                                               $  1,194     1,289         2,689
                                                =======    ======        ======

     The 8.625% loan requires semiannual payments of interest only and a lump sum payment of any outstanding principal on December 31, 1997. If portions of the secured property are sold prior to December 31, 1997, the Company is required to pay certain minimum release prices to the lender for the partial release of the property from the mortgage lien.

     The Company is obligated under recourse debt (with an unpaid balance of $6,170,000 at December 31, 1995) of an affiliate accounted for on the equity method (see Note 5). The Company's obligation on this recourse debt is secured by a $3,130,000 U.S. Treasury note to be transferred to the Company as part of the Distribution and is not reflected in the accompanying combined balance sheets.

Note 7 - Other Assets and Liabilities

     The components of other current assets, other current liabilities and other liabilities follow:


                                              (unaudited)
                                             September 30,       December 31,
                                                 1996        1995          1994
                                                 ----        ----          ----
                                                        (in thousands)
Other Current Assets
Prepaid expenses............................$     234         386           264
Restricted cash ............................      108         109           294
                                                  ---         ---           ---
     Total .................................$     342         495           558
                                                  ===         ===           ===

Other Current Liabilities
Accrued property tax........................$     241         191            52
Deposits on real estate sale contracts .....      225          --            --
Deferred income ............................       47          47            30
Other.......................................       10          12            50
                                                  ---         ---           ---
     Total .................................$     523         250           132
                                                  ===         ===           ===


Other Liabilities
Deferred income.............................$      71         106           170
Interest payable ...........................       --          --           186
Other.......................................        4           9            13
                                                  ---         ---           ---
     Total .................................$      75         115           369
                                                  ===         ===           ===

Note 8 - Income Taxes

     The real estate assets, energy assets, and other miscellaneous assets of the Company were acquired from Seafield, and were included in Seafield's consolidated U.S. federal income tax returns. The income tax provisions and tax liabilities have been calculated as if the Company had filed separate returns, utilizing a tax sharing agreement with Seafield.

     During 1995, the Company generated approximately $1 million in current capital losses that exceeded capital gains. These losses are carried forward through the year 2000. Future realization of these tax assets or any existing deductible temporary differences or carryforwards ultimately depend on sufficient taxable income of the appropriate character occurring within the carryover period. When it becomes more likely than not that a deferred tax asset will not be realized, a valuation allowance is accrued against that deferred tax asset.

     The components of the provision (benefit) for income taxes on income from the Company are as follows:

                            (unaudited)
                         Nine months ended                 Years ended
                            September 30,                  December 31,
                            -------------                  ------------
                           1996        1995       1995         1994         1993
                           ----        ----       ----         ----         ----
Current: ............                        (In thousands)
     Federal ........     $--          (443)     (1,234)     (1,480)     (2,276)
     State ..........      --             8           9        (158)          4
                          -----      ------      ------      ------      ------
                           --          (435)     (1,225)     (1,638)     (2,272)
                          -----      ------      ------      ------      ------
Deferred:
     Federal ........      --          --          --          --          --
     State ..........        71         (43)        (39)        201        (205)
                          -----      ------      ------      ------      ------
                             71         (43)        (39)        201        (205)
                          -----      ------      ------      ------      ------
                          $  71        (478)     (1,264)     (1,437)     (2,477)
                          =====      ======      ======      ======      ======

     The reconciliation of income tax computed at federal statutory tax rates to income tax expense is as follows:

                                        (unaudited)
                                     Nine months ended       Years ended
                                       September 30,         December 31,
                                       -------------         ------------
                                       1996     1995     1995     1994    1993
                                       ----     ----     ----     ----    ----
                                                 (In thousands)
Computed expected tax
   expense (benefit)............... $ (1,167)  (1,038)  (4,249)  (2,714) (2,259)
State income taxes, net of federal
   benefit and changes in state
   valuation allowances............       47      (23)     (20)      28    (132)
Goodwill amortization..............       24       11       20       16      15
Tax benefits not available for
   subsidiary losses...............       73       28       47       31      26
Increase (decrease) in federal taxes
   due to valuation allowances.....    1,091      621    2,845    1,518    (919)
Other, net...........................      3      (77)      93     (316)    792
                                      ------   ------   ------   ------  ------
Actual income tax expense (benefit) $     71     (478)  (1,264)  (1,437) (2,477)
                                      ======   ======   ======   ======  ======
Effective tax rates..................     1%      (16%)   (10%)    (18%)   (37%)

     The significant components of deferred income tax assets and liabilities are as follows:

                                                 (unaudited)
                                              Nine months ended
                                                 September 30,     December 31,
                                                    1996        1995       1994
                                                    ----        ----       ----
                                                          (In thousands)
Current deferred income tax assets:

Excess book expense accruals ..................   $    490        229      --
Other, net ....................................         12         12        87
                                                  --------    -------    ------
Gross current deferred income tax assets ......        502        241        87
Current valuation allowance ...................       (502)      (241)      (87)
                                                  --------    -------    ------
Net current deferred income tax assets ........       --         --        --
                                                  --------    -------    ------

Non-current deferred income tax assets:


Excess book expense accruals ..................        266        267       257
Excess book partnership expenses ..............        200        200       187
Excess book oil and gas expenses ..............          5        225       378
Real estate valuation allowances and
     other basis differences ..................      7,771      7,282     4,886
Excess book depreciation and amortization .....        175        238       247
Alternative minimum tax credit ................        157        157      --
Other, net ....................................         28         42       138
Capital loss carryforwards ....................      1,495        337      --
Federal audit adjustment carryback ............        535        535      --
State net operating loss carryforwards ........      2,990      3,026     2,733
                                                  --------    -------    ------
Gross non-current deferred income tax assets ..     13,622     12,309     8,826
Valuation allowance for non-current deferred
     income tax assets ........................    (13,575)   (12,191)   (8,747)
                                                  --------    -------    ------
Net non-current deferred income tax assets ....         47        118        79
                                                  --------    -------    ------
Net deferred income tax assets ................   $     47        118        79
                                                  ========    =======    ======

     The federal and state valuation allowances increased during the nine months ending September 30, 1996 by $1,645,000 increased during 1995 by approximately $3,598,000; and increased by $1,603,000 during 1994. The federal and state valuation allowances as of December 31, 1993 were $7,231,000.

Note 9 - Lease Commitments
     Office space, equipment, land and buildings are leased under various, noncancelable leases that expire over the next several years. Rental expense, including an allocation of Seafield's total lease expense, was $279,000 during the nine month periods ended September 30, 1996 and 1995 and was $372,000, $352,000 and $325,000 for 1995, 1994 and 1993, respectively.

     Total future minimum lease payments under these agreements as of December 31, 1995 are as follows:

                     Year                       Amount
                                            (In thousands)
                     1996                     $   552
                     1997                         543
                     1998                         538
                     1999                         355
                     2000                         294
                     Thereafter                 6,512

     Included above is annual rent for the ground lease on a parking garage in Reno, Nevada of $294,000. The lease agreement provides for increases every five years based on the Consumer Price Index and expires in 2023.

Note 10 - Fair Value of Financial Instruments

     The  estimated   fair  values  of  the  Company's   significant   financial
instruments at December 31, 1995 are summarized as follows:
                                                                   Estimated
                                              Carrying Amount     Fair Value
                                              ---------------     ----------
                                                      (in thousands)

Accounts and notes receivable..................$    69                 69
Investment securities - not practical to
  estimate fair value                            5,136                 --
Note payable...................................  1,289              1,092

     The fair value of accounts and notes receivable approximate cost because of the short-term maturity of these financial instruments. The estimated fair value of the note payable was calculated by discounting scheduled cash flows using estimated market discount rates.

     At December 31, 1995, the Company owned (a) three equity investments in privately held venture capital limited partnerships having an aggregate carrying value of $1.6 million, (b) a common stock interest in Oclassen Pharmaceuticals, Inc., a privately owned pharmaceutical manufacturer, which had a carrying value of $2.5 million and (c) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology, which had a carrying value of approximately $1 million. Investment in these closely-held enterprises was made on a principal-to-principal basis at negotiated values. Therefore, it is not practical to estimate fair value for these investments at December 31, 1995.

     During 1996, Watson Pharmaceuticals, a publicly traded company, proposed a merger which would convert the Company's stock ownership of Oclassen Pharmaceuticals into 183,673 shares of Watson. The trading price of Watson on January 31, 1997 was $44.81.

Note 11- Subsequent Events and Contingencies

Transfer of Certain Assets and Liabilities from Seafield

     On the date of the Distribution, Seafield will transfer to the Company the Transfer Assets and Transfer Liabilities pursuant to a Distribution Agreement and a Blanket Assignment, Bill of Sale, Deed and Assumption Agreement (the Agreements). These Agreements also provide for the Company to receive cash and a U.S. Treasury note, rights with respect to claims in pending litigation and to incur obligations described below which are not reflected in the accompanying combined financial statements.

     Employee Benefits

     The Agreements contain a number of provisions relating to employees. The provisions generally contemplate that the Company will assume no obligations or liabilities with respect to Seafield employee plans or benefits prior to the Distribution Date and that after the Distribution Date, the Company will be responsible for providing employee benefits for Seafield personnel that become employees of the Company.

     The Agreements provide that the Company will provide each executive officer of the Company employment agreements and participation in a new stock incentive plan.

     Tax Agreements

     Through the Distribution Date, the results of the operations of the Company will be included in Seafield's consolidated Federal income tax returns. As part of the Distribution, the Company and Seafield will enter into a Tax Sharing Agreement which provides, among other things, for the allocation among the parties of Federal, state, local and foreign tax liabilities for all periods through the Distribution Date. In general, the Tax Sharing Agreement provides that the Company will be liable for all Federal, state, local and foreign tax liabilities, including any such liabilities resulting from the audit or other adjustment to previously filed tax returns, which are attributable to the Company, and that Seafield will be responsible for all other such taxes, except for the tax liabilities arising out of or that are related to the tax claims as described below.

     Interim Services Agreement

     On or prior to the Distribution Date, Seafield and the Company will enter into the Interim Services Agreement for the purpose of permitting Seafield and the Company to continue to jointly use their respective personnel and facilities. Under the arrangement, Seafield agrees to provide to the Company services required by the Company for its executive and administrative operations. In exchange for those services, the Company agrees to provide the retained Seafield personnel with office facilities and equipment sufficient for the conduct of Seafield's activities. Following the Distribution, Seafield and the Company will review the amount of personnel and facilities used under the arrangement and each will reimburse the other to the extent that the exchange of facilities for services is not equivalent.

     Claims in Pending Litigation

     In 1986, a lawsuit was initiated in the Circuit Court of Jackson County, Missouri by Seafield's former insurance subsidiary (i.e., Business Men's Assurance Company of America) against Skidmore, Owings & Merrill (SOM) which is an architectural and engineering firm, and a construction firm to recover costs incurred to remove and replace the facade on the former home office building. Because the removal and replacement costs had been incurred prior to the sale of the insurance subsidiary, Seafield negotiated with the buyer for an assignment of the cause of action from the insurance subsidiary. Pursuant to the Distribution Agreement this lawsuit will be assigned to the Company. Thus, any recovery will be for the benefit of the Company and all future costs incurred in connection with the litigation will be paid by the Company. Any ultimate recovery will be recognized as income when received and would be subject to income taxes. In September 1993, the Missouri Court of Appeals reversed a $5.7 million judgment granted in 1992 in favor of Seafield; the Court of Appeals remanded the case to the trial court for a jury trial limited to the question of whether or not the applicable statute of limitations barred the claim. The Appeals Court also set aside $1.7 million of the judgment originally granted in 1992. In July 1996, this case was retried to a judge. A ruling is expected from the judge by the end of the first quarter of 1997. The only remaining defendant is SOM; settlement arrangements with other defendants have resulted in payments to plaintiff which have offset legal fees and costs to date of approximately $450,000. None of the prior or future legal fees or costs are recoverable from the remaining defendant, even if the judgment in plaintiff's favor is ultimately granted. Future legal fees and costs can not reliably be estimated.

Tax Issues

     Internal Revenue Service Audits. Seafield has received notices of proposed adjustments (Revenue Agent's Reports) from the Internal Revenue Service (IRS) with respect to 1986-90 federal income taxes. These notices claim total federal income taxes due for the entire five year period in the approximate net amount of $13,867,000, exclusive of interest thereon.

     The substantive issues raised in these notices for the years 1986-1990 are primarily composed of the former television subsidiaries' amortization of film rights, the sale of the stock of a former television station, certain insurance company tax issues and a $27 million loss on the sale of a real estate partnership interest.

     The IRS' denial of film right amortization equates to approximately $10.5 million of the $13.9 million in additional taxes; provided that if the IRS were to prevail on the amortization issues, the tax basis in the television stations would be increased. This would have the effect of reducing income taxes in connection with the stations' sales; all have been sold.

     With respect to the loss on the sale of the real estate partnership interest, the IRS has claimed that the sale did not occur during 1990, but rather occurred after 1990. If the sale did not occur in 1990, then 1990 losses could not be carried back to 1987, to reduce Seafield's significant taxable income in 1987.

     Seafield has filed protests regarding the 1986-90 notices of proposed adjustments. Seafield is currently pursuing a compromise with the Appeals Division of the IRS for the 1986-89 years. The 1990 issues have not yet been formally addressed at the Appeals Division but Seafield is advised by IRS representatives that tax issues in all years under audit will be addressed together. Resolution of these tax disputes may reasonably be expected during 1997, but is not certain.

     The Company is assuming from Seafield all contingent tax liabilities and is acquiring all rights to refunds as well as any interest thereon related to these tax years (the "Tax Claims") and liabilities and refunds related to any issues raised by the IRS for years 1986-1990 whose resolution may extend to tax years beyond the 1990 tax year. Based upon the advice of counsel, the Company believes that it will prevail on the 1990 loss carryback issue. In addition, there are meritorious defenses or pending favorable compromises for many of the other substantive issues. The Company believes that adequate accruals for these income tax liabilities have been made. These accruals will be transferred from Seafield to the Company as part of the Distribution.

     California Tax issues. In December 1996, the California state auditor sent Seafield an audit report covering the 1987-1989 taxable years. The State of California has determined to include, as a "unitary taxpayer," all majority owned non-life insurance subsidiaries and joint ventures of Seafield. The auditor's report has been forwarded to the California Franchise Tax Board for action. A billing is expected to be made to Seafield within six months from the submission of the report by the auditor. The total amount of California state income taxes due for the 1987-1989 years is expected to be approximately $750,000, exclusive of interest. The Company is assuming all potential tax liabilities and interest thereon regarding the California audit for the 1987-1989. The Company believes that it has established on the pro forma balance sheet herein appropriate accruals for the California state income tax liability.

      The Company believes that final resolution of the above Tax Claims after taking into account offsetting claims for refunds and amounts reserved, should not have a material adverse effect on the Company's financial position, results of operations or liquidity..

     Other

     In 1995, Tenenbaum & Associates, Inc., a former 80%-owned subsidiary of Seafield, sold certain assets, distributed the remaining net assets to shareholders and filed for dissolution. Ongoing activity for this investment relates to collecting accounts receivable and monitoring unbilled revenue accounts. Seafield also assumed an office lease that expires in 2000. Seafield accounts for Tenenbaum activity on a cost recovery basis. In conjunction with the Distribution, the Company will record accounts receivable estimated at $800,000 and a lease liability of $500,000 to reflect the estimated fair value of the lease based on a discounted cash flow analysis.

     CLAIM AGAINST SCOUT. On January 30, 1997, Scout Development Corporation was served with a complaint filed in the District Court of Tarrant County, Texas by the parents of a 36 week old fetus who did not survive an automobile accident at an intersection in Fort Worth, Texas, the view of which is alleged to have been obstructed by weeds growing on property that is alleged to have been owned by Scout. The Company expects to deny liability, has turned the matter over to its insurance carrier and believes that if it has any liability, it is adequately covered by an existing policy of insurance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SLH Corporation:

         We have audited the balance sheet of SLH Corporation as of December 20, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of SLH Corporation as of December 20, 1996 in conformity with generally accepted accounting principles.


                                              s/KPMG Peat Marwick LLP


                                               KPMG Peat Marwick LLP




Kansas City, Missouri
December 20, 1996

                                 SLH CORPORATION
                                  Balance Sheet



                                December 20, 1996
ASSETS
    Cash .............................................................      $100
                                                                            ----

         Total assets ................................................      $100
                                                                            ====

STOCKHOLDERS' EQUITY:
    Preferred stock of $.01 par value with $100 liquidation
         preference, Authorized 1,000,000 shares;
          none issued ................................................      $--
    Common stock of $.01 par value
         Authorized 30,000,000 shares;
         issued 100 shares ...........................................         1
    Paid-in capital ..................................................        99
                                                                            ----

         Total stockholders' equity ..................................      $100
                                                                            ====

     The accompanying notes are an integral part of this balance sheet.

Notes to Balance Sheet

Note 1.   Organization

     SLH Corporation (SLH) was formed on December 5, 1996 to acquire certain assets and liabilities of Seafield Capital Corporation.

Note 2.  Distribution

     On the date of Distribution, pursuant to the Distribution Agreement, Seafield Capital Corporation will transfer to SLH the Transfer Assets and Transfer Liabilities. There will be a distribution of one share of SLH stock for each four shares of Seafield stock.

     SLH will also enter into a Tax Sharing Agreement and an Interim Services Agreement and assume certain liabilities and contingencies. See Note 11 of Notes to Combined Financial Statements of SLH Operations.

Note 3.  Stock Incentive Plan

     SLH has adopted a stock incentive plan which provides for the granting of stock options of SLH Common Stock to officers, employees and non-employee directors of SLH. Except for grants of stock options to non-employee directors, stock option grants will be administered by the Nominating and Compensation Committee of the Board of Directors. The Committee has authority to issue stock options to officers and employees with such terms and provisions as the Committee shall determine. The stock incentive plan limits the number of shares of SLH Common Stock with respect to which stock options may be granted to 260,000 in the aggregate. Pursuant to the stock option plan, the initial non-employee directors of SLH will be granted options totaling 81,000 shares of SLH common stock effective on the Distribution Date. The officers and employees will be granted options totaling 178,600 shares effective on the Distribution Date. Each option initially granted to non-employee directors and officers and employees will have a term of ten years, will provide for an exercise price equal to 100% of the fair market value of SLH

Common Stock on the Distribution Date and will become exercisable in four installments as follows: one-fourth on the date of grant and one-fourth on each of the first, second and third anniversaries of the date of grant.


Note 4.  Preferred Stock Purchase Rights

     The SLH Board of Directors has declared a dividend of one preferred share purchase right, effective and to be paid as of the Distribution Date, on each share of SLH Common Stock. Each Right will entitle the registered holder to purchase from SLH one one-hundredth of a share of junior participating preferred stock, par value $0.01 per share with a $100 liquidation preference, at a price of $125.00 per one one-hundredth of a share, subject to adjustment.


Note 5.  Dividend Policy

     Under the Distribution Agreement with Seafield Capital Corporation, SLH will be restricted from paying dividends, in cash or property, for a period of two years following the Distribution Date.

                                                                      Annex A


                                February 3, 1997



Board of Directors
Seafield Capital Corporation
c/o Mr. P. Anthony Jacobs
President & COO
2600 Grand Avenue, Suite 500
P.O. Box 419949
Kansas City, Missouri 64141

Gentlemen:


         You have asked George K. Baum & Company ("GKB") to render our opinion as to the Fair Market Value of the Common Stock of SLH Corporation, a Kansas corporation ("SLH") to be distributed to the shareholders of Seafield Capital Corporation ("Seafield") pursuant to a Distribution Agreement between Seafield and SLH dated as of December 20, 1996 (the "Distribution Agreement") and following the transfer by Seafield to SLH of the Transfer Assets and Transfer Liabilities described in the Distribution Agreement as if the Distribution had occurred as of September 30, 1996. Our opinion of the Fair Market Value of the Stock is based in part on the Form 10 of SLH filed with the Securities and Exchange Commission on December 24, 1996, and dated December 21, 1996, Pre-Effective Amendment No. 1 thereto dated February 3, 1997, and the financial statements of SLH included in the Information Statement thereof, and in particular the unaudited balance sheet of SLH as of September 30, 1996, and related statements of operations for the nine months then ended, all of which have been prepared by SLH and reviewed by KPMG Peat Marwick LLP (the "Form 10"). For purposes of this opinion "Fair Market Value" means the price at which property would change hands between a willing seller and a willing buyer when neither is under compulsion and when both have reasonable knowledge of the relevant facts.


         We understand that in connection with the Asset transfer from Seafield to SLH and the subsequent distribution of one share of SLH stock for each four shares of Seafield Common Stock, that the distribution is conditioned upon, among other things, completion of the transfer of the Transfer Assets and assumption by SLH of the Transfer Liabilities. Any of the conditions to the distribution may be waived, at any time prior to the proposed distribution date of February 28, 1997, for any reason, in the sole discretion of the Board of Directors of Seafield. Even if all conditions are satisfied, the Board of Directors of Seafield has reserved the right to abandon, defer or modify the distribution and the related transaction as described in the Form 10 at any time prior to February 28, 1997 for any reason.

         In rendering our opinion,  GKB has,  among other  things,  (i) reviewed
information   put   together   by   Seafield   and   SLH   management   of   the
assets/liabilities to be spun-off to SLH dated July 1996, (ii) visited the following assets and/or properties that are proposed to be spun-off to SLH: (1) a small shopping center in Gillette, Wyoming; (2) a seven story parking garage in center downtown Reno, Nevada; (3) Quail Run, an exclusive residential real estate development in Santa Fe, New Mexico; (4) undeveloped real estate consisting of one 370 acre tract in Houston, Texas; (5) undeveloped real estate consisting of three tracts totaling 761 acres in Fort Worth, Texas; (6) 16 acres of commercially zoned property in southern Johnson County, Kansas; and (7) Syntroleum Corporation's ("Syntroleum") headquarters and pilot plant in Tulsa, Oklahoma; (iii) reviewed appraisals of the following properties: (1) Power Basin Shopping Center, Gillette, Wyoming, prepared as of February 22, 1996; (2) undeveloped real estate, 370 acres in Houston, Texas as of November 20, 1996;
(iv) reviewed real estate offering material on the following properties: (1) Power Basin Shopping Center, Gillette, Wyoming; (2) the Prairie Vista and Springview tracts, totaling 547 acres, Fort Worth, Texas; and (3) a single tract, totaling 205 acres, Fort Worth, Texas, (v) interviewed Syntroleum's management as to Syntroleum's business and possible future trends, and reviewed projections prepared by Syntroleum management as well as, various 1996 funding/pricing transactions with Syntroleum's common stock and various contracts and other documents, (vi) reviewed certain correspondence from the general partners of (1) First Century Partnership III, dated October 28, 1996 as to values as of September 30, 1996 for the equity partnership and (2) Bundy Partners, Westgate Partners, and Bentel Partners, dated May 13, 1996 as to values as of December 31, 1995 for those oil and gas partnerships, (vii) reviewed preliminary prospectus on Norian Corporation ("Norian") which was scheduled to go public


Board of Directors
Seafield Capital Corporation
February 3, 1997
Page 2


in June/July of 1996 but was called off due to market pricing conditions (SLH owns 181,250 shares of Norian), (viii) reviewed certain internal financial analyses and forecasts prepared by Seafield management; (ix) reviewed certain documents relevant to the Tax Claims described in the Information Statement; (x) reviewed various other documents relating to SLH and its businesses, assets and liabilities; and reviewed the January 21, 1997, Judgment, and Conclusions of Law and related January 22, 1997 correspondence from Shughart, Thompson & Kilroy to Seafield relating to the case of BMA v. Bruce Graham in the Circuit Court of Jackson County, Missouri (the "Marble Law Suit"). GKB also held discussions with members of the senior management regarding SLH's proposed assets' past and current operations, financial condition and future prospects. In addition, GKB reviewed Seafield's closing stock price as of the end of the month from January 1995 through November 1996 and deducted the market value of LabOne, Response, and cash to see what value the market was placing on the proposed assets to be spun-off into SLH.


         We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information used by us as the basis of our opinion. It should be noted that this opinion is based, in part, on economic, market and other conditions as in effect on, and information made available to us prior to October 1, 1996, and does not represent an opinion as to what value SLH Stock actually will have if and when the distribution is consummated. Such actual value could be affected by changes in such market conditions, general economic conditions and other factors which generally influence the price of securities. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such valuation.

         GKB, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for corporate planning and other purposes. In the ordinary course of our business, we may, from time to time, effect transactions for the accounts of our customers in securities of Seafield and receive customary compensation in connection therewith. Prior to Seafield's engagement of Baum & Company on October 7, 1996, to render financial advisory and investment banking services to Seafield, we had not previously been engaged to provide investment banking services to Seafield , except for underwriting activities with respect to a $6 million bond offering early in 1996.

         It is understood that this opinion may be included in any statement or written communication distributed to holders of SLH Stock in connection with the distribution; provided that this opinion, any summary of this opinion, any excerpt of this opinion, and any reference to our services to Seafield may be used in such statement or otherwise only with our prior written approval.

         This opinion is essentially an update of our prior opinion dated December 21, 1996. The purpose of the update is to take into account the decision in the Marble Law Suit, as well as other revisions contained in Pre Effective Amendment No. 1 to the Form 10. After reviewing these matters, it is our conclusion that the none of the matters referred to in the Form 10 affects our prior conclusion other than the recent judgment in the Marble Law Suit. After further analysis it is our opinion that the Marble Law Suit Judgment, which we understand is subject to appeal, would increase our prior opinion of fair market value for the SLH shares by $1.25 per share.

         Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that the Fair Market Value per share of SLH's Common Stock, including the associated preferred share purchase rights, as if the Distribution had occurred at the close of business on September 30, 1996, is $27.25 per share.

Respectfully submitted,



s/George K. Baum & Company

GEORGE K. BAUM & COMPANY

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULES


The Board of Directors and Stockholders
Seafield Capital Corporation:

         Under the date of December 20, 1996, we reported on the combined balance sheets of SLH Operations as of December 31, 1995 and 1994 and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in SLH Corporation's registration statement on Form 10 to be filed with the Securities and Exchange Commission. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

         In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                            s/KPMG Peat Marwick LLP


                                             KPMG Peat Marwick LLP


Kansas City, Missouri
December 20, 1996


                                 SLH OPERATIONS
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1995


                               Costs Capitalized  Gross Amount
                   Initial Cost   Subsequentat   which Carried
                   to Company   to Acquisition at December 31, 1995
                          Buildings                            Buildings                                     Date
                          & Improve-Improve-  Carrying        & Improve-            (1)    Accum.     Tax   Constr.   Date     Depr.
Description        Land    ments     ments      Costs    Land    ments    Total  Reserves   Depr.    Basis   Began  Acquired   Life
-----------        ----   ------     -----      -----    ----    -----    -----  --------   ----     -----   -----  --------   ----
                                                               (in thousands)
Land Investments/
   Developments:
Houston, TX      $  6,158    49      1,014     1,553     4,463     --      4,463     890    --       4,615     --     1974      --
Tulsa, OK             754   --         --        --        754     --        754     589    --         754     --     1980      --
Ft. Worth, TX      11,501   --          91       --      7,720     --      7,720   5,506    --       7,495     --     1986      --
Ft. Worth, TX       3,886   --         --        --      3,886     --      3,886   3,487    --       3,886     --     1986      --
Ft. Worth, TX       2,770   --         --         42     2,812     --      2,812   2,642    --       1,932     --     1984      --
Ft. Worth, TX       4,633   --         --         --     4,633     --      4,633   4,364    --       2,203     --     1989      --
Ft. Worth, TX       1,000   --         --        --        665     --        665     631    --         665     --     1986      --
Olathe, KS          3,292   --          46       --      2,898     --      2,898     --     --       2,681     --     1991      --

Commercial:

Reno, NV              --  5,277         19       --        --    5,296     5,296     643  1,293      4,572     --     1989   20 yrs

Residential:

Juno Beach, FL     13,740   --      32,969     2,689     1,328   6,363     7,691   1,643    --       5,340    1985    1983      --
Santa Fe, NM        4,576   --      65,122    14,200     1,369  27,711    29,080   9,269     --     23,044    1987    1985      --
                  ------- -----     ------    ------    ------  ------    ------  ------ ------     ------
                  $52,310 5,326     99,261    18,484    30,528  39,370    69,898  29,664  1,293     57,187
                  ======= =====     ======    ======    ======  ======            ======  =====     ======
Reserves                                                                (29,664)
                                                                       ---------
Net real estate before depreciation                                      40,234
Less accumulated depreciation                                            (1,293)
                                                                       ---------
Net real estate                                                          38,941
Less  current portion                                                    (3,868)
                                                                       ---------
    Real estate, net of current portion                              $   35,073
                                                                       =========
--------------


(1) Reserves have been established to reflect lower net realizable values based on periodic evaluation of changes in market conditions, recent sales prices and appraisals.
                                       S-2

                                 SLH OPERATIONS
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                          RECONCILIATION BETWEEN YEARS

A) Reconciliations of total real estate carrying values for the three years ended December 31, 1995 are as follows:

                                                         1995     1994     1993
                                                         ----     ----     ----
                                                             (In thousands)

Balance at beginning of year .......................   $44,595   44,550   52,438

Additions during year:
      Improvements .................................    12,637   10,991    6,551
      Consolidate joint venture ....................      --      3,292     --
                                                       -------   ------   ------
                                                        57,232   58,833   58,989

Deductions during year:
     Value of real estate sold .....................     9,890    9,838   14,439
      Provision for loss on sale of real estate ....     7,108    4,400     --
                                                       -------   ------   ------
                                                        16,998   14,238   14,439
                                                       -------   ------   ------

Balance at end of year .............................   $40,234   44,595   44,550
                                                       =======   ======   ======

     A) Reconciliations of accumulated depreciation for the three years ended December 31, 1995 are as follows:

                                                         1995     1994     1993
                                                         ----     ----     ----
                                                              (In thousands)

Balance at beginning of year .......................   $ 1,081      868      655

Additions during year - depreciation ...............       212      213      213
                                                        ------    -----    -----
                                                         1,293    1,081      868

Deductions during year - accumulated
  depreciation of real estate sold .................       --       --       --
                                                        -----    -----     -----
  Balance at end of year ...........................   $ 1,293   1,081       868
                                                        =====    =====     =====

                                  EXHIBIT INDEX

       Exhibit
       Number                   Description
       ------                   -----------
        2(a)            Copy  of Distribution Agreement.

        2(b)            Form  of  Blanket  Assignment,  Bill  of Sale,  Deed and
                        Assumption  Agreement  [incorporated   by  reference  to
                        Exhibit D to Exhibit 2 (a)].

        3(a)            Articles   of    Incorporation    of   SLH   Corporation
                        [incorporated by reference to Exhibit 3(a) to the Form 10 of the Company filed December 24, 1996].

        3(b)            Bylaws of SLH Corporation  [incorporated by reference to
                        Exhibit 3(b) to the Form 10 of the Company filed December 24, 1996].

        4               Form  of  Rights Agreement [incorporated by reference to
                        Exhibit 4 to the Form 10 of the Company filed December 24, 1996].

        8 Opinion of Lathrop & Gage L.C. with regard to certain tax matters.

        10(a)           Form  of  Facilities   Management  and Interim  Services
                        Agreement  [incorporated  by  reference  to Exhibit A to
                        Exhibit 2(a)].

        10(b) Form of Tax Sharing Agreement [incorporated by reference to Exhibit C to Exhibit 2 (a)].

        10(c)           Form  of  SLH  Corporation  1997  Stock  Incentive  Plan
                        [incorporated  by  reference  to  Exhibit  E to  Exhibit
                        2(a)].

        10(d) Form of Employment Agreements with certain executive officers of SLH [(incorporated by reference to Exhibit B to Exhibit 2(a)].

        21              Subsidiaries of SLH Corporation

                        Scout Development Corporation (Missouri)
                        Scout Development Corporation of New Mexico (Missouri) BMA Resources, Inc. (Missouri)

        27              Financial Data Schedule